UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.     )

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2023 PROXY STATEMENT

PNC

THE PNC FINANCIAL SERVICES GROUP

Letter from the Chairman and Chief Executive Officer to Our Shareholders

Dear Shareholder,

We invite you to attend the 2023 Annual Meeting of Shareholders of The PNC Financial Services Group, Inc. on Wednesday, April 26, 2023, at 11:00 a.m. Eastern Time. The annual meeting will be held in a virtual-only format via webcast.

We will consider the matters described in the proxy statement and also review significant developments since last year’s annual meeting of shareholders.

We are again making our proxy materials available to you electronically. We hope this continues to offer you convenience while allowing us to reduce the number of copies we print.

The proxy statement contains important information and you should read it carefully. Your vote is important, and we strongly encourage you to vote your shares using one of the voting methods described in the proxy statement. Please see the notice that follows for more information.

We look forward to your participation and thank you for your support of PNC.

March 15, 2023	Sincerely,

William S. Demchak

Chairman, President and Chief Executive Officer

Letter from the Presiding Director to Our Shareholders

Fellow Shareholders,

On behalf of the independent directors, I’d like to thank you for your support of PNC.

The past year has been one of growth and progress for PNC. Following the successful acquisition and conversion of BBVA USA in 2021, PNC began 2022 with BBVA USA fully integrated, allowing the company to leverage its capabilities and delivery model in new and expanding markets.

I would be remiss if I did not acknowledge and thank PNC’s 61,000-plus employees for their incredible efforts and dedication throughout the year, which made this all possible.

The board views PNC’s success in 2022 as a reflection of the power of the national Main Street bank model, and of the company’s unwavering commitment to doing the right thing for all stakeholders. That formula has helped differentiate PNC in the marketplace, deepen relationships with clients, attract top talent, and deliver solid financial returns for you, our shareholders.

Chaired by Bill Demchak, the board works diligently to oversee the development and execution of the company’s strategy, and to ensure management decisions align to that strategy. We do that through regular engagement with company leadership and participation on board committees focused on Audit, Nominating and Governance, Human Resources, Risk, Technology, and Equity & Inclusion; and on a subcommittee focused on Compliance.

As you will read throughout this proxy statement, the board and company management are firmly committed to sound environmental, social and governance (ESG) practices that help us compete effectively and generate long-term value for all our constituents. To that end, each board committee maintains specific oversight responsibility for the company’s ESG efforts pertinent to that committee’s area of focus.

The board believes it is most effective when it represents diverse perspectives. Our independent directors come from a wide range of backgrounds, and each director brings unique ideas and experiences that are highly valuable to the board and its ability to provide strategic guidance and oversight. Of the 12 independent directors nominated for election this year, half are women or people of color.

In May 2022, we were pleased to welcome Renu Khator, Ph.D., chancellor of the University of Houston System and president of the University of Houston, to our board as the newest independent director. Renu brings a wealth of expertise in leadership, economic development, and community engagement. We are grateful for her insight.

The board extends its gratitude to Michael Ward, whose dedicated service as a director comes to a close upon his retirement this year. Mike was truly an asset to the board and he will be missed.

As a board, we are encouraged by PNC’s progress in 2022. We believe the company’s strong foundation and strategic direction position it for continued success in 2023 and beyond.

Thank you once again for your support.

March 15, 2023	Sincerely,

Andrew Feldstein

Presiding Director

PARTICIPATE IN THE FUTURE OF PNC — PLEASE CAST YOUR VOTE

Your vote is important to us, and we want your shares to be represented at the annual meeting. Please cast your vote on the proposals listed below.

Under New York Stock Exchange rules, if you hold your shares through a broker, bank or other nominee (referred to as a “beneficial holder” or holding your shares in “street name”) and you do not provide any voting instructions, your broker has discretionary authority to vote on your behalf only with respect to proposals that are considered “routine” items. The only routine item on this year’s ballot is the ratification of our auditor selection (Item 2). If an item is non-routine and you do not provide voting instructions, no vote will be cast on your behalf with respect to that item.

Proposals requiring your vote

		More information	Board recommendation	Routine item?

MANAGEMENT PROPOSALS
Item 1	Election of 13 nominated directors	Page 9	FOR each nominee	No
Item 2	Ratification of independent registered public accounting firm for 2023	Page 96	FOR	Yes
Item 3	Advisory approval of the compensation of PNC’s named executive officers (say-on-pay)	Page 99	FOR	No
Item 4	Advisory approval of the frequency of future votes on executive compensation (say-on-frequency)	Page 100	FOR one year	No

With respect to Items 1 through 3, a majority of the votes cast will be required for approval. Abstentions will not be included in the total votes cast and will not affect the results. With respect to Item 4, the choice of frequency that receives the most votes will be considered approved.

Vote your shares

Please review the proxy statement closely and vote right away. We offer a number of ways for you to vote your shares. Voting instructions are included in the Notice of Internet Availability of Proxy Materials and the proxy card. If you hold shares in street name, you will receive information from your broker, bank or other nominee regarding how to provide voting instructions. We offer the following methods to vote your shares and give us your proxy:

Vote online at www.proxyvote.com.	Vote by phone using the applicable number. For registered holders: (800) 690-6903 For beneficial holders: (800) 454-8683	If you received a printed version of these proxy materials, complete, sign and date your proxy card and return it in the envelope provided.

Attend the 2023 Annual Meeting of Shareholders

Wednesday, April 26, 2023	Attend the annual meeting online, including to vote and/or
11:00 a.m. Eastern Time	submit questions, at www.virtualshareholdermeeting.com/PNC2023

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at the annual meeting, we have included a summary of certain relevant information. This summary does not contain all of the information you should consider. You should review the entire proxy statement and the 2022 Annual Report before you vote. You may read the proxy statement and the 2022 Annual Report at www.proxyvote.com, or on our website at www.pnc.com/annualmeeting.

Internet addresses throughout this document are included as inactive textual references only and the content of those websites is not incorporated in this document by reference or otherwise made a part hereof.

Who can vote (page 102)

You are entitled to vote if you were a PNC shareholder on the record date of February 3, 2023.

Voting methods (page 103)

We offer our shareholders a number of ways to vote, including by Internet, telephone or mail. Shareholders who attend the virtual annual meeting online may also vote their shares electronically during the meeting.

Participate in the annual meeting (page 101)

The 2023 Annual Meeting of Shareholders will be held in a virtual-only format online via webcast. The meeting will be accessible at www.virtualshareholdermeeting.com/PNC2023. There will not be a physical meeting. We want to ensure that all shareholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting, including the ability to vote shares electronically and submit questions during the meeting, as well as having access to the Board and our management.

You will have the opportunity to participate in the virtual annual meeting online, including to vote your shares electronically and/or submit questions during the meeting, if you were a PNC shareholder on the record date of February 3, 2023. Questions may also be submitted prior to the annual meeting at www.proxyvote.com. Please refer to the Regulations for Conduct included as Annex B to this proxy statement and available on the annual meeting website at www.virtualshareholdermeeting.com/PNC2023 for additional information regarding participation in the annual meeting.

Items of business

Item 1:  Election of 13 nominated directors (page 9)

•

The proxy statement contains important information about the experience, qualifications, attributes and skills of the 13 nominees to our Board of Directors (the “Board”). The Board’s Nominating and Governance Committee performs an annual assessment to evaluate whether our directors have the skills and experience necessary to serve PNC and whether the Board and its committees are effective in carrying out their duties.

•	The Board recommends that you vote FOR all 13 director nominees.

Item 2:  Ratification of independent registered public accounting firm for 2023 (page 96)

•	Each year, the Board’s Audit Committee selects our independent registered public accounting firm. For 2023, the Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) to fulfill this role.

•	The Board recommends that you vote FOR the ratification of the Audit Committee’s selection of PwC as our independent registered public accounting firm for 2023.

Item 3:  “Say-on-pay” (page 99)

•

Each year, we ask our shareholders to cast a non-binding advisory vote on the compensation of our named executive officers—known generally as the “say-on-pay” vote. We have offered an annual say-on-pay vote since 2009. Last year, approximately 96% of the votes cast by our shareholders approved the compensation of our named executive officers, and we have averaged approximately 96% support in say-on-pay votes over the past five years.

•

We recommend that you read the Compensation Discussion and Analysis beginning on page 44, which explains how and why the Board’s Human Resources Committee made its executive compensation decisions for 2022.

•	The Board recommends that you vote FOR the approval on a non-binding advisory basis of the compensation of our named executive officers.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement    1

PROXY STATEMENT SUMMARY

Item 4: Frequency of “say-on-pay” (page 100)

•

Every six years, we ask our shareholders to cast a non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers—known generally as the “say-on-frequency” vote. After our shareholders voted in 2017 recommending that we hold an annual say-on-pay vote, the Board affirmed that recommendation and elected to hold future say-on-pay votes on an annual basis.

•

We are once again soliciting input from our shareholders on how frequently we should hold a say-on-pay vote in the future. You may vote for a say-on-pay vote to be held every one, two or three years, or you may abstain from voting.

•	The Board recommends that you vote FOR a frequency of “ONE YEAR” for future advisory votes on the compensation of our named executive officers.

2	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

PROXY STATEMENT SUMMARY

2022 performance summary (page 45)

Delivering value to our shareholders, while maintaining strong capital and liquidity

Reported strong financial results, with full-year net income of $6.1 billion, or $13.85 diluted earnings per share, return on average assets of 1.11% and return on average common equity of 13.52%.

Generated record full-year revenue of $21.1 billion, increasing $1.9 billion, or 10%, compared to 2021, driven by higher net interest income which reflected the impact of rising interest rates.

Managed expenses while continuing to invest in our businesses, technology and employees. Expenses of $13.2 billion increased 1%, or $168 million, compared to 2021 and we exceeded our $300 million continuous improvement goal for the year.

Achieved substantial positive operating leverage of 9%.

Maintained a strong balance sheet. Total loans increased $37.7 billion, or 13%, reflecting strong production across businesses. Total deposits decreased $21.0 billion, or 5%, largely due to the impact of inflationary pressures and competitive pricing dynamics.

Capital and liquidity positions remained solid throughout the year, with a Basel III common equity Tier 1 capital ratio of 9.1% as of year-end 2022.

Returned $6.0 billion of capital to shareholders through $3.6 billion of common share repurchases, and dividends on common shares of $2.4 billion.

Delivered strong three-year and five-year total shareholder returns, ranking 4th in our peer group.
Supporting our customers, communities and employees

Met all six of our organizational workforce diversity objectives in 2022.

Initiated and made significant progress delivering on our four-year, $88 billion Community Benefits Plan aimed at advancing economic opportunities for low- and moderate-income individuals and communities, and people of color.
Executing against our three strategic priorities

Expanding our leading banking franchise to new markets and digital platforms

Began 2022 with BBVA USA fully integrated. Our progress within the BBVA-influenced markets continues to exceed our expectations in terms of growing client relationships and opportunities for revenue synergies throughout the company.

Added more than 41,000 ATMs across the country through a partnership with Allpoint®, which PNC customers can use surcharge-free.
Deepening our customer relationships by delivering a superior banking experience and financial solutions

Eliminated non-sufficient fund (NSF) fees for all consumer deposit account customers.

Acquired Linga, enhancing our payment capabilities to better serve restaurant and retail clients.

Entered a new partnership to offer specialized property and casualty insurance designed specifically for high net worth and ultra-high net worth individuals.
Leveraging technology to create efficiencies that help us better serve customers

Launched PNC EarnedIt, an innovative, on-demand pay solution that enables PNC’s clients to provide their employees with access to earned pay prior to payday.

Introduced a digitally optimized, end-to-end mortgage application process.

Made significant progress toward a real-time core deposit system.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	3

PROXY STATEMENT SUMMARY

2022 compensation decisions (page 53)

The table below shows, for each named executive officer, the incentive compensation target for 2022 and the actual annual cash incentive and long-term equity-based incentive awarded for 2022 performance.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Karen L. Larrimer*	Gregory B. Jordan

Incentive compensation target for 2022	$15,800,000	$4,800,000	$8,300,000	$7,800,000	$4,100,000	$3,100,000

Incentive compensation awarded for 2022 performance	$15,800,000	$4,800,000	$8,400,000	$7,800,000	$1,000,000	$3,100,000
Annual cash incentive portion	$3,050,000	$2,050,000	$2,940,000	$2,700,000	$1,000,000	$1,250,000
Long-term incentive portion	$12,750,000	$2,750,000	$5,460,000	$5,100,000	—	$1,850,000
Long-term incentive as % of total compensation	75%	50%	60%	60%	n/a	50%

Incentive compensation disclosed in the Summary compensation table(1)	$18,050,000	$5,300,000	$9,540,000	$9,000,000	$3,750,000	$3,500,000
Annual cash incentive portion (2022 performance)	$3,050,000	$2,050,000	$2,940,000	$2,700,000	$1,000,000	$1,250,000
Long-term incentive portion (2021 performance)	$15,000,000	$3,250,000	$6,600,000	$6,300,000	$2,750,000	$2,250,000

*	Because Ms. Larrimer retired in 2022, she did not receive a long-term equity-based incentive award.

(1)

Under SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 71 include the annual cash incentive award paid in 2023 for 2022 performance (the “Non-Equity Incentive Plan Compensation” column) and the long-term equity-based incentive award granted in 2022 for 2021 performance (the “Stock Awards” column). The amounts shown in the “Stock Awards” column of the Summary compensation table differ slightly from the amounts shown in the table above due to the impact of rounding related to fractional shares.

PNC corporate governance (page 18)

•	The entire Board is elected each year; we have no staggered elections.

•

The election of directors is subject to a majority voting requirement; any director who does not receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board.

•

Our corporate governance guidelines require the Board to have a substantial majority (at least two thirds) of independent directors. All but one of our current directors and all but one of the nominees to the Board are independent, with the only exception in each case being our CEO.

•	The Board has a Presiding Director, a lead independent director with specific duties.

•	The Presiding Director approves Board meeting agendas.

•	The Board regularly holds executive sessions of its independent directors, with no members of management present.

•	We have four primary Board committees:

–	Audit Committee

–	Human Resources Committee

–	Nominating and Governance Committee

–	Risk Committee

•	The Audit Committee, Human Resources Committee and Nominating and Governance Committee are each comprised entirely of directors who are independent under applicable standards.

•	The Risk Committee has formed the Compliance Subcommittee.

•	The “Technology Subcommittee” was previously a subcommittee of the Risk Committee, but is now the Technology Committee, a direct committee of the Board.

•	We also have a Special Committee on Equity & Inclusion.

•	The Board has delegated environmental, social and governance (“ESG”) oversight responsibilities to its committees based on the expertise of each committee.

•	Under the Board’s oversight, PNC continues to focus on its commitment to ESG matters by investing in our employees, supporting our communities and focusing on sustainability.

•

In 2022, the Board met 10 times. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served, and the average attendance of all directors at Board and applicable committee meetings was approximately 98%. All of our directors then serving attended our 2022 annual meeting of shareholders.

•	You can find additional information about our governance policies and principles at www.pnc.com/corporategovernance.

4	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

PROXY STATEMENT SUMMARY

Board nominees (page 11)

Name	Age	Director since	Independent	Board Committee & Subcommittee Memberships

Joseph Alvarado	70	2019	☑	Audit; Equity & Inclusion; Compliance

Debra A. Cafaro	65	2017	☑	Audit; Human Resources (Chair)

Marjorie Rodgers Cheshire	54	2014	☑	Equity & Inclusion (Chair); Governance; Risk; Compliance (Chair)

William S. Demchak	60	2013	☐	Risk

Andrew T. Feldstein	58	2013	☑	Human Resources; Equity & Inclusion; Governance (Chair); Risk

Richard J. Harshman	66	2019	☑	Audit (Chair); Human Resources; Equity & Inclusion; Governance

Daniel R. Hesse	69	2016	☑	Risk; Governance; Technology (Chair)

Renu Khator	67	2022	☑	Audit; Governance

Linda R. Medler	66	2018	☑	Risk; Technology; Compliance

Robert A. Niblock	60	2022	☑	Audit; Human Resources

Martin Pfinsgraff	68	2018	☑	Audit; Risk (Chair); Compliance

Bryan S. Salesky	42	2021	☑	Equity & Inclusion; Technology

Toni Townes-Whitley	59	2019	☑	Equity & Inclusion; Human Resources; Technology

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	5

6    THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement    7

Notice of Annual Meeting of Shareholders

Wednesday, April 26, 2023

11:00 a.m. (Eastern Time)

VIRTUAL ANNUAL MEETING

The 2023 Annual Meeting of Shareholders will be held in a virtual-only format online via webcast on Wednesday, April 26, 2023 at 11:00 a.m. Eastern Time. The annual meeting will be accessible online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/PNC2023.

ITEMS OF BUSINESS

Management Proposals

1.	Election of the 13 director nominees named in the proxy statement to serve until the next annual meeting and until their successors are elected and qualified
2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023
3.	An advisory vote to approve the compensation of our named executive officers
4.	An advisory vote to approve the frequency of future advisory votes on the compensation of our named executive officers

Such other business as may properly come before the meeting.

RECORD DATE

The close of business on February 3, 2023 is the record date for determining shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment.

MATERIALS TO REVIEW

We began providing access to our proxy materials on March 15, 2023. We have made our proxy materials available electronically. Certain shareholders will receive a Notice of Internet Availability of Proxy Materials explaining how to access our proxy materials and vote. Other shareholders will receive a paper copy of the proxy statement and a proxy card.

PROXY VOTING

Even if you plan to attend the virtual annual meeting online, we encourage you to cast your vote in advance over the Internet, by phone or, if you received a printed version of the proxy materials, by mailing the completed proxy card. This Notice of Annual Meeting and Proxy Statement and our 2022 Annual Report are available at www.proxyvote.com.

March 15, 2023 By Order of the Board of Directors,

Laura Gleason

Corporate Secretary

8    THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Our Board of Directors (the “Board”) determines the number of directors to nominate for election to the Board. Our Bylaws contemplate a range in the size of the Board from five to 25 directors. For the annual meeting, the Board fixed the number of directors to be elected at 13.

On May 10, 2022, the Board appointed Renu Khator to serve as a director. Dr. Khator was initially identified as a director candidate by a search firm retained by the Nominating and Governance Committee. Dr. Khator was reviewed by the search firm for inclusion in the pool of potential director candidates, and appointed to the Board following the Committee’s evaluation and nomination.

Each of the 13 nominees currently serves on the Board, and consents to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve as a director. Each director elected at the annual meeting will serve for one year, until the next annual meeting of our shareholders and the election and qualification of his or her successor, or until his or her earlier resignation or removal from the Board. We do not stagger our elections; the entire Board will be considered for election at the annual meeting.

The following graphic highlights the skills, experience and demographics of the Board as comprised of the 13 director nominees.

We recognize the value of a Board that is diverse in perspective and experience. We understand that diverse boards lead to better decisions and outcomes for our employees, customers and communities.

In developing the slate of director nominees, the Board’s Nominating and Governance Committee evaluates potential directors for demographic, cognitive, gender and ethnic diversity, as well as breadth of background, skills and experience. The Committee considers the company’s strategy and industry trends when anticipating the skills the Board will need in the future.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement    9

ELECTION OF DIRECTORS (ITEM 1)

As the financial services industry has evolved, so has the Board. Our slate of director nominees includes senior leaders with substantial expertise in technology, cybersecurity, financial services, regulatory affairs, risk management, operations and strategic planning, finance and accounting, marketing and branding, environmental, social and governance (“ESG”) matters, talent management and succession planning. Of our 13 director nominees, all 13 have valuable senior leadership experience, 12 are independent, five are women and four bring racial diversity to the Board. The average tenure is approximately 5 years, and the Board’s commitment to refreshment is evidenced by the addition of 13 new directors and 12 director retirements since our 2015 annual meeting of shareholders.

In this section, we include the following information regarding the nominees:

•	Their names and ages

•	The years they first became directors of PNC

•	Their principal occupations and public company directorships over the past five years

•	A brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the individual should serve as a director

In addition to information regarding the background and qualifications of each nominee, this proxy statement contains other important information related to your evaluation of the nominees, including:

•	The Board’s leadership structure

•	How the Board operates, including the Board’s active role in risk oversight

•	Relationships between PNC and our directors

•	How we evaluate director independence

•	How we pay our directors

•	Our director stock ownership requirement

See the following sections for additional details on these topics:

•	Corporate Governance (page 18)

•	Director and Executive Officer Relationships (page 36)

•	Related Person Transactions (page 41)

•	Director Compensation (page 42)

•	Security Ownership of Management and Certain Beneficial Owners (page 94)

If you sign, date and return your proxy card but do not give voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares FOR all of the nominees listed on pages 11 to 17. See General Information—How a proposal gets approved beginning on page 103 for information regarding the vote required for election of the director nominees.

The Board of Directors recommends a vote FOR each of the nominees listed on pages 11 to 17.

10	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Joseph Alvarado Age 70 Director Since 2019 Experience, Qualifications, Attributes or Skills Joseph Alvarado is the former Chairman, President and Chief Executive Officer of Commercial Metals

Company, a Fortune 500 global metals company that under his leadership was active in recycling, manufacturing, fabricating and trading. In this role, Mr. Alvarado was responsible for the overall strategic leadership of CMC, with nearly 9,000 employees and operations in over 200 locations in more than 20 countries. Mr. Alvarado held the position of Executive Vice President and Chief Operating Officer of CMC from 2010 to 2011, during which time he had full profit and loss and operating responsibility for the company’s diverse global businesses.

Prior to his career with CMC, Mr. Alvarado served as Operating Partner for Wingate Partners and The Edgewater Funds from 2009 to 2010, where he consulted on new deal evaluation and portfolio company management. Mr. Alvarado worked for a number of other businesses throughout his 42-year career within the steel, metal processing, energy and chemical industries. Mr. Alvarado held the position of President at United States Steel Tubular Products, Inc. from 2007 to 2009, President and Chief Operating Officer at Lone Star Technologies from 2004 to 2007, Vice President, Long Product Sales and Marketing, North America at ArcelorMittal from 1998 to 2004, and Executive Vice President, Commercial for Birmingham Steel from 1997 to 1998. Mr. Alvarado also held various positions at Inland Steel Company from 1976 to 1997, the latest of which was President, Inland Steel Bar Company (a division of Inland Steel Company) from 1995 to 1997.

Mr. Alvarado received a BA in Economics from the University of Notre Dame and an MBA from Cornell University’s SC Johnson Graduate School of Management.

The Board values Mr. Alvarado’s extensive business knowledge and experience in accounting, sales, manufacturing, planning and global operations.

PNC Board Committee Memberships

Audit Committee

Special Committee on Equity & Inclusion

Compliance Subcommittee

Public Company Directorships

Arcosa, Inc.

Kennametal, Inc.

Trinseo PLC

Debra A. Cafaro Age 65 Director Since 2017 Experience, Qualifications, Attributes or Skills Debra A. Cafaro is Chairman of the Board and Chief Executive Officer of Ventas, Inc., an S&P 500

company that is a leading owner of seniors housing, healthcare and research properties.

Building on an early career in law and her 22-year tenure at Ventas, Ms. Cafaro is broadly engaged across business, public policy and non-profit sectors. She is immediate past chair of the Real Estate Roundtable and the Economic Club of Chicago, and is a member of the American Academy of Arts & Sciences and the Business Council. She serves on the boards of the University of Chicago and the Chicago Symphony Orchestra, and she is a limited partner of the Pittsburgh Penguins. Ms. Cafaro has been recognized multiple times by Harvard Business Review as one of the top 100 global CEOs and by Modern Healthcare as one of the top 100 leaders in healthcare.

Ms. Cafaro received a JD cum laude in 1982 from the University of Chicago Law School and a BA magna cum laude from the University of Notre Dame in 1979.

The Board values Ms. Cafaro’s extensive corporate leadership, knowledge and experience. Her years of experience as a public company CEO in the financial sector provide insight into the oversight of financial and accounting matters. Her vision as a strategic thinker adds depth and strength to the Board in its oversight of PNC’s continued growth. The Board also values Ms. Cafaro’s active involvement in the Chicago and Pittsburgh communities.

PNC Board Committee Memberships

Audit Committee

Executive Committee

Human Resources Committee (Chair)

Public Company Directorships

Ventas, Inc.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement    11

ELECTION OF DIRECTORS (ITEM 1)

Marjorie Rodgers Cheshire Age 54 Director Since 2014 Experience, Qualifications, Attributes or Skills Marjorie Rodgers Cheshire is a corporate board director and an investor in commercial real estate.

She is a Principal in A&R Development, a diversified real estate investment company that owns and invests in large scale multifamily, mixed-use and retail real estate in the Baltimore and Washington markets. Ms. Cheshire previously served as A&R’s President & COO, and was responsible for the firm’s business operations, asset management and strategic initiatives.

Ms. Cheshire spent many years in senior leadership positions in the media and sports industries. Ms. Cheshire was the Senior Director of Brand & Consumer Marketing for the National Football League, was a Vice President of Business Development for Oxygen Media and served as a Director and Special Assistant to the Chairman & CEO of ESPN. Early in her career, Ms. Cheshire also worked as a consultant at The Boston Consulting Group and in brand management at Nestle Foods.

Ms. Cheshire is chair of the board of Baltimore Equitable Insurance and is a trustee of Johns Hopkins Medicine and Johns Hopkins Hospital.

Ms. Cheshire received a BS in Economics from the Wharton School of the University of Pennsylvania and an MBA from the Stanford University Graduate School of Business.

The Board values Ms. Cheshire’s executive management experience and her background in real estate, marketing and media, as well as her active involvement in the Baltimore community.

PNC Board Committee Memberships

Nominating and Governance Committee

Risk Committee

Special Committee on Equity & Inclusion (Chair)

Compliance Subcommittee (Chair)

Public Company Directorships

Empowerment & Inclusion Capital I Corp. (until December 2022)

Exelon Corporation

William S. Demchak Age 60 Director Since 2013 Experience, Qualifications, Attributes or Skills William S. Demchak is Chairman, President and Chief Executive Officer of The PNC Financial

Services Group, Inc., one of the largest diversified financial services companies in the United States.

Mr. Demchak joined PNC in 2002 as Chief Financial Officer. In July 2005, he was named head of PNC’s Corporate & Institutional Banking segment responsible for PNC’s middle market and large corporate businesses, as well as capital markets, real estate finance, equity management and leasing. Mr. Demchak was promoted to Senior Vice Chairman in 2009 and named Head of PNC Businesses in August 2010. He was elected President in April 2012 and Chief Executive Officer in April 2013, and appointed Chairman in April 2014.

Before joining PNC in 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for JPMorgan Chase. He also held key leadership roles at JPMorgan prior to its merger with the Chase Manhattan Corporation in 2000. He was actively involved in developing JPMorgan’s strategic agenda and was a member of the company’s capital and credit risk committees.

Mr. Demchak is a member and past chairman of the board of directors of the Bank Policy Institute and is a member of The Business Council and the Federal Advisory Committee for the Federal Reserve. In addition, he is the past chairman of the Allegheny Conference on Community Development and is on the boards of directors of the Extra Mile Education Foundation and the Pittsburgh Cultural Trust.

Mr. Demchak received a BS from Allegheny College and an MBA with an emphasis in accounting from the University of Michigan.

The Board believes that the current CEO should also serve as a director. Under the leadership structure discussed elsewhere in this proxy statement, a CEO-director acts as a liaison between directors and management, and assists the Board in its oversight of the company. Mr. Demchak’s experience and strong leadership provide the Board with insight into the business and strategic priorities of PNC.

PNC Board Committee Memberships

Executive Committee

Risk Committee

Public Company Directorships

BlackRock, Inc. (until May 2020)

12	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Andrew T. Feldstein Age 58 Director Since 2019 Experience, Qualifications, Attributes or Skills Andrew T. Feldstein, our Presiding Director, is the former Chief Executive Officer of BlueMountain

Capital Management (now known as Assured Investment Management, a subsidiary of Assured Guaranty) and was the Chief Investment Officer for both Assured Guaranty and BlueMountain. Under Mr. Feldstein’s leadership, BlueMountain was a leading alternative asset manager with $18 billion in assets under management. Assured Guaranty is the leading provider of financial guaranty insurance.

Prior to co-founding BlueMountain in 2003, Mr. Feldstein spent over a decade at JPMorgan where he was a Managing Director and served as Head of Structured Credit, Head of High Yield Sales, Trading and Research, and Head of Global Credit Portfolio.

Mr. Feldstein is a trustee of Third Way, a public policy think tank, and a member of the Harvard Law School Leadership Council.

Mr. Feldstein received a BA from Georgetown University and a JD from Harvard Law School.

The Board values Mr. Feldstein’s extensive financial and risk management expertise. As founder and former CEO of BlueMountain and through his senior management positions at JPMorgan, Mr. Feldstein built a reputation for innovation and significant insight into risk management. The Board believes these skills are particularly valuable to Mr. Feldstein’s role as Presiding Director and to the Board’s effective oversight of risk management and will also be a valuable resource to PNC as it continues to grow its business and strengthen its balance sheet.

PNC Board Committee Memberships

Executive Committee (Chair)

Nominating and Governance Committee (Chair)

Human Resources Committee

Risk Committee

Special Committee on Equity & Inclusion

Public Company Directorships

None

Richard J. Harshman Age 66 Director Since 2019 Experience, Qualifications, Attributes or Skills Richard J. Harshman is the retired Executive Chairman and former President and Chief Executive

Officer of Allegheny Technologies Incorporated (now known as ATI Inc.), a Pittsburgh-based global manufacturer of technically advanced specialty materials and complex parts and components. Mr. Harshman previously served in other roles at ATI, including President and Chief Operating Officer from August 2010 to May 2011, Executive Vice President and Chief Financial Officer from December 2000 to August 2010 and other roles of increasing responsibility since August 1996. Mr. Harshman began his career as an Internal Auditor at Teledyne, Inc., an ATI predecessor company, in 1978.

Mr. Harshman is active within the Pittsburgh community, including through his service with several non-profit boards. Mr. Harshman is chair of the board of trustees of the Pittsburgh Cultural Trust, a member and immediate past chair of the board of directors of United Way of Southwestern Pennsylvania, past chair of the Allegheny Conference on Community Development and immediate past chair of the board of trustees of Robert Morris University, in addition to his service with other Pittsburgh-based non-profit organizations.

Mr. Harshman received a BS in Accounting from Robert Morris University and was previously licensed as a Certified Public Accountant by the California Board of Accountancy.

The Board values Mr. Harshman’s depth of experience with the operational, human capital management, sustainability and financial aspects of leading a public company, including as chief executive officer, chief financial officer and chief operating officer. The Board also values Mr. Harshman’s active involvement in the Pittsburgh community and his board leadership experience as lead independent director for Ameren’s board of directors.

PNC Board Committee Memberships

Audit Committee (Chair)

Executive Committee

Human Resources Committee

Nominating and Governance Committee

Special Committee on Equity & Inclusion

Public Company Directorships

Allegheny Technologies Incorporated (until May 2019)

Ameren Corporation (Lead Independent Director)

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	13

ELECTION OF DIRECTORS (ITEM 1)

Daniel R. Hesse

Age 69

Director Since 2016

Experience, Qualifications, Attributes or Skills

Daniel R. Hesse is the former President and Chief Executive Officer of Sprint Corporation, one of the United States’ largest wireless carriers. A well

-known advocate for the conscience-driven corporation and its responsibility in creating an equitable, inclusive and sustainable world, during his tenure as CEO of Sprint Mr. Hesse was a recipient of the Responsible CEO Lifetime Achievement Award from Corporate Responsibility Magazine and the Corporate Social Responsibility Difference Maker of the Year Award from the Urban League of Kansas City.

Mr. Hesse received a BA from the University of Notre Dame, an MBA from Cornell University and an MS from Massachusetts Institute of Technology where he was awarded the Brooks Thesis Prize.

Mr. Hesse brings extensive corporate leadership experience to the Board, having served in a variety of executive positions, including as CEO of Sprint. His years of experience in the wireless communications industry provide insight into the dynamic and strategic issues overseen by the Board. The broad spectrum of technological issues in this industry give him a strong understanding to assist the Board in its oversight of technological issues.

PNC Board Committee Memberships

Risk Committee

Nominating and Governance Committee

Technology Committee (Chair)

Public Company Directorships

Akamai Technologies, Inc.

Tech and Energy Transition Corporation (Executive Chairman)

Renu Khator Age 67 Director Since 2022 Experience, Qualifications, Attributes or Skills Renu Khator holds the dual titles of Chancellor of the University of Houston System (“UH System”) and

President of the University of Houston (“UH”). She also serves as a professor in the Department of Government and International Affairs. As Chancellor of the UH System, Dr. Khator oversees a four-university organization that serves more that 76,000 students. During her tenure as President, UH has experience record-breaking research funding, enrollment and private support, as well as earning Tier One status in 2011, with the Carnegie Foundation elevating it to the top category of research universities.

Prior to her appointment at UH, Dr. Khator had a 22-year career at the University of South Florida, most recently serving as Provost and Senior Vice President and as a professor in the Department of Government and International Affairs.

Dr. Khator is currently a member of the Association of Governing Boards of Colleges and Universities Council of Presidents, and she has been named to the American Academy of Arts and Sciences. She previously served as a member of the Indian Prime Minister’s Empowered Expert Committee and the U.S. Department of Homeland Security’s Academic Advisory Council, and she was 11th District Chair of the Federal Reserve Bank of Dallas.

Dr. Khator received a BA in Liberal Arts from the Kanpur University, India and an MA and PhD in Political Science from Purdue University.

The Board values Dr. Khator’s significant leadership experience in academia and expertise in economic development and funding research for community programs, which will be instrumental in expanding opportunities and executing on strategies as PNC continues to invest for growth. The Board also values Dr. Khator’s active involvement in the Houston community.

PNC Board Committee Memberships

Audit Committee

Nominating and Governance Committee

Public Company Directorships

The Camden Property Trust

14	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Linda R. Medler Age 66 Director Since 2018 Experience, Qualifications, Attributes or Skills Linda Medler is an independent director and retired USAF Brigadier General with more than 20 years of experience developing cutting-edge cyber and technology strategies for highly regulated public and private institutions, as well as within the highest levels of government. She is the founder, President and CEO of L A Medler & Associates, a boutique cybersecurity consulting company. She previously served as Chief Information Security Officer for Raytheon Missile Systems, and also as an Executive and Senior Officer for the Department of Defense, where she led mission-critical business, technology and cybersecurity strategies.

In 2014, Ms. Medler completed 30 years of total military service, including 27 years of service in the U.S. Air Force, retiring as a Brigadier General. She began her military service as an enlisted U.S. Marine. Her last position held was Director of Capability and Resource Integration for the United States Cyber Command. Her previous assignments included Director of Communications and Networks for the Joint Staff, Joint Chiefs of Staff Deputy CIO, Chief of Staff for Air Force Materiel Command, and Commander/Vice Commander for the 75th Air Base Wing.

Ms. Medler received a BBA in Management & Computer Information Systems from the University of Arkansas at Little Rock, an MS in National Security & Strategic Studies from the Naval War College, and an MBA in Management Information Systems Concentration from the University of Arizona.

The Board values Ms. Medler’s extensive leadership experience and her deep knowledge of cybersecurity and information technology. Her years of experience leading cybersecurity, information technology and multi-function organizations facing a broad range of technology and operational issues provide the Board with valuable cyber and technology risk expertise, as well as a strong understanding of emerging technology and digital business transformation strategies, to facilitate effective governance and oversight of the cybersecurity and technology issues facing PNC.

PNC Board Committee Memberships

Risk Committee

Technology Committee

Compliance Subcommittee

Public Company Directorships

Target Hospitality Corp.

Robert A. Niblock Age 60 Director Since 2022 Experience, Qualifications, Attributes or Skills Robert A. Niblock is the former Chairman, President and Chief Executive Officer of Lowe’s Companies,

Inc., which operates together with its subsidiaries as a home improvement retailer in the U.S.

Mr. Niblock joined Lowe’s in 1993 and served in various financial roles throughout his career, including as Director of Taxation, Vice President and Treasurer, Senior Vice President, and Executive Vice President and Chief Financial Officer.

Mr. Niblock retired from Lowe’s in 2018 as Chairman, President and Chief Executive Officer. Under his leadership as CEO, the company’s revenues grew from $36.5 billion to $68.6 billion, and Lowe’s built a major digital business to expand the reach of its national stores. The company’s share price also more than tripled from the time of his appointment as CEO to the time of his retirement.

Prior to joining Lowe’s, Mr. Niblock had a nine-year career with the accounting firm Ernst & Young.

Mr. Niblock received a BS in Accounting from the University of North Carolina at Charlotte.

The Board values Mr. Niblock’s significant financial expertise, knowledge of the retail industry and experience in building a digital presence, which will be instrumental to PNC as it expands its digital presence and pursues transformative growth.

PNC Board Committee Memberships

Audit Committee

Human Resources Committee

Public Company Directorships

ConocoPhillips (Lead Director)

Lamb Weston Holdings, Inc.

Lowe’s Companies, Inc. (until July 2018)

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	15

ELECTION OF DIRECTORS (ITEM 1)

Martin Pfinsgraff Age 68 Director Since 2018 Experience, Qualifications, Attributes or Skills Martin Pfinsgraff retired as Senior Deputy Comptroller

Large Bank Supervision of the Office of the Comptroller of the Currency in February 2017. He held the position of Deputy Comptroller for Credit and Market Risk from 2011 to 2013. Mr. Pfinsgraff served on the Executive Committee of the OCC and as a member of the Senior Supervisors Group, an international committee comprised of supervisors from 10 Organisation for Economic Co-operation and Development member countries and the European Central Bank.

Prior to his career with the OCC, Mr. Pfinsgraff held various positions from 2000 to 2009 at iJet International, a provider of operating risk management solutions, including Chief Operating Officer and Chief Financial Officer. Mr. Pfinsgraff held various positions with Prudential from 1989 through 2000, including Treasurer of Prudential and CFO and President Capital Markets, Prudential Securities.

Mr. Pfinsgraff received a BBA in Psychology from Allegheny College and an MBA from Harvard Business School.

The Board values Mr. Pfinsgraff’s leadership experience as well as his extensive knowledge of the financial services industry and the regulatory requirements applicable to the industry. His experience in banking regulation, risk management and finance, along with his years of executive leadership, provide the Board with additional skills to oversee complex regulatory, risk management and financial matters.

PNC Board Committee Memberships

Audit Committee

Executive Committee

Risk Committee (Chair)

Compliance Subcommittee

Public Company Directorships

None

Bryan S. Salesky Age 42 Director Since 2021 Experience, Qualifications, Attributes or Skills Bryan S. Salesky is the founder and former CEO of

Argo AI, LLC, a self-driving technology platform company that partnered with leading automakers to develop the software, hardware, maps and cloud-support infrastructure to power self-driving vehicles. Prior to founding Argo, Mr. Salesky spent more than a decade in roles of increasing responsibility across leading technology companies including Google and Carnegie Mellon University’s National Robotics Engineering Center (“NREC”).

Mr. Salesky brings significant experience across the robotics and software engineering disciplines. In addition to co-leading Carnegie Mellon’s team that won the 2007 DARPA Urban Challenge autonomous vehicle race, he managed a portfolio of NREC’s largest commercial programs, including autonomous mining trucks for Caterpillar. While at Google, Mr. Salesky was responsible for the development and manufacture of the company’s self-driving hardware portfolio, which included self-driving sensors, computers and several vehicle development programs.

Mr. Salesky is Chair of the Greater Pittsburgh Chamber of Commerce, a member of the board of directors of the Allegheny Conference on Community Development, and serves on the board of trustees for the University of Pittsburgh.

Mr. Salesky received a BS in Computer Engineering from the University of Pittsburgh.

Mr. Salesky has built a reputation for strategic vision and entrepreneurism in the technology and artificial intelligence industries. The Board believes these skills are particularly valuable to PNC as it continues to invest in new product innovation and growth. The Board also values Mr. Salesky’s active involvement in the Pittsburgh community.

PNC Board Committee Memberships

Special Committee on Equity & Inclusion

Technology Committee

Public Company Directorships

None

16	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Toni Townes-Whitley Age 59 Director Since 2019 Experience, Qualifications, Attributes or Skills Toni Townes-Whitley is an independent director and the former President, U.S. Regulated Industries at

Microsoft Corporation. In that role, Ms. Townes-Whitley led Microsoft’s U.S. sales organization and managed a $16 billion P&L across financial services, healthcare, education and federal, state and local governments. Prior to taking on that role in July 2018, Ms. Townes-Whitley was Corporate Vice President for Global Industry at Microsoft, a role she held since 2015.

Before starting with Microsoft, Ms. Townes-Whitley worked for CGI Corporation, an IT and business consulting services firm, from 2010 to 2015. During her tenure at CGI, Ms. Townes-Whitley held the positions of President and Chief Operating Officer from 2011 to 2015 and Senior Vice President, Civilian Agency Program from 2010 to 2011. From 2002 to 2010, Ms. Townes-Whitley held various positions at Unisys Corporation, a global information technology company that provides a portfolio of IT services, software and technology, including Vice President, Global Public Sector, Vice President, North America Consulting & Systems Integration, and Lead Partner, Federal Civilian Business Unit.

Ms. Townes-Whitley is an active participant in IT, financial services, healthcare and public sector industry organizations, and a presenter on IT innovation, enterprise technology transformation and societal impact. She is a board member for Johns Hopkins Medical, the Partnership for Public Service and the Thurgood Marshall College Fund. Ms. Townes-Whitley continues to be a trustee for United Way Worldwide, serves as an advisor to the Women’s Center of Northern Virginia and is a past president of Women in Technology.

Ms. Townes-Whitley received a BA in Economics from Princeton University’s Woodrow Wilson School and management certifications from Wharton (University of Pennsylvania) and NYU.

The Board values Ms. Townes-Whitley’s significant experience and involvement in the information technology industry and the value she adds to the Board’s oversight of technological issues facing PNC and the assessment of broader ESG opportunities.

PNC Board Committee Memberships

Human Resources Committee

Special Committee on Equity & Inclusion

Technology Committee

Public Company Directorships

Empowerment & Inclusion Capital I Corp (until December 2022)

Nasdaq, Inc.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	17

CORPORATE GOVERNANCE

The Board is committed to maintaining strong corporate governance practices. Through the Nominating and Governance Committee, the Board periodically evaluates its corporate governance policies and practices against evolving best practices. This section highlights some of our corporate governance policies and practices. Visit www.pnc.com/corporategovernance for additional information about corporate governance at PNC, including our:

•	Corporate governance guidelines

•	Bylaws

•	Code of Business Conduct and Ethics

•	Board committee charters (for the four primary committees)

To receive free printed copies of any of these

documents, please send a request to:

Corporate Secretary

The PNC Financial Services Group, Inc.

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222

or

corporate.secretary@pnc.com

This proxy statement is also available at

www.pnc.com/proxystatement

Recent corporate governance developments

One of our current directors, Michael J. Ward, has reached the mandatory retirement age of 72 established by the Board. As part of its continuing efforts to provide for director succession and strong Board composition in light of the anticipated retirement of Mr. Ward, on May 10, 2022 the Board appointed Renu Khator to serve as a director upon the recommendation of the Nominating and Governance Committee. Ms. Khator is included as a nominee for election to the Board at the annual meeting.

Corporate governance guidelines

The Board has approved corporate governance guidelines that address important principles adopted by the Board, including:

•	The qualifications a director should possess

•	The director nomination process

•	The Board’s leadership structure

•	The responsibilities of our lead independent director (the “Presiding Director”)

•	How the Board committees serve to support the Board’s duties

•	A description of ordinary course relationships that will not impair a director’s independence

•	The importance of the Board meeting in executive session without management present

•	The importance of the Board having access to management

•	The majority voting requirement for director elections

•	The mandatory director retirement age (72)

•	How the Board evaluates our CEO’s performance

•	How the Board considers management succession planning

•	Our views on directors holding board positions at other public companies

•	How the Board continually evaluates its own performance and composition

•	Our approach to director orientation and education

•	The Board’s role in strategic planning

•	The Board’s oversight of our strategy, including the risks and opportunities flowing from the environmental, social and governance (“ESG”) issues material to our business

18	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

CORPORATE GOVERNANCE

The Nominating and Governance Committee reviews the corporate governance guidelines at least annually. Any changes recommended by the Committee are reviewed and approved by the Board.

Our Board leadership structure

Based on an assessment of its current needs and composition, as well as the skills and qualifications of the directors, the Board believes that the appropriate Board leadership structure should include the following attributes:

•	A substantial majority (at least two thirds) of independent directors

•	A Presiding Director who serves as the lead independent director

•	Regular executive sessions of all independent directors without management present

The current leadership structure of the Board includes all three attributes.

The Board recognizes that one of its key responsibilities is to periodically evaluate the optimal leadership structure to ensure robust independent oversight of management and an engaged and effective board with complementary qualities, perspectives and experiences. The Board believes the Board leadership structure should be flexible enough to accommodate different circumstances. As such, the Board periodically reviews its leadership structure and may choose a different leadership structure if circumstances should arise that lead the Board to believe that a different Board leadership structure would promote the long-term interests of our shareholders.

Our governing documents permit the roles of Chair and CEO to be filled by the same or different individuals, and the Board has not adopted a policy with respect to the separation of the Chair and CEO positions. To ensure robust independent leadership on the Board, our corporate governance guidelines provide that the Board shall appoint a Presiding Director, who shall also serve as the chair of the Nominating and Governance Committee. The Board considers its leadership structure each year and discusses whether to separate the Chair and CEO positions as necessary or appropriate, in its judgment, including but not limited to when selecting a new CEO. In making this decision, the Board considers a range of factors, including: the people currently in the roles of CEO, Chair and Presiding Director and their record of leadership and performance in their roles; the current composition of the Board; PNC’s operating and financial performance; any recent or anticipated changes in the CEO role; the effectiveness of the processes and structures for Board interaction with and oversight of management; and the importance of maintaining a single voice in leadership communications and Board oversight, both internally and with shareholders and other stakeholders.

The Board believes the interests of our shareholders are best served at this time through the current combined Chair and CEO leadership structure, supported by a Presiding Director who has oversight responsibilities. This structure provides the appropriate balance between a Chair and CEO with responsibilities for day-to-day management, Board leadership and setting long-term strategy, and an empowered independent Presiding Director with well-defined responsibilities, including facilitating, among other things, the Board’s independent oversight of management, CEO review, promoting communication between senior management and the Board about issues such as management development and succession planning, executive compensation and company performance, and engaging and communicating with shareholders and other stakeholders as appropriate.

William S. Demchak, our current CEO, also serves as Chair of the Board. Andrew T. Feldstein, the chair of the Nominating and Governance Committee, currently serves as Presiding Director. We describe the responsibilities of the Presiding Director in more detail below. Mr. Feldstein also serves as a member of the Risk Committee, where he leverages his expertise in identifying, assessing and managing credit, market and other risks to assist the Committee in performing its risk oversight function.

Substantial majority of independent directors. We have long maintained a Board with a substantial majority of directors who are not PNC employees and who otherwise qualify as independent under the rules of the New York Stock Exchange (the “NYSE”). The NYSE requires at least a majority of our directors be independent from management.

Mr. Demchak is the only director who is not independent under the NYSE’s “bright-line” tests for independence because he is our CEO. The Board has affirmed the independence of each of the other 12 nominees for director. See Director and Executive Officer Relationships beginning on page 36 for a description of how we evaluate the independence of our directors, including information about the NYSE’s bright-line tests for independence.

Presiding Director responsibilities. The Presiding Director, the lead independent director for the Board, is selected by the Board’s independent and non-management directors. The Board approved the following responsibilities for the Presiding Director, which are included in our corporate governance guidelines:

•	Preside at meetings of the Board in the event of the Chair’s unavailability

•	Preside at regularly scheduled executive sessions of the Board’s independent directors

•	When the Presiding Director considers it appropriate, convene and preside at meetings or executive sessions of the Board’s independent directors

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	19

CORPORATE GOVERNANCE

•

If the Board includes non-management directors who are not independent, when the Presiding Director considers it appropriate to do so, convene and preside at meetings or executive sessions including such non-management directors

•

Confer with the Chair or CEO immediately following the meetings or executive sessions of the Board’s independent or non-management directors to convey the substance of the discussions held during those sessions, subject to any limitations specified by the independent directors

•	Act as the principal liaison between the Chair and CEO and the Board’s independent and non-management directors

•	Be available for confidential discussions with any director who may have concerns that he or she believes have not been properly considered by the Board as a whole

•

Following consultation with the Chair, CEO and other directors as appropriate, approve the Board’s meeting agendas, in order to promote the effectiveness of the Board’s operation and decision making and help ensure there is sufficient time for discussion of all agenda items

•	Be available for consultation and direct communication with major shareholders as appropriate

•	Discharge such other responsibilities as the Board’s independent directors may assign from time to time

During the course of the year, the Presiding Director may suggest, revise or otherwise discuss agenda items for Board meetings with the Chair or CEO. In between meetings, each director is encouraged to raise any topics or issues with the Presiding Director that the director believes should be discussed in executive session.

As chair of the Nominating and Governance Committee, the Presiding Director leads the Board and committee annual self-evaluation process and the evaluation of the independence of directors. These responsibilities include identifying and evaluating individuals qualified to become directors, consistent with Board-approved criteria, and recommending to the Board such changes in the Board’s composition, design and structure as the Committee may deem appropriate. The Nominating and Governance Committee also reviews, and the Presiding Director as chair of the Committee reports to the Board on, significant developments in corporate governance.

Regular executive sessions of independent directors. Our independent directors have met and will continue to meet in regularly scheduled executive sessions without management present. The NYSE requires our independent directors to meet in executive session at least once a year. Under the Board’s own policy, our independent directors meet in executive session at least quarterly. The Presiding Director leads these executive sessions.

Board’s role in risk oversight

The Risk Committee of the Board (together with the Compliance Subcommittee of the Risk Committee) oversees and approves the enterprise-wide risk governance framework (the “ERM Framework”) and oversees the processes established to identify, assess, monitor and report the company’s risks. Management-level risk committees are in place to help ensure the risk expectations defined by our ERM Framework are followed and that business decisions are made and executed consistent with the Board’s desired risk profile. The Enterprise Risk Management Committee, chaired by the Chief Risk Officer, is responsible for oversight of risk management through, among other activities, the review of the Enterprise Risk Profile and the discussion of key risk trends and issues. At PNC, we manage the company for the long term and our ERM Framework and risk appetite consider the longer-term strategic risks that face the company. However, a significant focus is applied to those risks, such as credit, operational, liquidity and information security risks, that may have a material impact in the short or medium term.

Independent risk reporting and escalation practices provide the Risk Committee (and the Compliance Subcommittee) the opportunity to understand significant risks the organization faces, understand how those risks affect our risk profile and risk appetite, and provide feedback on management’s plans to manage in the company alignment with PNC’s risk appetite. Additionally, this transparency supports decision making by the Risk Committee. The Chief Risk Officer and PNC’s Chief Compliance Officer, who reports to the Chief Risk Officer, provide regular reports to the Risk Committee (or the Compliance Subcommittee, as applicable) regarding the company’s risk profile, significant existing, new or emerging risks, and significant initiatives to identify, manage and control such risks.

PNC’s ability to report on significant new, emerging or existing risks through the risk reporting framework and committee governance structure allows the Risk Committee to engage in an active dialogue with executive leadership on those risks, provide perspective on the effect of the risk to the company’s risk profile and provide feedback on management’s plans to manage the company in alignment with PNC’s risk appetite. PNC’s disclosure controls and procedures outline the responsibilities of the Chief Risk Officer, the Independent Risk Management organization and other units within PNC with respect to financial disclosures. These responsibilities directly align with the ERM Framework and the ERM Framework policy, which is overseen and approved by the Risk Committee.

20	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

CORPORATE GOVERNANCE

PNC’s governance structure, risk reporting framework, and communication and escalation practices allow for Independent Risk Management to escalate significant new, emerging and existing risks that, if left unmitigated, could push PNC outside of our risk appetite or disrupt our ability to achieve our business objectives. Independent Risk Management regularly engages external parties, both formally and informally, to help ensure future threats and trends are identified and considered in our ongoing risk identification, assessment, monitoring and reporting frameworks. Engagements with external parties include memberships in industry trade groups, consultations with industry experts and formal engagements with independent consultants. As new or emerging risks are identified, PNC evaluates the comprehensiveness of our existing ERM Framework to identify assess, monitor and control those risks.

Communicating with the Board

Shareholders and other interested parties who wish to communicate with the Board, any director (including the Presiding Director), the non-management or independent directors as a group, or any Board committee may send an email to corporate.secretary@pnc.com or a letter to the following address:

Board of Directors

c/o Corporate Secretary

The PNC Financial Services Group, Inc.

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

The Corporate Secretary will process such communications as set forth herein. The Corporate Secretary will forward email communications to the appropriate director(s) named. The Corporate Secretary will not open a written communication sent to the above physical mailing address if it is addressed to the Board, any director (including the Presiding Director) or group of directors, the non-management or independent directors as a group or any Board committee. The Corporate Secretary will forward the communication to the named director or the Presiding Director, who will determine how to respond. Depending on the content, the Presiding Director may forward the communication to a PNC employee, a third party, another director, a Board committee or the full Board.

The Corporate Secretary may elect not to forward communications that she believes are: (i) a commercial, charitable or other solicitation; (ii) a complaint about PNC products or services that would be customarily handled in the ordinary course of business; (iii) abusive, improper or otherwise irrelevant to the Board’s duties and responsibilities; or (iv) subject to the policies or procedures that specify the proper handling of a communication that addresses such subject matter.

Our Code of Business Conduct and Ethics

PNC has adopted, and the Audit Committee has approved, a Code of Business Conduct and Ethics that applies generally to all employees and directors.

The Code of Business Conduct and Ethics addresses these important topics, among others:

•	Our commitment to ethics and values

•	Fair dealing with customers, suppliers, competitors and employees

•	Conflicts and potential conflicts of interest, including self-dealing, insider trading and other trading restrictions, outside employment and transactions with PNC

•	Gifts and entertainment

•	Creating business records, document retention and protecting confidential information

•	Protection and proper use of our assets, including intellectual property and electronic media

•	Communicating with the public

•	Political involvement, including campaigning and political contributions and spending

•	Compliance with laws and regulations

•	Protection from retaliation

The Code of Business Conduct and Ethics is available in the “Governance Documents” section of our website at www.pnc.com/corporategovernance. Any shareholder may also request a free printed copy by writing to our Corporate Secretary at the address provided on page 18.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	21

CORPORATE GOVERNANCE

Our adoption of the Code of Business Conduct and Ethics is intended to satisfy the Securities and Exchange Commission (the “SEC”) requirement to adopt a code that applies to a company’s CEO and senior financial officers. The Audit Committee must approve any waivers of or exceptions to code provisions granted to our directors or executive officers. We will post on our website any future amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers (including our Chair and CEO, CFO and Controller).

PNC has also adopted, and the Audit Committee has approved, Ethics Guidelines for Directors to supplement the Code of Business Conduct and Ethics.

Orientation and education

All of our new directors undergo a director orientation program. In addition to written materials provided to new directors, personalized orientation sessions are held with each new director. These personalized orientation sessions generally include meetings with senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, capital markets activities, compliance programs, the Code of Business Conduct and Ethics and related policies, our principal officers, and our internal and independent auditors, as well as specified matters related to the Board committees or subcommittees to which the new director has been appointed.

We also provide a continuing education program for our directors that considers their knowledge and experience and our risk profile, and includes training on complex products and services, our lines of business, significant risks to the company, applicable laws, regulations and supervisory requirements, and other relevant topics identified by the Board and management. The continuing education program is provided through a combination of personalized sessions and coordination of attendance by directors at outside seminars, including those offered by regulators, relevant to the duties of a director. Certain training sessions may be held in connection with, or as part of, a meeting of the Board or a Board committee.

Board committees

The Board currently has five standing committees. The four primary committees—Audit, Nominating and Governance, Human Resources, and Risk—meet on a regular basis. The Executive Committee, which is composed of our CEO and the chairs of the four primary committees, meets as needed. The Executive Committee may act on behalf of the Board and would report to the full Board following any action taken. Our Presiding Director chairs the Executive Committee, which did not meet in 2022.

Our Bylaws authorize the Board to establish other committees. In June 2020, the Board formed a Special Committee on Equity & Inclusion to assist with its oversight of PNC’s equity and inclusion efforts, internally and externally, including oversight of the implementation of PNC’s publicly-announced financial commitment to help end systemic racism and support the economic empowerment of Black Americans and low- and moderate-income communities. The Special Committee has met regularly since its inception.

In April 2022, following an assessment of its committee structure, the Board determined it was appropriate for the Technology Subcommittee to become a direct committee of the Board rather than a subcommittee of the Risk Committee. Now named the Technology Committee, the Committee has responsibility for assisting the Board with its oversight of technology strategy and significant technology initiatives and programs, including those that can position the use of technology to drive strategic advantages, and fulfilling the oversight responsibilities for technology risk, information management and security risks (including cybersecurity and cyber fraud and physical security risks) and the adequacy of PNC’s business recovery, continuity and contingency plans and test results.

Our Bylaws also provide that the Board may authorize the establishment of subcommittees. The Board has formed a Compliance Subcommittee of the Risk Committee to facilitate Board-level oversight of compliance risk, significant compliance-related initiatives and programs, and the maintenance of a strong compliance risk management culture.

Each committee operates under a written charter approved by the Board, and the Compliance Subcommittee operates under a written charter approved by the Risk Committee. Each committee and subcommittee annually reviews and reassesses its charter. The Nominating and Governance Committee assesses the Executive Committee charter. Each committee and subcommittee, other than the Executive Committee, performs an annual self-evaluation to determine whether it is functioning effectively and fulfilling its charter duties.

We describe the main responsibilities of the Board’s Audit, Nominating and Governance, Human Resources and Risk committees, as well as the Technology Committee and the Special Committee on Equity & Inclusion, below. The descriptions of the committee functions in this proxy statement are qualified in each case by reference to the applicable committee charter and the relevant provisions of our Bylaws. The charters for the four primary committees are available on our website at www.pnc.com/corporategovernance.

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Audit Committee

Chair	Other members:
Richard J. Harshman	Joseph Alvarado
Debra A. Cafaro
Renu Khator
Robert A. Niblock
Martin Pfinsgraff

The Audit Committee consists entirely of directors who are independent as defined in the NYSE’s corporate governance rules and in SEC regulations related to audit committee members. When the Board meets on April 26, 2023 to organize its committees, only independent directors will be appointed to the Committee.

The Board has determined that each Audit Committee member is financially literate. The Board made this determination in its business judgment, based on its interpretation of the NYSE’s requirements for audit committee members. Acting on the recommendation of the Nominating and Governance Committee, the Board has determined that each of Mr. Alvarado, Ms. Cafaro, Mr. Harshman, Mr. Niblock and Mr. Pfinsgraff is an “audit committee financial expert” as that term is defined by the SEC, and that each possesses accounting or related financial management expertise under applicable NYSE rules. The Board expects to make a determination as to whether Ms. Khator is an “audit committee financial expert” at its organizational meeting on April 26, 2023.

The Audit Committee satisfies the requirements of SEC Rule 10A-3, which addresses the following topics:

•	The independence of committee members

•	The responsibility for selecting and overseeing our independent auditors

•	The establishment of procedures for handling complaints regarding our accounting practices

•	The authority of the committee to engage advisors

•

The determination of appropriate funding for payment of the independent auditors and any outside advisors engaged by the committee and for the payment of the committee’s ordinary administrative expenses

The Board most recently approved the charter of the Audit Committee on November 10, 2022, and it is available on our website at www.pnc.com/corporategovernance.

The Audit Committee’s primary purposes are to assist the Board by:

•	Monitoring the integrity of our consolidated financial statements

•	Monitoring the effectiveness of our internal control over financial reporting

•	Monitoring compliance with our Code of Business Conduct and Ethics

•	Overseeing conduct risk management

•	Evaluating a periodic, independent assessment of a subsidiary bank’s overall risk governance and risk management practices

•	Monitoring compliance with certain legal and regulatory requirements

•	Evaluating and monitoring the qualifications and independence of our independent auditors

•	Evaluating and monitoring the performance of our internal audit function and our independent auditors

•	Overseeing our key ESG disclosures

The Audit Committee also performs the duties required by law to be performed by a fiduciary audit committee for any national bank subsidiary of PNC to the extent permitted and in the manner required by applicable laws and regulations.

At each quarterly meeting of the full Board, the chair of the Audit Committee presents a report of the items discussed and actions approved at previous meetings of the Committee.

The Audit Committee’s responsibility is one of oversight. Management is responsible for preparing our consolidated financial statements, for maintaining internal controls and for our compliance with laws and regulations, and the independent auditors are responsible for auditing our consolidated financial statements. The Committee is responsible for holding management accountable for establishing and maintaining an adequate and effective internal control system and processes. The Committee typically approves the internal and external audit plans, and reviews and discusses audit reports and results with representatives of our internal audit function and our independent auditors. The Committee also receives periodic reports on our compliance with applicable disclosure-related ESG laws and regulations, and discusses with management applicable internal and disclosure controls

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related to our key ESG disclosures. In addition, the Committee receives, reviews and discusses with management at least annually a report on PNC’s political activity, including its major lobbying priorities, participation in national trade associations and contributions to politically involved organizations, and the oversight and governance of PNC’s political activities.

The Audit Committee has the authority to retain independent legal, accounting, economic or other advisors. The Committee is directly responsible for the selection, appointment, compensation and oversight of our independent auditors (including the resolution of any disagreements that may arise between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors report directly to the Committee. We describe the role of the Committee as it relates to the independent auditors, including consideration of the rotation of the independent audit firm, in more detail on page 96.

With respect to work performed by the independent auditors, the Audit Committee must approve all audit engagement fees and terms, as well as all permitted non-audit engagements. The Committee (or its delegate) pre-approves all audit services, audit-related services and permitted non-audit services to be performed by the independent auditors. The Committee also considers whether the provision of any audit services, audit-related services or permitted non-audit services will impair the auditors’ independence. We describe the Committee’s procedures for the pre-approval of audit services, audit-related services and permitted non-audit services on page 97.

The Audit Committee receives periodic reports on finance, reserve adequacy, ethics, and internal and external audit.

The Audit Committee also appoints our General Auditor, who leads our internal audit function and is functionally accountable to the Committee. The Committee holds regular executive sessions with management, the General Auditor, the Chief Ethics Officer and the independent auditors. The Committee reviews the performance and approves the compensation of the General Auditor, and annually reviews the succession plans for the General Auditor and the General Auditor’s direct reports with the CEO and the Board.

Under our corporate governance guidelines, Audit Committee members may serve on the audit committees of no more than three public companies at the same time, including PNC.

The Audit Committee has approved the report on page 98 as required under its charter and in accordance with SEC regulations.

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Nominating and Governance Committee

Chair	Other members:
Andrew T. Feldstein	Marjorie Rodgers Cheshire
Richard J. Harshman
Daniel R. Hesse
Renu Khator
Michael J. Ward

The Nominating and Governance Committee consists entirely of independent directors. As Mr. Ward has reached the Board-established mandatory retirement age, he will not stand for re-election to the Board at the annual meeting, and following the annual meeting will no longer be a member of the Committee. When the Board meets on April 26, 2023 to organize its committees, only independent directors will be appointed to the Nominating and Governance Committee.

The Board most recently approved the charter of the Nominating and Governance Committee on November 10, 2022, and it is available on our website at www.pnc.com/corporategovernance.

At each quarterly meeting of the full Board, the chair of the Nominating and Governance Committee presents a report of the items discussed and actions approved at previous meetings of the Committee. The primary purpose of the Nominating and Governance Committee is to assist the Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. The Committee also assists the Board by identifying individuals qualified to become Board members. The Committee recommends to the Board the director nominees for each annual meeting of shareholders, and may also recommend the appointment of qualified individuals as directors between annual meetings. The Committee also oversees our engagement with shareholders regarding ESG matters.

In addition to conducting its annual committee self-evaluation, the Nominating and Governance Committee oversees the annual evaluation of the performance of the Board and other Board committees and reports to the Board on the evaluation results as necessary or appropriate. The Committee also annually reviews and recommends any changes to the Executive Committee charter.

How we evaluate directors and director candidates. At least annually, the Nominating and Governance Committee assesses the skills, qualifications and experience of our directors and recommends a slate of director nominees to the Board. In evaluating existing directors and new director candidates, the Committee assesses the needs of the Board and the qualifications of the individual. From time to time, the Committee also considers whether to change the composition of the Board. See the discussion on pages 9 to 17 for additional information regarding each of our current director nominees.

The Board and its committees must satisfy SEC, NYSE and banking regulatory standards. At least a majority of our directors must be independent under NYSE standards. Our corporate governance guidelines impose a more rigorous standard and require that a substantial majority (at least two thirds) of our directors be independent. We require a sufficient number of independent directors to satisfy the membership needs of Board committees that also require independence.

The Nominating and Governance Committee expects directors to gain a sound understanding of our strategic vision, our mix of businesses and our approach to regulatory relations and risk management. The Board must possess a mix of qualities and skills adequate to address the various risks facing PNC. For a discussion of the Board’s oversight of risk, see Corporate Governance—Board committees—Risk Committee on page 30.

When evaluating each director, as well as new director candidates for nomination, the Committee considers the following criteria set forth in our corporate governance guidelines:

•	A sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations

•	Manifest competence and integrity

•	A strong commitment to the ethical and diligent pursuit of our stakeholders’ best interests, including our customers, communities, employees and shareholders

•

The strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction

•	The Board’s strong desire to continue adding diversity in terms of race, gender, professional background, life experience and social identity

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Personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board

The Nominating and Governance Committee also considers the current needs of the Board and its committees, meeting attendance and participation, and the value of a director’s contribution to the effectiveness of the Board and its committees.

Although the Board has not adopted a formal policy on diversity, the Board recognizes the value of a diverse Board. Therefore, the Nominating and Governance Committee considers the diversity of directors in the context of the Board’s overall needs, including the diversity of perspective, experience, knowledge, education, age and skills of each director. The Committee evaluates diversity in a broad sense, recognizing the benefits of demographic and cognitive diversity, and the breadth of diverse backgrounds, skills and experiences the directors bring to the Board.

How we identify new directors. The Nominating and Governance Committee utilizes as a discussion tool a matrix of certain skills and experiences the Committee believes would be beneficial to have represented on the Board and its committees. The Committee considers PNC’s strategy and industry trends in developing a view of those skills and characteristics that would benefit the Board. The Committee is also focused on what skills are required or beneficial for those serving in key Board positions, such as committee chairs, and considers succession planning for those positions. The Committee leverages the matrix and considers the Board-approved evaluation criteria and various regulatory requirements described above when identifying potential director candidates, which it does in a number of ways. The Committee periodically retains a search firm to identify candidates. The Committee may consider recommendations made by our current or former directors or members of executive management. The Committee may also identify potential directors through contacts in the business, civic, academic, legal and non-profit communities.

In addition, the Nominating and Governance Committee will consider director candidates recommended by our shareholders for nomination at the next year’s annual meeting of shareholders. For the Committee to consider a director candidate recommended by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive offices. The submission must include the information described under “Director Nomination Process” in Section 3 of our corporate governance guidelines, which can be found in the “Governance Documents” section of www.pnc.com/corporategovernance. To be considered for the 2024 annual meeting of shareholders, the submission must be received by November 16, 2023.

The Nominating and Governance Committee will evaluate director candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Committee will not consider any candidate with an obvious impediment to serving as one of our directors.

The Nominating and Governance Committee will meet to review and discuss relevant available information regarding a director candidate, considering the Board-approved evaluation criteria, the candidate’s contribution to the diversity of the Board and PNC’s evolving strategic needs. If the Committee decides not to recommend a candidate for nomination or appointment, or for additional evaluation, no further action is taken, and in the case of a shareholder-recommended candidate, the Corporate Secretary will communicate the decision to the shareholder.

If the Nominating and Governance Committee decides to recommend a director candidate to the Board as a nominee for election at an annual meeting of shareholders or for appointment by the Board, the Chair of the Committee will report that decision to the full Board. Following a discussion regarding the recommendation, the full Board will vote on whether to nominate the candidate for election or appoint the candidate to the Board, as applicable. Invitations to join the Board are extended by the Chair of the Board and the Presiding Director, jointly acting on behalf of the Board.

Shareholders who wish to nominate a director candidate directly at an annual meeting of shareholders or nominate and include a director candidate in our annual meeting proxy materials must do so in accordance with the procedures contained in our Bylaws as well as the additional requirements of SEC Rule 14a-19, as applicable, as described in Shareholder Proposals for the 2024 Annual Meeting on page 105 under the headings Advance notice procedures and Proxy access procedures, respectively.

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Human Resources Committee

Chair	Other members:
Debra A. Cafaro	Andrew T. Feldstein
Richard J. Harshman
Robert A. Niblock
Michael J. Ward
Toni Townes-Whitley

The Human Resources Committee consists entirely of independent directors. The Committee’s membership is intended to satisfy the independence standards established by applicable federal income tax and securities laws, as well as NYSE standards. As Mr. Ward has reached the Board-established mandatory retirement age, he will not stand for re-election to the Board at the annual meeting, and following the annual meeting will no longer be a member of the Committee. When the Board meets on April 26, 2023 to organize its committees, only independent directors will be appointed to the Committee, including to the position of chair of the Committee.

The Board most recently approved the charter of the Human Resources Committee on November 10, 2022, and it is available on our website at www.pnc.com/corporategovernance.

The Human Resources Committee’s principal purpose is to discharge the Board’s responsibilities relating to the compensation of our executive management and other specified responsibilities related to human resources matters affecting PNC. The Committee may also oversee and approve, or recommend for approval, employee benefit, bonus, incentive compensation, severance, equity-based or other compensation or incentive plans or arrangements.

The Human Resources Committee has the authority to retain independent legal, compensation, accounting or other advisors. The charter provides the Committee with the sole authority to retain and terminate an independent compensation consultant acting on the Committee’s behalf, and to approve the consultant’s fees and other retention terms. The Committee retained an independent compensation consultant in 2022 and prior years. See Role of compensation consultants below.

The Human Resources Committee reviews with management the Compensation Discussion and Analysis section of the proxy statement, which begins on page 44. The required report of the Committee is included under Compensation Committee Report on page 68. The Committee also evaluates the relationship between risk management and our incentive compensation programs and plans. See Compensation and Risk beginning on page 69.

The Human Resources Committee has responsibility for overseeing our programs, policies and practices related to talent and human capital strategy, including those related to our commitment to diversity, equity and inclusion (to the extent not within the purview of the Special Committee on Equity & Inclusion), the recruitment, development and retention of talent, employee engagement, health, safety and well-being, and corporate culture. The Committee is responsible for the review and approval of a talent management program that provides for development, recruitment and succession planning for the CEO’s direct reports and their direct reports.

The Committee is also responsible for overseeing and annually evaluating the succession plans for the CEO, the CEO’s direct reports and those individuals’ direct reports (except for the review and evaluation of the succession plans for the General Auditor and Chief Risk Officer, which are performed by the Audit Committee and the Risk Committee, respectively). The executive management succession plan, including for the CEO, is also reviewed with the full Board from time to time. The Committee reviews a detailed succession planning report at least annually. The materials in the report typically include a discussion of the individual performance of each executive officer, as well as succession plans and development initiatives for other emerging talent. These materials provide necessary background and context to the Committee and help the Committee members to become familiar with each employee’s position, duties, responsibilities and performance.

How we make decisions. The Human Resources Committee meets at least four times a year. Before each meeting, the chair of the Committee reviews the agenda, materials and issues with members of management and the Committee’s independent compensation consultant, as appropriate. The Committee may invite legal counsel or other external consultants to advise the Committee during meetings and preparatory sessions.

The Human Resources Committee regularly meets in executive sessions without management present. At each quarterly meeting of the full Board, the chair of the Committee presents a report of the items discussed and actions approved at previous meetings of the Committee.

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The Human Resources Committee has adopted guidelines for information that will be presented to the Committee. The guidelines contemplate, among other things, that any material change to a compensation program, plan or arrangement will be considered over the course of at least two separate meetings of the Committee, with any vote occurring no earlier than the second meeting.

The Human Resources Committee reviews all of the elements of our compensation programs periodically and adjusts those programs as appropriate. Each year, the Committee makes decisions regarding the amount of annual compensation and equity-based or other longer-term compensation for our executive officers and other designated senior employees. For the most part, these decisions are made in the first quarter of each year, following an evaluation of the prior year’s performance.

Delegations of authority. The Human Resources Committee has delegated authority to management to make certain decisions or take certain actions with respect to compensation or benefit plans or arrangements, other than those that are solely or predominantly for the benefit of executive officers. For employee benefit, bonus, incentive compensation, severance, equity-based and other compensation or incentive plans and arrangements, the Committee has delegated to the Chief Human Resources Officer (or her designee) the ability to adopt a new plan or arrangement or amend an existing one if:

•

the adoption or amendment is not expected to result in a significant increase in incremental expense to PNC (defined as an incremental annual expense that exceeds $50 million for that plan category), the plan is broadly available to employees of PNC and the new plan or amendment would not confer a disproportionate benefit upon executives; or

•

the new plan or amendment is of a technical or administrative nature, is required by a change in applicable law, is not otherwise material or, with respect to employee benefit plans, will not result in a significant impact on PNC’s overall employee benefits program.

This delegation also includes the authority to take certain actions to implement, administer, interpret or construe, or make eligibility determinations under, the plans and arrangements, including the ability to appoint a plan manager, administrator or committee and to adopt policies and procedures with respect to the plan, except with respect to plans that are overseen by PNC’s administrative committee under its charter.

For grants of equity or equity-based awards, the Human Resources Committee has delegated to the CEO and the Chief Human Resources Officer (or the designee of either) the responsibility to make decisions with respect to equity grants for individuals who are not designated by the Committee as executives, including the determination of participants and grant sizes, allocation of the pool from which a grant would be made, establishment and documentation of the terms and conditions of such grants, approval of amendments to outstanding grants (subject to any limitations set forth in the applicable plan or the Committee’s delegation of authority) and exercise of any discretionary authority provided to PNC or the Committee pursuant to the terms of the outstanding grants and the applicable plan.

The Audit Committee and the Risk Committee (or in the case of equity-based grants, a qualified subcommittee of the Risk Committee) have the authority to award compensation under applicable plans to our General Auditor and our Chief Risk Officer, respectively.

Management’s role in compensation decisions. Our executive officers, including the CEO and the Chief Human Resources Officer, often review compensation information with the Human Resources Committee during Committee meetings and may present management’s views or recommendations. The Committee evaluates these recommendations, generally in consultation with an independent compensation consultant retained by the Committee who attends each meeting.

The chair of the Human Resources Committee typically meets with management and an independent compensation consultant before each meeting of the Committee to discuss agenda topics, areas of focus or outstanding issues. The chair of the Committee schedules other meetings with the Committee’s independent compensation consultant without management present as needed. Occasionally, management will schedule meetings with the chair of the Committee or other Committee members to discuss substantive issues. For more complicated issues, these one-on-one meetings provide a dedicated forum for Committee members to ask questions outside of the meeting environment.

During Human Resources Committee meetings, the CEO often reviews corporate and individual performance as part of the compensation discussions, and other members of executive management may be invited to speak to the Committee about specific elements of performance or risk management. Our Chief Risk Officer regularly presents to the Committee regarding risk management, including its impact on the Committee’s discussions and decisions regarding executive compensation. The Committee reviews compensation decisions for the Chief Human Resources Officer and the CEO in executive session, without either officer present for the discussion of their compensation. Any decisions on CEO compensation are also discussed with the full Board in executive session.

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Role of compensation consultants. The Human Resources Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms. The Committee receives comparative compensation data from management, from proxy statements and other public disclosures, and through surveys and reports prepared by compensation consultants.

The Human Resources Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for 2022. In this capacity, Meridian reported directly to the Committee. In 2022, one or more representatives of Meridian attended all meetings of the Committee, and met regularly with the Committee without members of management present. Meridian also reviewed meeting agendas and materials prepared by management.

Meridian and members of management assisted the Human Resources Committee in its review of proposed compensation packages for our executive officers. For the 2022 performance year, Meridian prepared discussion materials for the compensation of the CEO, which were reviewed by the Committee in executive session. Meridian also prepared other benchmarking reviews and pay for performance analyses for the Committee. PNC paid no fees to Meridian in 2022 other than fees paid in connection with work performed by Meridian for the Committee.

The Human Resources Committee evaluated whether the work of Meridian raised any conflicts of interest. The Committee considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work performed by Meridian for the Committee.

Management retains other compensation consultants for its own use. In 2022, management retained McLagan to provide certain market data in the financial services industry. Management also engages Willis Towers Watson, a global professional services firm, to provide various actuarial and management consulting services from time to time, including:

•	Preparing specific actuarial calculations on values under our retirement plans

•	Preparing surveys of competitive pay practices

•	Analyzing our director compensation packages and providing related reports to management and the Nominating and Governance Committee

•	Providing insurance brokerage and consulting services to mitigate certain property and casualty risks

•	Providing guidance on certain aspects of total rewards, talent management and other human resources initiatives

Reports prepared by Willis Towers Watson and McLagan that relate to executive compensation may also be shared with the Human Resources Committee.

Compensation committee interlocks and insider participation. During 2022, the members of the Human Resources Committee included Charles E. Bunch, Debra A. Cafaro, Andrew T. Feldstein, Richard J. Harshman, Robert A. Niblock, Michael J. Ward and Toni Townes-Whitley. None of these directors were officers or employees of PNC during 2022, nor are they former officers of PNC or any of our subsidiaries. During 2022, no executive officer of PNC served on the board of directors or compensation committee (or other board committee performing equivalent functions) of an entity that had an executive officer who served on the Board or the Human Resources Committee.

Certain members of the Human Resources Committee, their immediate family members or entities with which they are affiliated were our customers or had transactions with us (or our subsidiaries) during 2022. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features, and otherwise complied with regulatory restrictions applicable to such transactions.

For additional information, see Director and Executive Officer Relationships—Regulation O policies and procedures beginning on page 39.

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Risk Committee

Chair	Other members:
Martin Pfinsgraff	Marjorie Rodgers Cheshire	Daniel R. Hesse
	William S. Demchak	Linda R. Medler
Andrew T. Feldstein

The Board performs its risk oversight function primarily through the Risk Committee, which includes both independent and management directors.

The Board most recently approved the charter of the Risk Committee on November 10, 2022, and it is available on our website at www.pnc.com/corporategovernance.

The Risk Committee’s purpose is to require and oversee the establishment and implementation of our enterprise-wide risk governance framework, including related policies, procedures, activities and processes to identify, assess, monitor and manage material risks at PNC (except for accounting and financial reporting risk exposures and related reputational risks, which are the responsibility of the Audit Committee).

The Risk Committee serves as the primary point of contact between the Board and the management-level committees dealing with risk management. The Committee receives regular reports on enterprise risk management and capital and liquidity management, as well as credit, market, operational, line of business, model, environmental and social (including climate-related), and reputational risks. At each quarterly meeting of the full Board, the chair of the Risk Committee presents a report of the items discussed and actions approved at previous meetings of the Committee.

The Risk Committee also appoints our Chief Risk Officer, who leads our risk management function. The Committee reviews the performance and approves the compensation of the Chief Risk Officer, except with respect to his equity-based grants, which are approved by a qualified subcommittee of the Risk Committee. The Committee reviews the succession plans for the Chief Risk Officer and the Chief Risk Officer’s direct reports with the CEO annually and with the Board from time to time.

The Risk Committee, along with the Human Resources Committee, reviews the risk components of our incentive compensation plans. For a discussion of the relationship between compensation and risk, see Compensation and Risk beginning on page 69.

Compliance Subcommittee. The Risk Committee may form subcommittees as appropriate from time to time. The Risk Committee has formed a Compliance Subcommittee to assist in fulfilling the Committee’s oversight responsibilities with respect to compliance risk, significant compliance-related initiatives and programs, and the maintenance of a strong compliance risk management culture. The Risk Committee most recently approved the charter of the Subcommittee on December 15, 2022.

The members of the Compliance Subcommittee are:

Chair	Other members:
Marjorie Rodgers Cheshire	Joseph Alvarado
Linda R. Medler
Martin Pfinsgraff

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Technology Committee

Chair	Other members:
Daniel R. Hesse	Linda R. Medler
Bryan S. Salesky
Toni Townes-Whitley

Previously a subcommittee of the Risk Committee, the Technology Committee is now a direct committee of the Board consisting entirely of independent directors. The Board most recently approved the charter of the Committee on November 10, 2022.

The Technology Committee is responsible for assisting the Board with its oversight of technology strategy and significant technology initiatives and programs, including those that can position the use of technology to drive strategic advantages, and fulfilling the oversight responsibilities for technology risk, information management and security risks (including cybersecurity, cyber fraud and physical security risks) and the adequacy of PNC’s business recovery, continuity and contingency plans and test results. The Committee serves as the primary point of contact between the Board and the members of management responsible for technology strategy and significant technology initiatives and programs, and between the Risk Committee of the Board and the members of management responsible for technology risk, information management and security risks (including cybersecurity, cyber fraud and physical security risks), and business recovery, continuity and contingency plans.

The Technology Committee oversees, reviews and monitors:

•

The programs established by our lines of business, shared services units and Independent Risk Management for identifying, measuring, monitoring, managing, reporting and testing (as appropriate) technology, cybersecurity, information security, physical security, and business continuity and resiliency risks, including through the receipt of reports from Internal Audit on these programs and the results of audits with respect to these matters

•

The definition and maintenance of the roles and responsibilities between the first line units and Independent Risk Management for ownership and accountability of technology, business continuity and information security risk matters

•

Our enterprise information security program and business continuity program through a review of, among other things and as appropriate, key risk indicators, risk assessments, emerging risk assessments and quarterly, annual or special reports

•

Our and our subsidiary bank’s technology planning and strategy, including adaptations for emerging technologies and the financial, tactical and strategic risks and benefits of proposed significant technology projects

•

Management’s progress in achieving the objectives described in the technology strategic plan and other related plans and transformational technology initiatives, which may include the review of management reports that describe actions that are necessary, advisable or appropriate to achieve such objectives

The Technology Committee receives reports on existing, emerging and future trends in technology that may affect our or our subsidiary bank’s strategic plans. The Committee may discuss various topics with our or our subsidiary bank’s employees or third parties as the Committee members believe to be necessary, advisable or appropriate to fulfill the Committee’s purpose. The Committee also serves to facilitate clear and transparent communication with appropriate regulatory agencies and to represent the Board in meetings with such agencies regarding topics within the scope of the Committee’s responsibilities as the Committee or such agencies may deem necessary, advisable or appropriate.

At each quarterly meeting of the full Board, the chair of the Technology Committee presents a report of the items discussed and actions approved at previous meetings of the Committee.

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Special Committee on Equity & Inclusion

Chair	Other members:
Marjorie Rodgers Cheshire	Joseph Alvarado
Andrew T. Feldstein
Richard J. Harshman
Bryan S. Salesky
Toni Townes-Whitley

The Special Committee on Equity & Inclusion consists entirely of independent directors. The Board most recently approved the charter of the Committee on November 10, 2022.

The Board established the Special Committee on Equity & Inclusion to assist with oversight of management’s equity and inclusion efforts, externally and internally. The Special Committee facilitates Board-level oversight of the management-identified pillars of PNC’s equity and inclusion efforts, and oversees management’s continued development and evaluation of the appropriate pillars of such efforts. The Special Committee also oversees the implementation of our publicly announced Community Benefits Plan to provide loans, investments and other financial support to bolster economic opportunity for low- and moderate-income individuals and communities, and people of color, and to help end systemic racism.

The Special Committee serves as the primary point of contact between the Board and the members of management responsible for our equity and inclusion efforts, and consults with the Human Resources Committee as appropriate. Through periodic reviews of reports from management, the Special Committee provides oversight of our diversity disclosures, and together with management monitors diversity disclosure trends and best practices.

The Special Committee on Equity & Inclusion oversees, reviews and monitors:

•	Our systemic processes related to equity and inclusion, including those for employees and suppliers

•	Our efforts related to low- and moderate-income communities, including community development banking and product offerings and financial support for such communities

•

Our advocacy efforts related to equity and inclusion, including our partnerships with leading organizations and lobbying for necessary structural changes to help provide greater access to the banking system and end systemic racism in the banking industry

•	Our progress regarding our commitments to equitable and inclusive practices for employees

At each quarterly meeting of the full Board, the chair of the Special Committee on Equity & Inclusion presents a report of the items discussed and actions approved at previous meetings of the Special Committee.

32	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

CORPORATE GOVERNANCE

Environmental, social and governance

The Board is committed to our ESG efforts and believes that effective management of ESG matters plays an important part in our ability to drive results for our stakeholders. Under the Board’s oversight, we made considerable progress in 2022 across the full spectrum of ESG matters, including the notable recent highlights below.

ESG highlights

In 2022, we continued to focus on our commitment to ESG matters:

Investing in our employees

In October 2022, launched a partnership with Guild Education providing our employees with a curated catalog of tuition-free professional certificates, college prep courses and associate and bachelor’s degree programs.

Achieved the Management Leadership for Tomorrow Black Equity at Work Certification, a critical resource that provides the clarity, guidance and support employers need to make tangible progress, centered on five pillars: representation, compensation, workplace culture, business practices, and contributions and investments.

Provided enhanced leadership development training through the Managing at PNC Program, which supports new managers with critical training, concepts and resources as they transition into their role.

Continued to invest in compensation levels across roles and perform pay analyses to help ensure that factors such as performance, time in job and geography are the drivers of pay differentiation rather than factors such as gender and ethnicity.

Supporting our communities

Initiated and made significant progress delivering our four-year $88 billion Community Benefits Plan aimed at advancing economic opportunities for low- and moderate-income people and neighborhoods, as well as people and communities of color. In the plan’s first six months, we:

– Provided roughly $13.3 billion in residential mortgage and home equity loans for more than 11,000 low- and moderate-income borrowers and minority borrowers;
– Provided more than $2.7 billion in financing dedicated to supporting business development and minority entrepreneurs in low- and moderate-income neighborhoods coast-to-coast; and
– Delivered more than $1.3 billion to support community development and revitalization initiatives in low- and moderate-income neighborhoods and majority-minority communities.
Announced the expansion into Cleveland and Birmingham of PartnerUp®, our program to help high school graduates find immediate career opportunities in high-growth industries.

Continued to expand the scale and ambition of our Grow Up Great® initiative, a $500 million bilingual program that provides funding for early education, and has supported more than 8 million children and provided $225 million in grants to nonprofits to advance high-quality early learning.

Continued to make banking more accessible and promote economic empowerment through the growth of our Mobile Branch program, a fleet of mobile units that bring banking services directly to customers and have allowed us to deliver critical banking services in the wake of natural disasters and other emergencies. In 2022, we used our mobile units to provide support to those impacted by Hurricane Ian in Florida and widespread power outages in North Carolina.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	33

CORPORATE GOVERNANCE

Focusing on sustainability

In September 2022, established the Climate Policy Program Office to centralize, coordinate and optimize enterprise-wide efforts related to climate risk management.

Through our continued efforts to monitor and reduce the environmental impact of our operations, we have reduced our direct and indirect carbon emissions by 66% and our energy usage by 50%, in each case compared to 2009 levels, and our water usage by 55% compared to 2012 levels.

Formalized our Climate Action Strategy to set us on a pathway to finance the transition to a low-carbon economy, highlighting five main areas: (i) employee engagement; (ii) long-term collaboration with stakeholders, external partners and industry groups; (iii) support for our customers’ transition plans; (iv) executing on our own operational sustainability goals; and (v) portfolio alignment over time, emphasizing climate risk identification and management and financed emissions calculations as initial work sets.

Honors and accolades

We are honored to be recognized for our efforts and our commitment to ESG. We have received an “Outstanding” Community Reinvestment Act rating since the law was enacted in 1977, in addition to other honors and accolades. Below are some of our other recent awards.

America’s Most JUST Companies (JUST 100)—JUST Capital (2023)
Best Places to Work for LGBTQ+ Equality—Human Rights Campaign (2022)
America’s Most Responsible Companies—Newsweek (2023)
Best Veteran-Friendly Companies & Veteran-Friendly Supplier Diversity Programs — U.S. Veterans Magazine (2022)
Best Places to Work—Disability Equality Index (2022)
Gender-Equality Index—Bloomberg (2023)
100 Most Sustainable Companies—Barron’s (2022)

Shareholder engagement

PNC highly values engagement with our shareholders and other stakeholders and we maintain an active dialogue with them throughout the year. During 2022, we engaged with shareholders representing over 45% ownership of our outstanding common stock. We regularly engage with shareholders on a wide variety of topics such as strategy, financial and operating performance, ESG matters and corporate governance, among others. These discussions included participation from our investor relations team as well as our CEO and CFO, line of business leaders, and technology, risk, ESG, corporate governance and human resources teams.

Management regularly reports to the independent directors regarding investor discussions and feedback on topics of interest, enabling the Board to consider and address those matters effectively. Shareholder feedback is taken into consideration and may be used to inform company practices and disclosures.

34	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

CORPORATE GOVERNANCE

Board meetings in 2022

The table below sets forth the membership of the Board’s committees and subcommittee (with the exception of the Executive Committee) as of December 31, 2022 and indicates the number of meetings held by each during 2022. The table also identifies the Chair of each committee and subcommittee, the Presiding Director, any management directors and each director who has been designated by the Board as an “audit committee financial expert” as defined under SEC regulations.

The Board held 10 meetings in 2022. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which the director served, and the average attendance of all directors at Board and applicable committee meetings was approximately 98%. The Board has adopted a policy that strongly encourages each director to attend the annual meeting of shareholders. We remind each director of this policy prior to the date of the annual meeting. All of our directors then serving attended our 2022 annual meeting of shareholders.

															Meetings Held

	(1)	(1)		(2)	(3)	(1)				(1)	(1)

Audit	●	●						●		●	●				10

Nominating and Governance			●			●	●	●						●	5

Human Resources					●	●				●			●	●	7

Risk			●	●	●		●		●						9

Special Committee on Equity & Inclusion	●				●	●						●	●		6

Technology									●			●	●		5

Compliance	●								●		●				5

Chair

(1)	Designated as an “audit committee financial expert” under SEC regulations
(2)	Management director
(3)	Presiding Director (lead independent director)

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	35

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

This section discusses relationships between PNC (including its subsidiaries) and our directors, executive officers, their immediate family members, and certain of their affiliated entities. These relationships include transactions we considered in determining the independence of our directors.

In this section, we describe the NYSE independence standards for directors and our Board-adopted independence guidelines.

Director independence

The Board must affirmatively determine that a director has no “material relationship” with PNC for the director to qualify as independent under NYSE rules. A material relationship between a director and PNC can exist as a result of a relationship between PNC and an organization affiliated with the director.

Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The ownership of a significant amount of PNC stock, by itself, will not prevent a finding of independence under NYSE rules.

NYSE rules describe specific relationships that will always impair independence. The absence of one of the enumerated relationships under this “bright-line” test does not mean that a director is deemed independent. The Board must consider all relevant facts and circumstances in determining whether a material relationship exists.

The NYSE bright-line independence tests. Each of the following relationships will automatically impair a director’s independence under the NYSE bright-line tests:

•	A director was employed by PNC within the last three years

•	A director’s immediate family member was an executive officer of PNC within the last three years

•

A director or immediate family member received more than $120,000 in direct compensation from PNC, except for certain permitted payments (such as director fees), during any 12-month period within the last three years

•	Certain employment relationships between a director or an immediate family member and PNC’s internal or external auditors

•

A director or immediate family member has within the last three years been an executive officer of a company during the same time that a PNC executive officer served on that company’s compensation committee

•

A director is an employee or an immediate family member is an executive officer of a company that has made payments to or received payments from PNC in excess of the applicable threshold in any of the last three fiscal years

For purposes of these bright-line tests, references to PNC include certain of PNC’s subsidiaries.

Additional information about the NYSE bright-line director independence tests, including commentary regarding the application of the tests, can be found on the NYSE website at www.nyse.com.

Our Board guidelines on independence. To help assess director independence, the Board adopted guidelines that describe four categories of relationships that will not be deemed to be material. If a relationship involving a director meets the criteria outlined in the guidelines, the Board may affirm the director’s independence without further analysis of that relationship, provided that the director otherwise meets the relevant independence tests. These guidelines are included in our corporate governance guidelines, which can be found in the “Governance Documents” section of our website at www.pnc.com/corporategovernance.

The four categories of relationships described in the director independence guidelines include:

•

Ordinary course business relationships, such as lending, deposit, banking or other financial service relationships, or other relationships involving the provision of products or services by or to PNC or its subsidiaries and involving a director, an immediate family member, or an affiliated entity of a director or immediate family member, where such relationships satisfy the criteria described in the guidelines

•

Contributions made by PNC, its subsidiaries or a PNC-sponsored foundation to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee, subject to the conditions described in the guidelines

•	Relationships involving a director’s relative who is not an immediate family member

•

Relationships or transactions between PNC or its subsidiaries and a company or charitable organization where a director or an immediate family member serves solely as a non-management board member or trustee or where an immediate family member is employed in a non-officer position

36	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

The director independence guidelines also allow investors to understand the considerations underlying the Board’s independence determinations.

In applying these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

If a director has a relationship that would not be considered material under our director independence guidelines but is one of the relationships described in the NYSE’s bright-line independence tests, the NYSE rules govern and the director will not qualify as independent.

The Board’s independence determinations. At a meeting held on February 16, 2023, the Board made an independence determination for each of our directors, including our director nominees. In making these determinations, the Board relied on the evaluation and recommendations made by the Nominating and Governance Committee. The Board considered relevant facts and circumstances, including an evaluation of the relationships described in this proxy statement.

In some cases, the relationships the Board evaluated included relationships a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with PNC. The relationships evaluated may have also included relationships where an immediate family member of a director is a partner, member, shareholder or officer of an organization that has a relationship with PNC.

The Board based its independence decisions on information known as of February 16, 2023. Each director has been asked to provide updates regarding any changes in circumstances that could impact the director’s status as an independent director. The Nominating and Governance Committee and the Board will consider information received throughout the year that may impact director independence.

Non-independent directors. The Board determined that Mr. Demchak is a non-independent director under the NYSE’s bright-line independence tests because he is an executive officer of PNC.

Independent directors. Based on its evaluation of the facts and circumstances of relevant relationships, the Board affirmatively determined that each director and director nominee other than Mr. Demchak qualifies as independent under NYSE rules.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	37

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Transactions with directors

Customer relationships. We provide financial services to most of our directors, some of their immediate family members and certain of their respective affiliated entities. We offer these services in the ordinary course of our business and provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers. We also extend credit to some of our directors, their immediate family members and certain of their respective affiliated entities. Federal banking law (“Regulation O”) governs these extensions of credit. We discuss the impact of Regulation O and our process for managing these extensions of credit under Director and Executive Officer Relationships—Regulation O policies and procedures beginning on page 39.

Business relationships. We enter into other business relationships with certain entities affiliated with our directors or their immediate family members. These relationships are entered into in the ordinary course of business.

Certain charitable contributions. We make contributions to charitable organizations where our directors or their immediate family members serve as directors, trustees or executive officers. We also have a matching gift program whereby we will match a non-employee director’s personal gifts to qualifying charities up to a limit of $5,000 per year.

The table below reflects banking relationships between PNC and a director, an immediate family member of a director or their respective affiliated entities. Affiliated entities include companies of which a director is, or was during 2022, a partner, executive officer or employee, companies of which an immediate family member of a director is, or was during 2022, a partner or executive officer and companies in which a director and/or immediate family member holds a significant ownership or voting position. The table below also reflects relationships where PNC contributed during 2022 to a charitable organization of which a director or an immediate family member of a director was a trustee, director or executive officer. All of these transactions satisfy the Board’s director independence guidelines as transactions that do not impair independence.

Personal or Family Relationships	Deposit, Wealth Management and Similar Banking Products(1)	●	●	●	●	●	●	●		●	●	●	●
	Credit Relationships(2)	●	●	●	●	●	●	●			●	●	●
	Charitable Contributions(3)		●	●	●	●	●	●	●	●	●		●

Affiliated Entity Relationships	Deposit, Wealth Management and Similar Banking Products(1)			●			●				●
	Credit Relationships or Commercial Banking Products(4)		●	●							●	●
(1)	Includes deposit accounts, trust accounts, certificates of deposit, safe deposit boxes, workplace banking and wealth management products.

(2)	Includes extensions of credit, including mortgages, commercial loans, home equity loans, credit cards and similar products, as well as credit and credit-related products.

(3)

Does not include matching gifts provided to charities personally supported by the director because, under the Board’s director independence guidelines, matching gifts are not a “material relationship” and are not included in considering the value of contributions against our guidelines. Matching gifts are capped at $5,000 for non-employee directors and are included in the “All Other Compensation” column in the Director compensation in 2022 table.

(4)

Includes extensions of credit, including commercial loans, credit cards and similar products, as well as credit-related products and other commercial banking products, including treasury management, purchasing card programs, foreign exchange and global trading services.

38	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics contains several provisions that regulate related person transactions. The Code of Business Conduct and Ethics applies generally to all employees, including our executive officers, and directors.

Doing business with PNC. An employee or an immediate family member may want to engage in a business arrangement, such as the sale or lease of property or the provision of services, with PNC. For these transactions, we require prior approval from a supervisor and our Corporate Ethics Office. If a director desires to engage in a business arrangement with PNC, approval is required from our Corporate Ethics Office and the appropriate Board committee.

Financial services to employees. Our employees and their extended families are encouraged to use PNC for their personal financial services. These services must be provided on the same terms as are available to the general public, all employees in a market or business, or all similarly situated employees.

Transacting PNC business. We prohibit directors and employees from transacting business on behalf of PNC with a supplier or customer in which the director, employee or an extended family member has a significant personal or financial interest. We also prohibit directors and employees from transacting business on behalf of PNC with respect to their own accounts, extended family member accounts or accounts for anyone whose close relationship may reasonably be viewed as creating a conflict of interest. Our phrase “extended family member” is similar to the SEC’s definition of “immediate family member” in Item 404(a) of Regulation S-K. We have established procedures in certain of our businesses to permit employees to transact business with family members, subject to appropriate oversight and compliance with applicable laws and regulations, including Regulation O.

Employing relatives. We employ relatives of certain executive officers and directors, in some cases under circumstances that constitute related person transactions. For additional information, see Director and Executive Officer Relationships—Family relationships on page 40. We track the employment and compensation of relatives of our executive officers and directors, and we have policies that restrict special treatment in the hiring or compensation of a relative of an executive officer or director. Our employment of a director’s relative is also a factor in the determination of the director’s independence under NYSE rules and our own adopted guidelines regarding director independence. See Director and Executive Officer Relationships—Director independence beginning on page 36.

Waivers. Employees may generally request waivers or exceptions from certain provisions of the Code of Business Conduct and Ethics from our Corporate Ethics Office. In the case of directors and executive officers, any proposed waiver or exception must be approved by both our Corporate Ethics Office and the appropriate Board committee. In 2022, no directors or executive officers requested a waiver of any of the provisions described above.

Ethics Guidelines for Directors. The Audit Committee has adopted Ethics Guidelines for Directors that contain comprehensive guidance regarding the various PNC policies governing the conduct of our directors. The guidelines are designed to supplement and assist directors in understanding relevant policies, including our Code of Business Conduct and Ethics described above, our Regulation O policies and procedures and our Related Person Transactions Policy, each described in more detail below, our Director Pre-Clearance of Securities Policy and our Anti-Corruption Policy. The Ethics Guidelines for Directors were most recently approved on August 10, 2022.

Regulation O policies and procedures

We maintain additional policies and procedures to help ensure our compliance with Regulation O, which imposes various conditions on a bank’s extension of credit to directors and executive officers and their related interests. Any extensions of credit we make must comply with our Regulation O policies and procedures. Our Regulation O policies and procedures require:

•

Extensions of credit to covered individuals or entities be made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with those who are not covered. For credit extensions under a benefit or compensatory program widely available to all employees, we may not give preference to any covered individual;

•

The covered extension of credit be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features; and

•	The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our subsidiary bank, PNC Bank, National Association, has a Regulation O Credit Officer who reviews extensions of credit to Regulation O insiders to determine our compliance with these policies. If an extension of credit would result in an aggregate extension of credit of more than $500,000, or an extension of credit is proposed in connection with an insider whose aggregate extensions of credit already exceed $500,000, the bank’s Board of Directors must approve it in

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	39

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

advance. In addition, a director can only meet our guidelines for independence with respect to extensions of credit if the credit complied with Regulation O at the time PNC extended it. The bank’s Board of Directors receives a report of all extensions of credit made to directors and executive officers and their related interests under Regulation O. All loans to our directors and executive officers and their related interests outstanding during 2022 complied with Regulation O.

Family relationships

No family relationships exist among any of our directors or executive officers. There are family relationships between certain of our directors and executive officers and some of the approximately 61,000 PNC employees. These employees, including those discussed below, participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

A brother-in-law of Gregory Jordan, one of our executive officers, is employed by PNC and had been for many years before Mr. Jordan joined PNC in 2013. He does not share a household with Mr. Jordan, is not an executive officer of PNC and does not report directly to an executive officer of PNC. His compensation paid in 2022 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.

Two sons of Michael Hannon, one of our executive officers, are employed by PNC. They do not share a household with Mr. Hannon, are not executive officers of PNC and do not report directly to an executive officer of PNC. The compensation paid to each in 2022 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.

Indemnification and advancement of costs

We indemnify directors, executive officers and in some cases employees and agents against certain liabilities. The covered person may have incurred a liability as a result of service on our behalf or at our request. We may also advance the costs of certain claims or proceedings on behalf of a covered person. If we advance costs, the covered person agrees to repay us if it is determined that the person was not entitled to indemnification. The insurance policies we maintain for our directors and executive officers also provide coverage against certain liabilities.

The indemnification provisions, the advancement of costs and our insurance coverage may provide benefits to our directors and executive officers. During 2022, we did not advance legal costs to any director or executive officer.

40	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

RELATED PERSON TRANSACTIONS

Related person transactions policy

A related person transaction is generally any transaction in which PNC or its subsidiaries is or will be a participant, the amount involved exceeds $120,000 and a director (or nominee), executive officer, family member or any beneficial owner of more than 5% of our common stock has or will have a direct or indirect material interest. Our policy for the review and approval of related person transactions was most recently approved on August 10, 2022.

This policy provides guidance on the framework for reviewing potential related person transactions and approving or ratifying related person transactions, and establishes our Presiding Director as the individual who decides how transactions should be evaluated.

In general, a potential related person transaction that involves a director would be reviewed by the Nominating and Governance Committee, as the transaction could also impact independence. A transaction that involves an executive officer or beneficial owner of more than 5% of our common stock would generally be reviewed by the Audit Committee. The full Board receives reports on approved, disapproved and ratified transactions. Under the policy, a related person transaction may be permitted only if the appropriate Board committee approves the transaction as not inconsistent with the interests of PNC and its shareholders and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Certain related person transactions

Based on information contained in a Schedule 13G filed with the SEC, BlackRock, Inc. (“BlackRock”), through certain of its subsidiaries, indicated that it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2022 (see Security Ownership of Management and Certain Beneficial Owners—Security ownership of certain beneficial owners on page 95). BlackRock is the beneficial owner of our common stock as a result of being a parent company or control person of the subsidiaries disclosed in its Schedule 13G, each of which holds less than 5% of our outstanding shares of common stock.

During 2022, we paid BlackRock approximately $8.3 million for use of BlackRock’s enterprise investment system and related services, which include risk analytics, portfolio management, compliance and operational processing. We also paid BlackRock approximately $2.9 million for securities trading related services and approximately $0.1 million for investment advisory and administration services provided to certain of our subsidiaries and separate accounts assets for a fee based on assets under management. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

During 2022, we received approximately $6.2 million in fees from BlackRock for distribution and shareholder servicing activities. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

We may in the ordinary course of business engage in transactions with BlackRock mutual funds, including using the BlackRock funds as treasury management vehicles for our corporate clients, selling BlackRock investment products to our customers or placing our customer funds in BlackRock mutual funds, using BlackRock funds as an investment vehicle for the PNC 401(k) accounts, providing commercial loan servicing to BlackRock funds or providing shareholder services to our clients who are shareholders of BlackRock mutual funds.

We may also make loans to BlackRock or the BlackRock funds. These loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PNC, and do not involve more than the normal risk of collectability.

Based on information contained in a Schedule 13G filing with the SEC, The Vanguard Group (“Vanguard”) indicated it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2022 (see Security Ownership of Management and Certain Beneficial Owners—Security ownership of certain beneficial owners on page 95). In the ordinary course of business during 2022, our Corporate & Institutional Banking business engaged in treasury management transactions and banking transactions with Vanguard. These transactions were entered into on an arm’s length basis and contained customary terms and conditions. PNC also participates in two syndicated credit facilities to Vanguard and Vanguard-managed funds. These credit transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable facilities with persons not related to PNC, and did not involve more than the normal risk of collectibility. In addition, our Asset Management Group and PNC Investments each include Vanguard funds in their respective investment platforms.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	41

DIRECTOR COMPENSATION

The Nominating and Governance Committee of the Board reviews all elements of non-employee director compensation, which are described below, and makes an annual compensation recommendation to the Board. Mr. Demchak receives no additional compensation for serving as a PNC director. In addition to annual compensation, the Committee may approve special compensation to a director for extraordinary service. The primary objectives of the Committee’s annual review are to confirm continued alignment with business and shareholder interests, evaluate our director compensation program relative to our peers, and identify and respond to continued changes in director compensation in light of the competitive environment. The Committee conducted its annual compensation review for 2022 on April 27, 2022.

The following table describes the components of non-employee director compensation in 2022:

Annual Retainer

Each director	$95,000

Additional retainer for Presiding Director	$45,000

Additional retainer for Chairs of Audit, Human Resources, Nominating and Governance, Risk, Technology and Equity & Inclusion Committees	$25,000

Additional retainer for Chair of Compliance Subcommittee	$25,000

Meeting Fees (Committee and Subcommittee Meetings Only)

First six meetings	$1,500

Each additional meeting	$2,000

Equity-Based Grants

Value of 880 deferred stock units awarded as of April 27, 2022	$149,978

Deferred compensation plans. Our non-management directors may choose to defer the compensation they receive for meeting fees and retainers under our Directors Deferred Compensation Plan. Under this plan, the directors may elect to defer compensation into an account that tracks the price of PNC common stock or an interest rate defined in the plan. The accounts that track the price of PNC common stock are credited with a number of units (including fractional shares) that could have been purchased with the equivalent of PNC common stock cash dividends. We do not pay above-market or preferential earnings on any director compensation that is deferred. The directors may choose the payout date and whether the payout, which is made in cash, will be in a lump sum or up to 10 annual installment payments.

Under the Outside Directors Deferred Stock Unit Program, a subprogram of the 2016 Incentive Award Plan, each non-employee director is eligible to receive an annual grant of deferred stock units that vest immediately upon grant and are paid out in shares of PNC common stock at retirement. The deferred stock units accrue dividends with reinvestment equal to the number of units that could have been purchased with the equivalent of PNC common stock cash dividends (rounded down to the nearest whole share).

Other director benefits. We generally limit the benefits we provide to our directors, but we regularly provide the following:

•	Charitable matching gifts. We will match a non-employee director’s personal gifts to qualifying charities up to a limit of $5,000 per year.

•	Insurance policies. We pay for various insurance policies that protect directors and their families from personal loss connected with Board service.

•	Expenses related to Board service. We pay for expenses connected with our directors’ Board service, including travel on corporate, private or commercial aircraft, lodging, meals and incidentals.

We may also provide other incidental benefits to our directors from time to time, including tickets to cultural, social, sporting or other events and small gifts for holidays, birthdays or special occasions. In limited circumstances, we may also provide travel for directors on corporate aircraft for personal purposes, such as when a family emergency arises or a seat is available on a previously scheduled flight. We determine the value of these benefits based on the incremental cost to PNC and we include the amount in the “All Other Compensation” column of the Director compensation in 2022 table below.

Director stock ownership requirement. The Board has adopted a common stock purchase guideline for our non-management directors. Under this guideline, each director must own shares of PNC common stock (including phantom stock units) with a value of at least five times the value of his or her annual base retainer. Until a director meets this ownership level, he or she must purchase or acquire common stock or stock units that equal at least 25% of the annual retainer for that year. A director may satisfy this requirement through open market purchases or by deferring compensation into stock units under the Directors Deferred Compensation Plan described above. As of December 31, 2022, the minimum ownership threshold for directors was valued at $475,000. All of our directors serving at that time other than Bryan S. Salesky, who was appointed in October 2021, and Renu Khator, who was appointed in May 2022, satisfied the ownership guideline.

42	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

DIRECTOR COMPENSATION

Director compensation in 2022

For fiscal year 2022, we provided the following compensation to our non-employee directors:

Director Name	Fees Earned(a)	Stock Awards(b)	All Other Compensation(c)	Total

Joseph Alvarado	$125,000	$149,978	$5,000	279,978

Charles E. Bunch*	$55,000	$—	$5,000	60,000

Debra A. Cafaro	$148,000	$149,978	$26,144	324,122

Marjorie Rodgers Cheshire	$182,000	$149,978	$49,689	381,667

Andrew T. Feldstein	$207,500	$149,978	$111,946	469,424

Richard J. Harshman	$160,000	$149,978	$10,420	320,398

Daniel R. Hesse	$145,500	$149,978	$28,804	324,282

Renu Khator**	$71,728	$—	$907	72,635

Linda R. Medler	$125,000	$149,978	$5,526	280,504

Robert A. Niblock***	$114,000	$149,978	$5,994	269,972

Martin Pfinsgraff	$157,500	$149,978	$—	307,478

Bryan S. Salesky	$135,250	$149,978	$1,073	286,301

Toni Townes-Whitley	$120,500	$149,978	$—	270,478

Michael J. Ward	$111,500	$149,978	$50,130	311,608

*Mr. Bunch served as a director through April 27, 2022.

**Ms. Khator was appointed as a director on May 10, 2022.

***Mr. Niblock was appointed as a director on January 5, 2022.

(a)

This column includes the annual retainer, additional retainers for the Presiding Director and the chairs of committees and subcommittees, and committee and subcommittee meeting fees earned for 2022. The amounts in this column also include the fees voluntarily deferred by certain directors under our Directors Deferred Compensation Plan, a non-qualified defined contribution plan, as follows: Debra A. Cafaro ($148,000); Marjorie Rodgers Cheshire ($72,800); Andrew T. Feldstein ($207,500); Richard J. Harshman ($40,000); Daniel R. Hesse ($145,500); Renu Khator ($67,240); Robert A. Niblock ($55,289); Bryan S. Salesky ($55,750); and Michael J. Ward ($111,500).

(b)

The amounts in this column reflect the grant date fair value under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) of 880 deferred stock units awarded to each director under our Outside Directors Deferred Stock Unit Program as of April 27, 2022, the date of grant. The grant date fair value is calculated based on the NYSE closing price of our common stock on the date of grant of $170.43 per share.

As of December 31, 2022, the non-employee directors listed in the table below had outstanding stock units in the following amounts:

Director Name	Cash-Payable Stock Units	Stock-Payable Stock Units

Joseph Alvarado	—	4,428

Debra A. Cafaro	4,999	5,570

Marjorie Rodgers Cheshire	8,122	6,968

Andrew T. Feldstein	19,494	6,968

Richard J. Harshman	1,059	4,428

Daniel R. Hesse	4,419	6,968

Renu Khator	404	—

Linda R. Medler	982	5,570

Robert A. Niblock	321	896

Martin Pfinsgraff	—	5,570

Bryan S. Salesky	316	896

Toni Townes-Whitley	—	4,428

Michael J. Ward	8,272	6,968

None of our non-employee directors had any outstanding stock options or unvested stock awards as of December 31, 2022.

(c)

This column includes income under the Directors Deferred Compensation Plan and the Outside Directors Deferred Stock Unit Plan as follows: Debra A. Cafaro ($26,144); Marjorie Rodgers Cheshire ($44,689); Andrew T. Feldstein ($106,946); Richard J. Harshman ($5,420); Daniel R. Hesse ($23,804); Renu Khator ($907); Linda R. Medler ($5,526); Robert A. Niblock ($994); Bryan S. Salesky ($1,073); and Michael J. Ward ($45,130). This column also includes the dollar amount of matching gifts made by us in 2022 to charitable organizations. No non-employee director received any incidental benefits in 2022, and there were no incremental costs to PNC for personal use of our corporate aircraft by any non-employee director in 2022.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation philosophy, describes our compensation programs and reviews our compensation decisions for the following named executive officers:

CD&A Table of Contents

Named Executive Officers (“NEOs”)

William S. Demchak Chair, President and Chief Executive Officer

Robert Q. Reilly Executive Vice President and Chief Financial Officer

Michael P. Lyons Executive Vice President and Head of Corporate & Institutional Banking

E William Parsley, III Executive Vice President and Chief Operating Officer

Karen L. Larrimer Former Executive Vice President and Head of Retail Banking and Chief Customer Officer

Gregory B. Jordan Executive Vice President, General Counsel & Chief Administrative Officer

44	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2022 performance summary

By focusing on serving our customers and communities, PNC delivered strong results in 2022. Capitalizing on opportunities across our coast-to-coast franchise, we grew loans and generated record revenue during a rapidly rising interest rate environment. At the same time, we controlled expenses and delivered substantial positive operating leverage (growing revenue faster than expenses). Our credit quality metrics remained strong, and our solid capital position allowed us to return $6 billion of capital to shareholders throughout the year.

These were our performance highlights from 2022:

Delivering value to our shareholders, while maintaining strong capital and liquidity

Reported strong financial results, with full-year net income of $6.1 billion, or $13.85 diluted earnings per share (“EPS”), return on average assets of 1.11% and return on average common equity of 13.52%.

Generated record full-year revenue of $21.1 billion, increasing $1.9 billion, or 10%, compared to 2021, driven by higher net interest income which reflected the impact of rising interest rates.

Managed expenses while continuing to invest in our businesses, technology and employees. Expenses of $13.2 billion increased 1%, or $168 million, compared to 2021 and we exceeded our $300 million continuous improvement goal for the year.

Achieved substantial positive operating leverage of 9%.

Maintained a strong balance sheet. Total loans increased $37.7 billion, or 13%, reflecting strong production across businesses. Total deposits decreased $21.0 billion, or 5%, largely due to the impact of inflationary pressures and competitive pricing dynamics.

Capital and liquidity positions remained solid throughout the year, with a Basel III common equity Tier 1 capital ratio of 9.1% as of year-end 2022.

Returned $6.0 billion of capital to shareholders through $3.6 billion of common share repurchases, and dividends on common shares of $2.4 billion.

Delivered strong three-year and five-year total shareholder returns, ranking 4th in our peer group.

Supporting our customers, communities and employees

Met all six of our organizational workforce diversity objectives in 2022.

Initiated and made significant progress delivering on our four-year, $88 billion Community Benefits Plan aimed at advancing economic opportunities for low- and moderate-income individuals and communities, and people of color.

Executing against our three strategic priorities

Expanding our leading banking franchise to new markets and digital platforms

Began 2022 with BBVA USA fully integrated. Our progress within the BBVA-influenced markets continues to exceed our expectations in terms of growing client relationships and opportunities for revenue synergies throughout the company.

Added more than 41,000 ATMs across the country through a partnership with Allpoint®, which PNC customers can use surcharge-free.

Deepening our customer relationships by delivering a superior banking experience and financial solutions

Eliminated non-sufficient fund (NSF) fees for all consumer deposit account customers.

Acquired Linga, enhancing our payment capabilities to better serve restaurant and retail clients.

Entered a new partnership to offer specialized property and casualty insurance designed specifically for high net worth and ultra-high net worth individuals.

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COMPENSATION DISCUSSION AND ANALYSIS

Leveraging technology to create efficiencies that help us better serve customers

Launched PNC EarnedIt, an innovative, on-demand pay solution that enables PNC’s clients to provide their employees with access to earned pay prior to payday.

Introduced a digitally optimized, end-to-end mortgage application process.

Made significant progress toward a real-time core deposit system.

On pages 53 to 62, we discuss in more detail how our 2022 performance affected our compensation decisions.

Our compensation program

This section discusses how we view executive compensation and why we make the decisions that we do. The Human Resources Committee of the Board (referred to in this CD&A as the “Committee”) uses the following principles to help guide its executive compensation decisions:

Compensation principles

Pay for performance	Provide appropriate compensation for demonstrated performance across the enterprise

Create value	Align executive compensation with long-term shareholder value creation

Manage talent	Provide competitive compensation opportunities to attract, retain and motivate high-quality executives

Discourage excessive risk-taking	Encourage focus on the long-term success of PNC and discourage excessive risk-taking

The Committee believes that the successful application of these principles requires a thoughtful program design, which includes a balanced evaluation of performance. The Committee believes that discretion, flexibility and judgment are critical to its ability to award incentive compensation that reflects near-term performance results and progress toward longer-term strategic priorities that allow PNC to create value for our shareholders. See Evaluating performance on page 49 for more information on how the Committee evaluates performance.

Key program features

The Committee reviews and approves the compensation to be paid to our NEOs. We seek clarity and transparency in our compensation structure, using features that we believe will help to create a balanced program. While we consider the expectations of various stakeholders, we want our compensation program to achieve multiple objectives, consistent with our compensation principles. The Committee also regularly reviews the operation of our compensation program to help ensure that our objectives continue to be met.

Taken as a whole, our executive compensation program includes several complementary features:

We provide incentives for performance over different time horizons (short- and long-term).

We embed performance goals into a significant portion of our long-term incentives and include a risk-based performance review that could reduce or eliminate the awards.

We reward achievement against both quantitative and qualitative goals, while allowing for discretion.

We connect pay to company performance, relative to both our internal objectives and controls and the performance of a carefully selected peer group.

We consider market data and trends when making pay decisions.

We place a substantial majority of compensation at risk.

We pay some incentive compensation in cash today, while deferring most of our incentives for several years through potential equity-based payouts.

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COMPENSATION DISCUSSION AND ANALYSIS

What we do (and don’t do)

The following table illustrates some important features of our executive compensation program — not only what we do, but what we don’t do:

WHAT WE DO	WHAT WE DON’T DO

We pay for performance. We link most of our executive pay to performance, including financial and operating performance measures, qualitative measures and risk-based metrics.	✗	We do not allow tax gross-ups. We do not provide excise tax gross-ups in any change of control agreement. We do not offer tax gross-ups on the perquisites that we offer.

We discourage excessive risk-taking. Our program discourages executives from taking inappropriate, excessive risks in several ways — including by relying on multiple performance metrics, deferring payouts over a long period, establishing clawback and forfeiture provisions, and requiring meaningful stock ownership.

✗

We will not enter into substantial severance arrangements without shareholder approval. If a severance arrangement would pay more than 2.99 times base and bonus (in the year of termination), it requires shareholder approval.

We require executives to hold PNC stock. Our executives must hold a substantial amount of stock, and this amount continues to increase as their equity awards vest.	✗

We do not grant equity that accelerates upon a change in control (no “single trigger”). We require a “double trigger” for equity to vest upon a change in control — not only must the change in control occur, but the executive must be terminated.

We have a clawback and forfeiture policy. Our policy requires us to claw back prior incentive compensation that we awarded based on materially inaccurate performance metrics. Our policy gives us broad discretion to cancel unvested equity awards due to risk-related issues or detrimental conduct.

	✗	We do not reprice stock options. Although we currently do not grant stock options, we cannot reprice stock options that are out-of-the-money, unless our shareholders allow us.

We limit perquisites. We provide limited perquisites. Our NEOs may receive financial planning and tax preparation services and limited personal use of the corporate aircraft. Two NEOs remain eligible to receive executive physicals under a legacy program that we no longer offer.

	✗	We do not enter into employment agreements. We do not enter into individual employment agreements with our executive officers; they serve at the will of the Board.

We retain an independent compensation consultant. The Committee retains an independent compensation consultant that provides no other services to PNC.

We prohibit hedging, pledging and short sales of PNC securities. We do not allow any employee or director to hedge or short-sell PNC securities. We do not allow any executive officer or director to pledge PNC securities.

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COMPENSATION DISCUSSION AND ANALYSIS

Regulatory expectations

As a large diversified financial services company, we must comply with various regulatory requirements. The Board of Governors of the Federal Reserve (the “Federal Reserve”) regulates PNC as a bank holding company and has provided guidance and set expectations with respect to our compensation program. The Office of the Comptroller of the Currency (the “OCC”) regulates our primary banking subsidiary, and also sets expectations for our compensation program. The Federal Reserve, the OCC and other financial industry regulatory entities, including the SEC, may provide guidance periodically on compensation matters.

Total compensation targets

Each NEO has a total compensation target for the year that consists of a base salary and an incentive compensation target (composed of annual cash and long-term equity-based awards). We generally set these targets in the first quarter of the year or when an executive joins PNC or assumes new responsibilities.

Total compensation targets include the following components:

When constructing an appropriate total compensation target for an NEO, the Committee uses a framework that is consistent with our compensation principles:

We set targets using several factors, including market data. The Committee reviews available market data but does not use a formula to set an executive’s target compensation. The Committee evaluates many factors, including the appropriateness of the job match and market data, the responsibilities of the position and the executive’s demonstrated performance, skills and experience.

At least 50% of compensation is equity-based and not payable for several years. The Committee believes that a significant portion of compensation should be at risk, tied to PNC stock performance and not payable, if at all, for several years. Accordingly, at the beginning of the performance year, the Committee establishes a specific minimum percentage of each executive’s total compensation that will be delivered through long-term equity-based awards. For 2022, the Committee designated that all current NEOs would receive at least 50% of their total compensation through long-term equity-based awards. The specific mix of cash and equity for each NEO is discussed in more detail on page 56.

We split the equity-based incentive between two forms of awards. Each NEO who receives a long-term equity-based incentive award generally receives the award in two primary forms, a Performance Share Unit (“PSU”) representing 60% of the value of the long-term award, and a Restricted Share Unit (“RSU”) representing 40% of the value. Payouts under these awards are deferred over multiple years. For information on the terms of these awards, see pages 49 to 52.

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COMPENSATION DISCUSSION AND ANALYSIS

Evaluating performance

The Committee believes the total compensation targets collectively provide an appropriate balance between fixed and variable amounts, measuring short-term and long-term performance, immediate and deferred payouts, and cash and equity-based awards. For information on how the Committee’s incentive compensation decisions compared to the targets for the 2022 performance year, see page 56.

The Committee believes that an effective executive compensation program requires a comprehensive evaluation of performance across multiple categories. This evaluation generally includes a review of financial performance, how we executed against our strategic objectives and how we manage risk, customer experience and leadership.

The Committee has not adopted a formula-driven compensation program, believing that formulas may reward short-term results or behaviors that do not serve the long-term interests of our shareholders. Metrics that rely solely on formulas may also be inappropriately skewed by results outside of management’s control. Finally, formulas may undervalue important strategic objectives that do not translate to easily or immediately quantifiable metrics. As a result, the Committee evaluates a variety of quantitative and qualitative metrics to attain a comprehensive understanding of PNC’s overall performance.

To the extent possible, the performance metrics reviewed by the Committee align the objectives of our management, shareholders and federal banking regulators. In some cases, these stakeholders have different objectives that cannot be easily reconciled — for example, shareholders seeking higher returns may be willing to tolerate more risk than a federal banking regulator would accept. That is another reason we rely on multiple metrics, representing performance against a range of goals, and include the ability to make significant adjustments for risk management performance.

The CEO reviews PNC’s quarterly and annual performance with the Committee. During these quarterly reviews, the Committee receives a report on the following metrics, with comparisons to the prior year’s results, the current year’s budget or peer performance results, as appropriate:

Category of Metric	Metrics Evaluated

Financial Performance (measured against prior year, current year budget and peer group)	Net interest income
Noninterest income*
EPS growth*
Return on assets*
Return on equity*
Risk-adjusted efficiency ratio

Capital, Risk and Expense Management (measured against prior year and to the extent available, peer group)	Tangible book value
CET1 ratio
Loans to deposits ratio
Net charge-offs to average loans
Allowance for loan and leases losses to total loans
Noninterest expense

Business Growth (measured against prior year, current year budget and to the extent available, peer group)	Average loan balances
Allowance for loan and lease losses
Average interest-bearing deposits
Average noninterest-bearing deposits
Assets under administration
Mortgage origination value

Total Shareholder Return (“TSR”) (measured against peer group and the S&P banking index)	One-year Three-year
Five-year

*	As adjusted

We also adjust some of these metrics for certain events as described in more detail beginning on page 53. In addition to these metrics, the Committee measures our progress against strategic objectives and assesses our risk management performance. The Committee also reviews detailed breakdowns of diversity representations and talent trends throughout each level of our workforce. In determining the amount of incentive awards against the incentive compensation targets, the Committee may consider these performance metrics without assigning a specific weight or formula to any on metric.

Incentive compensation program

The incentive compensation target includes two components: an annual incentive award payable in cash and a long-term incentive award that is equity-based and granted in two different forms (PSUs and RSUs). After the performance year ends, the Committee evaluates PNC’s aggregate performance for the year, as well as the individual performance of each NEO, and determines an incentive compensation amount to be awarded to each executive, expressed as a percentage of the incentive compensation target set at the beginning of the performance year.

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COMPENSATION DISCUSSION AND ANALYSIS

Once the Committee determines the final incentive compensation amount, it is divided between the annual cash incentive and the long-term equity-based incentive. The long-term incentive award makes up at least 50% of the value of the total compensation awarded to the NEO. Ms. Larrimer retired in 2022 and did not receive a long-term incentive award for the 2022 performance year.

Although not a part of our annual incentive compensation program, as previously disclosed, the Committee also granted Leadership Continuity Awards in the form of performance-based restricted share units (“PRSUs”) to three NEOs (Mr. Reilly, Mr. Lyons and Mr. Parsley) during the second quarter of 2022. The Committee did not grant a Leadership Continuity Award to Mr. Demchak, our CEO, or to Ms. Larrimer or Mr. Jordan. The Leadership Continuity Awards are described on page 60.

The Committee’s evaluation of 2022 performance and the related compensation decisions made by the Committee for each NEO are described on pages 53 to 62.

Long-term incentive award (equity-based). The long-term incentive is equity-based and granted through two separate awards — PSUs and RSUs. The Committee made these grants to NEOs in the first quarter of 2023 (for 2022 performance) and in the first quarter of 2022 (for 2021 performance). Ms. Larrimer retired in 2022 and did not receive a long-term incentive award for the 2022 performance year. These awards, and all other equity-based awards, are made under PNC’s shareholder-approved 2016 Incentive Award Plan.

The table below summarizes the material terms and conditions of the awards granted in 2023 for 2022 performance (these terms and conditions are the same as the terms and conditions of the awards granted in 2022 for 2021 performance):

Name of Award	% of Long- Term Incentive Value	Vesting Schedule	Metrics	Payout Range (% of Target)	Stock or Cash Payout

PSU	60%	After three-year performance period ends	PNC’s return on equity (ROE) compared to performance targets EPS growth rank against our peer group	0–150%	Stock

RSU	40%	Annual installments over three years	Time-based	0–100%	Stock

PSUs. With respect to 2022 performance, in the first quarter of 2023 the Committee granted to certain of our senior executives, including all NEOs (except for Ms. Larrimer), PSUs that represent an opportunity to receive shares of PNC common stock. The payout is based on how PNC performs against two corporate performance metrics over a three-year performance period. Performance against these two metrics generates a percentage (the corporate performance factor). The award may be decreased if PNC fails to satisfy a risk performance metric or based on a discretionary risk performance review conducted by the Committee. After applying any risk-related performance adjustment (and if PNC satisfies the risk performance metric), the resulting percentage is applied to the number of target PSUs to determine the final number of units available for settlement. The PSUs have a maximum payout opportunity of 150% of target. Payout of any award under the PSUs also requires the satisfaction of service requirements and other award conditions.

The Committee may also increase or decrease the size of the final payout to maintain the intended economics of the award if circumstances change. These circumstances include external events affecting PNC or members of its peer group or its financial statements that are outside of PNC’s control and not reasonably anticipated.

The two corporate performance metrics include an absolute metric (an internal PNC measurement against a target) and a relative metric (PNC performance against our peer group). The absolute metric is PNC’s three-year average return on equity (“ROE”), as adjusted, compared to three-year ROE performance targets established in advance by the Committee. The relative metric is PNC’s three-year average EPS growth, as adjusted, compared to the three-year average EPS growth of our peer group.

The ROE metric, as adjusted, will be calculated annually for each year of the performance period. At the end of the three-year performance period, average ROE for the performance period will be determined as the average of PNC’s annual ROE for each year. In establishing the ROE performance targets, the Committee considers multiple factors, including our historical performance, budget and future growth expectations, peer group results, cost of capital and analyst expectations.

The EPS growth metric, as adjusted, will be calculated for each year of the performance period. At the end of the three-year performance period, the annual EPS growth percentages will be averaged. PNC’s three-year average EPS growth will be compared to the three-year average of each member of our peer group to determine our percentile rank.

50	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Once PNC’s percentile rank relating to average EPS growth, as adjusted, and PNC’s average ROE, as adjusted, are determined for purposes of the grants, the corporate performance factor, ranging from 0–150%, will be calculated using the grid below and applying bilinear interpolation.

The chart below shows the corporate performance metrics for the 2023 PSU grants (the corporate performance metrics for the 2022 grants were disclosed in last year’s proxy statement). For the 2023 PSU grants, the Committee maintained the three-year average ROE performance range of 8%-13%, but increased each of the levels within that range by 75 basis points from last year. The Committee approved this grid based on the overall economic environment and PNC’s risk appetite, as well as an analysis of PNC’s cost of capital and a multi-year pro forma analysis of ROE.

2023 PSU Award (2023-2025 Performance Period)		Three-year average EPS growth, as adjusted (relative)
		PNC percentile rank (25th percentile or below)	PNC percentile rank (50th percentile)	PNC percentile rank (75th percentile or above)

Three-year average ROE, as adjusted (absolute)	13.00%	100.0%	125.0%	150.0%
	12.25%	87.5%	112.5%	137.5%
	11.25%	75.0%	100.0%	125.0%
	10.25%	62.5%	87.5%	100.0%
	8.00%	50.0%	75.0%	87.5%
	Below	0.0%	25.0%	50.0%

When calculating our adjusted average ROE and EPS growth for this award, consistent with our prior awards, we will reverse the after-tax impact of our provision for credit losses — that is, we will add back the provision amount to our reported net income. We will then subtract total net charge-offs from the net income amount and adjust net income for the change in taxes. Net charge-offs represent the amount of a loan (or portion of a loan) that we remove from our balance sheet because we deem it to be uncollectible, less any recoveries. We expect this adjusted ROE and EPS growth to present a more accurate measurement of how efficiently we create profit, as it replaces our estimated credit losses (provision) with the actual losses we incur (net charge-offs). Adjustments will also be made on an after-tax basis for the impact to PNC and the companies in our peer group, as appropriate, of items resulting from changes in federal tax law, discontinued operations (as such term is used under GAAP), and any acquisition costs and merger integration costs.

RSUs. With respect to 2022 performance, in early 2023 the Committee also granted to certain of our senior executives, including all NEOs (except for Ms. Larrimer), RSUs that represent an opportunity to receive shares of PNC common stock. The RSUs vest pro rata over three years, with each of the three annual installments (tranches) vesting on the anniversary of the grant date (or if later, the date the Committee determines that all risk conditions have been satisfied). Vesting also requires the satisfaction of service requirements and other award conditions.

Additional provisions for PSUs and RSUs. The provisions described in this section apply to both of our long-term incentive awards — the PSUs and the RSUs.

Risk-based performance reviews. All long-term incentive awards are subject to risk-based performance reviews. The primary risk-based metric measured as part of this review is the Basel III common equity Tier 1 capital ratio (the “CET1 Ratio”). PNC must maintain a minimum capital ratio of 4.5%, plus an additional capital stress buffer. At the end of the performance year, the minimum required CET1 Ratio was 7.4%.

For PSUs, for each year during the three-year performance period that PNC fails to meet the CET1 Ratio, one-third of the target number of PSUs granted will be eligible for forfeiture. After the three-year performance period ends, the Committee will conduct a final performance review and may reduce the number of target shares available for payout if PNC did not meet the CET1 Ratio for one or more years during the performance period.

For RSUs, each RSU tranche is subject to the same risk-related performance metric that will be applied to the PSUs, with all or a portion of that tranche being eligible for forfeiture. After the year ends, the Committee will conduct a risk-based performance review and may decrease the number of shares available for payout under the applicable RSU tranche if PNC did not meet the CET1 Ratio as of the end of the most recent year before the vesting date of that tranche.

In addition, and independent from the evaluation of the CET1 Ratio, the Committee may conduct another risk performance review for the PSUs and the RSUs. This discretionary review would generally occur in connection with a risk-related action of potentially material consequence to PNC. If the Committee exercises its discretion to conduct a risk performance review, the Committee will review and determine if a reduction to the corporate performance factor for risk performance is appropriate for the PSUs or if a reduction for risk performance is appropriate for the applicable RSU tranche.

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COMPENSATION DISCUSSION AND ANALYSIS

Dividends. Both the PSUs and the RSUs will accrue cash dividend equivalents during their respective performance periods. For the PSUs, the accrued dividend equivalents will be adjusted by the same percentage as the target PSUs at the time of payout and will then be paid out in cash. For the RSUs, the accrued dividend equivalents with respect to a tranche will pay out in cash at the same time, and will be adjusted by the same payout percentage, as the RSUs to which they relate.

Other compensation and benefits

In addition to the components included in the total compensation target outlined above, our executive compensation program also includes limited perquisites (to increase efficiency and focus on our business), change in control arrangements (for continuity of management in connection with a potential change in control) and health and retirement plans (to promote health and wellness and post-retirement financial security). More information on perquisites can be found on page 65 and a detailed discussion of our change in control arrangements begins on page 83:

Stakeholder engagement and impact of 2022 say-on-pay vote

The annual advisory vote on executive compensation (“say-on-pay”) that we provide to shareholders received another year of strong support in 2022, with approximately 96% of our shareholders voting in favor. We have averaged approximately 95% support from our shareholders over the 14 years that we have provided a say-on-pay vote.

We regularly engage with our investors to facilitate open, clear and transparent communications with shareholders. We discussed executive compensation with some of our investors in 2022, but no material issues or concerns were raised.

The Committee considered the results of the say-on-pay vote and any relevant feedback received from shareholders, among the other factors discussed in this CD&A, when determining compensation for 2022 performance. The Committee did not make any changes to the executive compensation program based on the say-on-pay vote or specific discussions with shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 compensation decisions

2022 targets

At a meeting held in February 2022, the Committee set the following total compensation targets for our NEOs:

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Karen L. Larrimer	Gregory B. Jordan

Base salary (annualized)	$1,200,000	$700,000	$700,000	$700,000	$700,000	$600,000

Incentive compensation target	$15,800,000	$4,800,000	$8,300,000	$7,800,000	$4,100,000	$3,100,000
Annual cash incentive portion	$3,900,000	$2,050,000	$2,900,000	$2,700,000	$1,700,000	$1,250,000
Long-term incentive portion	$11,900,000	$2,750,000	$5,400,000	$5,100,000	$2,400,000	$1,850,000

Total compensation target	$17,000,000	$5,500,000	$9,000,000	$8,500,000	$4,800,000	$3,700,000

For the 2022 performance year, the total compensation targets for our NEOs are generally aligned with the market, as adjusted for PNC’s total assets (and using an average of recent total compensation if a peer does not disclose targets). When establishing the total compensation targets for 2022, the Committee reviewed available market data with Meridian, its independent compensation consultant, and members of management. Following consultation with Meridian and members of management, the Committee increased 2022 total compensation targets for the following NEOs: Mr. Demchak (from $14,200,000 to $17,000,000); Mr. Reilly (from $4,800,000 to $5,500,000); Mr. Lyons (from $8,000,000 to $9,000,000); and Mr. Parsley (from $8,000,000 to $8,500,000). The Committee increased the total compensation targets for these NEOs based on their performance and demonstrated ability to execute against our strategic objectives, the desire for executive leadership stability and retention in a dynamic market for external talent, and market data for similarly situated positions.

2022 performance

At meetings held during the first quarter of 2023, the Committee reviewed PNC’s 2022 performance with the CEO, the Chief Risk Officer and other members of management. In evaluating performance and determining incentive compensation awards for our NEOs, the Committee may consider several metrics, without assigning a particular weight to any one metric.

To evaluate our 2022 performance, the Committee reviewed our performance against the range of metrics described on page 49, including the selected performance metrics identified in the table below. As noted above, the Committee reviews our results on the six financial performance metrics in the table below relative to both budget and the prior year’s results, along with other key metrics that are generally evaluated relative to the prior year’s results.

Financial performance metrics	2022 results(1)	2022 budget(1)	2021 results(1)	2022 results vs. 2022 budget		2022 results vs. 2021 results

Net interest income (in millions)	$13,014	$12,300	$10,647	+5.8%		+22.2%

Noninterest income (in millions)*	$8,133	$8,695	$8,629	-6.5%		-5.7%

Diluted EPS*	$13.80	$11.34	$11.52	+21.7%		+19.8%

ROE*	12.59%	9.32%	9.59%	+35.1%		+31.3%

ROA*	1.11%	0.91%	1.00%	+22.0%		+11.0%

Risk-adjusted efficiency ratio*	64.81%	64.78%	67.06%	-0.05%	(2)	+3.4%	(2)

Other key performance metrics	2022 results(1)		2021 results(1)

Net income (in millions)	$6,113		$5,725

Tangible book value per share*	$72.12		$94.11

Annual total shareholder return	(18.6)%		38.2%

CET1 Ratio	9.1%		10.3%
*

These metrics, as adjusted, are non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to GAAP, and for additional information about the adjustments to GAAP measures.

(1)

For 2022 and 2021, noninterest income, diluted EPS, ROE, ROA and risk-adjusted efficiency ratio include adjustments to PNC’s performance, which are described in more detail in Annex A. We also adjust peer performance for the same types of items for which we could adjust PNC performance, including for the impact of various merger-related and restructuring charges and income (or loss) from discontinued operations and to add back provision for credit losses and subtract net charge-offs.

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COMPENSATION DISCUSSION AND ANALYSIS

(2)

As a smaller efficiency ratio is better than a larger one, we have presented the increase in the risk-adjusted efficiency ratio as a negative change when compared to our 2022 budget, and the decrease in the risk-adjusted efficiency ratio as a positive change when compared to the prior year’s results.

The Committee considered PNC’s overall performance across these and other metrics, including management’s ability to integrate and build upon the acquisition of BBVA USA, grow loans and revenue in a rising rate environment and retain key talent. In making compensation decisions for the 2022 performance year, the Committee focused on the following achievements:

Delivering value to our shareholders, while maintaining strong capital and liquidity

Reported strong financial results, with full-year net income of $6.1 billion, or $13.85 diluted EPS, return on average assets of 1.11% and return on average common equity of 13.52%.

Generated record full-year revenue of $21.1 billion, increasing $1.9 billion, or 10%, compared to 2021, driven by higher net interest income which reflected the impact of rising interest rates.

Managed expenses while continuing to invest in our businesses, technology and employees. Expenses of $13.2 billion increased 1%, or $168 million, compared to 2021 and we exceeded our $300 million continuous improvement goal for the year.

Achieved substantial positive operating leverage of 9%.

Maintained a strong balance sheet. Total loans increased $37.7 billion, or 13%, reflecting strong production across businesses. Total deposits decreased $21.0 billion, or 5%, largely due to the impact of inflationary pressures and competitive pricing dynamics.

Capital and liquidity positions remained solid throughout the year, with a Basel III common equity Tier 1 capital ratio of 9.1% as of year-end 2022.

Returned $6.0 billion of capital to shareholders through $3.6 billion of common share repurchases, and dividends on common shares of $2.4 billion.

Delivered strong three-year and five-year total shareholder returns, ranking 4th in our peer group.

Supporting our customers, communities and employees

Met all six of our organizational workforce diversity objectives in 2022.

Initiated and made significant progress delivering on our four-year, $88 billion Community Benefits Plan aimed at advancing economic opportunities for low- and moderate-income individuals and communities, and people of color.

In general, the Committee noted that amidst the economic impacts of a rapidly rising interest rate environment, the continuing challenges in hiring and retaining talent, the ongoing aftershocks from a global pandemic, and a consistently increasing demand for technological innovation and data security, PNC generally outperformed its 2022 budget and prior year’s results, and also performed well against its peer group.

Against the 2022 budget, PNC exceeded expectations for net interest income, adjusted EPS, adjusted ROA and adjusted ROE, and was close to expectations on risk-adjusted efficiency ratio. PNC underperformed slightly against budget for adjusted noninterest income, reflecting reduced activity in market-sensitive businesses. Compared to last year’s results, PNC increased net interest income, adjusted EPS, adjusted ROA and adjusted ROE, while improving its risk-adjusted efficiency ratio and underperforming against adjusted noninterest income. The Committee discussed the change in tangible book value from the prior year, and concluded that the reduction did not reflect underlying business performance but was due to the accounting treatment of securities held by PNC during a rapidly rising interest rate environment. As a result, the Committee believed that the change in tangible book value should not materially affect its evaluation of 2022 performance or related incentive compensation decisions.

The Committee also considered PNC’s consistent ability to deliver strong long-term value to shareholders, with three-year and five-year total shareholder returns ranking 4th in our peer group and a one-year TSR above the median. The Committee noted that despite being above the peer median, one-year TSR was negative for 2022. The Committee compared other key financial metrics to our peers, noting that PNC was 3rd in the peer group for adjusted EPS growth, 5th for adjusted noninterest income, 6th for net interest income, and below the peer group median for adjusted ROA, adjusted ROE and risk-adjusted efficiency ratio.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to a review of key financial metrics, the Committee also reviewed PNC’s performance against the three Board-reviewed strategic priorities listed below. The Committee concluded that management continued to drive growth across the franchise and make strategic investments to position PNC for long-term success, including the following achievements:

Executing against our three strategic priorities

Expanding our leading banking franchise to new markets and digital platforms

Began 2022 with BBVA USA fully integrated. Our progress within the BBVA-influenced markets continues to exceed our expectations in terms of growing client relationships and opportunities for revenue synergies throughout the company.

Added more than 41,000 ATMs across the country through a partnership with Allpoint®, which PNC customers can use surcharge-free.

Deepening our customer relationships by delivering a superior banking experience and financial solutions

Eliminated non-sufficient fund (NSF) fees for all consumer deposit account customers.

Acquired Linga, enhancing our payment capabilities to better serve restaurant and retail clients.

Entered a new partnership to offer specialized property and casualty insurance designed specifically for high net worth and ultra-high net worth individuals.

Leveraging technology to create efficiencies that help us better serve customers

Launched PNC EarnedIt, an innovative, on-demand pay solution that enables PNC’s clients to provide their employees with access to earned pay prior to payday.

Introduced a digitally optimized, end-to-end mortgage application process.

Made significant progress toward a real-time core deposit system.

In addition to evaluating our corporate performance based on these financial and strategic metrics, the Committee reviewed the individual performance of each NEO. The CEO discussed the individual performance of the other NEOs with the Committee and, where appropriate, discussed the performance of the lines of business or functions managed by the NEOs. The Committee approved compensation for each NEO based on an evaluation of corporate, business and individual performance. The Committee discussed compensation recommendations for the CEO with Meridian, the Committee’s independent compensation consultant for 2022, our Chief Human Resources Officer, and our Head of Executive Compensation. Other than the secretary for the meeting, no other members of management were present. Following this discussion, the Committee approved the compensation for our CEO in an executive session.

The Committee also reviewed the CEO compensation decisions in an executive session of the independent members of the Board, with no members of management present. In that executive session, the Committee allowed time for the independent directors to provide comments or questions about the CEO’s performance or compensation.

2022 compensation decisions

Based on a comprehensive evaluation of PNC’s 2022 performance, as described above, the Committee determined that it was appropriate to award incentive compensation that was at, or close to, the target amount for each NEO. Ms. Larrimer received an annual cash incentive amount at target, but in light of her retirement in 2022, she did not receive a long-term equity-based incentive award.

The Committee focused on PNC’s record revenue, increased loans, strong EPS growth, successful expansion in new markets and management’s continued successful achievement against strategic objectives. The Committee also considered long-term shareholder value creation, noting that three-year and five-year total shareholder returns ranked 4th in our peer group and that one-year TSR, although negative, outperformed our peer group.

While the Committee believed that our financial metrics were strong when compared to 2021 results and our 2022 budget, and that PNC generally performed well against its peers, the Committee believed that it was appropriate to award incentive compensation at approximately the target amount. The total compensation awarded to our CEO was down 15% from the compensation he received last year, and each of our other NEOs (except for Ms. Larrimer, who retired in 2022) received total compensation that represented a decline of approximately 15% to 19%. As CEO,

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Demchak received 75% of his total annual compensation for 2022 in the form of long-term equity-based incentive awards, with each of the other NEOs, other than Ms. Larrimer, receiving between 50-60% of total annual compensation for 2022 in the form of long-term equity-based incentive awards. For Mr. Reilly, Mr. Lyons and Mr. Parsley, the percentage of long-term equity-based incentive awards would increase if the Leadership Continuity Awards granted in June 2022 were included.

For each of our NEOs, the table below compares the incentive compensation target to the actual incentive compensation awarded for the 2022 performance year. Under SEC regulations, the incentive compensation awarded for 2022 performance differs from what we disclose in the Summary compensation table on page 71. The SEC requires us to include incentive awards from two different performance years: the annual cash incentive award based on 2022 performance (and paid in 2023) and the long-term equity-based incentive award based on 2021 performance (and awarded in 2022). The long-term equity-based incentive award based on 2022 performance (and awarded in 2023) will be included in next year’s Summary compensation table.

For Mr. Reilly, Mr. Lyons and Mr. Parsley, this year’s Summary compensation table also includes, for 2022, the grant date fair value of the Leadership Continuity Award granted to each of those NEOs and described in more detail on page 71. We exclude the grant date fair value of these Leadership Continuity Awards from the table below.

We believe the table below, when read in conjunction with the Summary compensation table on page 71, more clearly shows the actual compensation decisions made by the Committee for the 2022 performance year.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Karen L. Larrimer*	Gregory B. Jordan

Incentive compensation target for 2022	$15,800,000	$4,800,000	$8,300,000	$7,800,000	$4,100,000	$3,100,000

Incentive compensation awarded for 2022 performance	$15,800,000	$4,800,000	$8,400,000	$7,800,000	$1,000,000	$3,100,000

Annual cash incentive portion	$3,050,000	$2,050,000	$2,940,000	$2,700,000	$1,000,000	$1,250,000

Long-term incentive portion	$12,750,000	$2,750,000	$5,460,000	$5,100,000	—	$1,850,000

Long-term incentive as % of total compensation	75%	50%	60%	60%	n/a	50%

Incentive compensation disclosed in the Summary compensation table(1)	$18,050,000	$5,300,000	$9,540,000	$9,000,000	$3,750,000	$3,500,000

Annual cash incentive portion (2022 performance)	$3,050,000	$2,050,000	$2,940,000	$2,700,000	$1,000,000	$1,250,000

Long-term incentive portion (2021 performance)	$15,000,000	$3,250,000	$6,600,000	$6,300,000	$2,750,000	$2,250,000

*	Because Ms. Larrimer retired in 2022, she did not receive a long-term equity-based incentive award.

(1)

Under SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 71 include the annual cash incentive award paid in 2023 for 2022 performance (the “Non-Equity Incentive Plan Compensation” column) and the long-term equity-based incentive award granted in 2022 for 2021 performance (the “Stock Awards” column). For Mr. Reilly, Mr. Lyons and Mr. Parsley, the amount in the “Stock Awards” column also includes the grant date fair value in connection with the Leadership Continuity Awards granted to each of those NEOs. Please see page 60 for additional information about these awards. Finally, for each NEO, the amounts shown in the “Stock Awards” column of the Summary compensation table differ slightly from the amounts shown in the table above due to the impact of rounding related to fractional shares.

As described on pages 49 to 52, the long-term incentive portion of the incentive compensation granted by the Committee in 2023 (for 2022 performance) consisted of two grants, the PSUs and the RSUs.

The charts below show the base salary for 2022 for each executive, and the annual cash and long-term equity-based incentives awarded in 2023 (for 2022 performance). The blue and orange portions of each circle show the amount of total compensation that is at-risk and not guaranteed.

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COMPENSATION DISCUSSION AND ANALYSIS

William S. Demchak Chairman, President and Chief Executive Officer

Key Achievements in 2022
As our CEO, Mr. Demchak oversaw PNC’s capitalization on opportunities across its coast-to-coast franchise, generating record revenue for 2022, expanding net interest margin significantly and growing loans and securities in an environment of rising interest rates.
Mr. Demchak led PNC to achieve solid operating results, including net income of $6.1 billion, or $13.85 diluted EPS, and record revenue of $21.1 billion, supported by a diverse business mix and product offerings.
Under Mr. Demchak’s leadership, PNC continued to deliver strong long-term returns for shareholders, with three-year and five-year total shareholder returns ranking 4th in our peer group.
PNC maintained strong capital and liquidity positions and controlled expenses, with an operating leverage of 9% and a risk-adjusted efficiency ratio of 65%.
See the discussion on pages 53 to 56 for additional 2022 achievements considered by the Committee in connection with the compensation awarded to Mr. Demchak.

Robert Q. Reilly Executive Vice President and Chief Financial Officer

Key Achievements in 2022
Mr. Reilly continued to provide strong, consistent leadership of our finance and realty services functions, including our investor relations, mergers and acquisitions, tax and supply chain departments.
Mr. Reilly’s effective leadership and focus on building diverse teams resulted in a strong internal talent pipeline prepared to succeed several key executives upon their retirement.
Under Mr. Reilly’s leadership, PNC again exceeded its $300 million continuous improvement program savings goal.
Mr. Reilly regularly met with investors and other external stakeholders during 2022, actively communicating PNC’s strategic direction and resulting financial performance.
See the discussion on pages 53 to 56 for additional 2022 achievements considered by the Committee in connection with the compensation awarded to Mr. Reilly.

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COMPENSATION DISCUSSION AND ANALYSIS

Michael P. Lyons Executive Vice President and Head of Corporate & Institutional Banking

Key Achievements in 2022
Under Mr. Lyons’ leadership, the Corporate & Institutional Banking (“C&IB”) segment achieved outstanding performance, with strong loan growth and record years in treasury management, FX, syndications and derivatives groups.
Following a successful integration of BBVA USA’s corporate and commercial banking operations, Mr. Lyons oversaw substantial progress in new markets, including record sales and number of new corporate banking clients.
Mr. Lyons continued to lead the C&IB segment with record pre-provision net revenue (“PPNR”) and PPNR less charge-offs, while maintaining strong credit quality with near-record low net charge-offs.
See the discussion on pages 53 to 56 for additional 2022 achievements considered by the Committee in connection with the compensation awarded to Mr. Lyons.

E William Parsley, III Executive Vice President and Chief Operating Officer

Key Achievements in 2022
As Chief Operating Officer of PNC, Mr. Parsley continued his strong leadership and successful oversight of several of our functions, including asset and liability management, capital and liquidity strategy, regulatory stress testing, and the mortgage and home lending businesses.
Under Mr. Parsley’s leadership, PNC maintained strong capital and liquidity positions while delivering significant profits in hedging activities, capital markets and private equity.
Mr. Parsley played a critical role in PNC’s approach to managing systemic fraud risk in collaboration with the Retail Banking segment, while achieving a 27-point year-over-year increase in mortgage customer satisfaction.
On the balance sheet side, Mr. Parsley delivered excellent investment portfolio performance, exceeding the benchmark index in 2022.
See the discussion on pages 53 to 56 for additional 2022 achievements considered by the Committee in connection with the compensation awarded to Mr. Parsley.

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COMPENSATION DISCUSSION AND ANALYSIS

Karen L. Larrimer Executive Vice President and Head of Retail Banking and Chief Customer Officer

Key Achievements in 2022
Ms. Larrimer, PNC’s former head of Retail Banking, helped lead enhancements to the retail platform to make banking easier for PNC’s customers and provided critical support to her successor as she transitioned from her position.
Ms. Larrimer continued the successful efforts of Low Cash Mode® and partnered with her successor to eliminate non-sufficient fund fees on customer checking accounts.
Ms. Larrimer supported a partnership to provide PNC customers with surcharge-free access to more than 41,000 ATMs across the United States and helped grow PNC’s mobile branch banking program.
See the discussion on pages 53 to 56 for additional 2022 achievements considered by the Committee in connection with the compensation awarded to Ms. Larrimer.

Gregory B. Jordan Executive Vice President, General Counsel & Chief Administrative Officer

Key Achievements in 2022
Mr. Jordan provided strong leadership of PNC’s legal, regulatory and government affairs groups, Office of the Regional Presidents, corporate ethics, enterprise change management, and corporate communications and marketing, as well as providing valuable support to PNC’s Board of Directors.
Mr. Jordan oversaw the expansion of PNC’s Regional President model to 54 markets operating coast-to-coast, strengthening PNC’s national main street bank model.
Mr. Jordan led PNC’s legal and regulatory teams on matters impacting both PNC and the banking industry, including high-profile patent infringement litigation cases and Congressional hearings, and holds leadership positions in industry-wide banking associations.
Under Mr. Jordan’s leadership, PNC’s enterprise change management group achieved critical enterprise-wide milestones and expanded the scope and impact of the corporate communications team.
See the discussion on pages 53 to 56 for additional 2022 achievements considered by the Committee in connection with the compensation awarded to Mr. Jordan.

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COMPENSATION DISCUSSION AND ANALYSIS

Leadership Continuity Awards

In addition to the compensation awards for 2022 performance that the Committee granted to NEOs in the first quarter of 2023, the Committee granted separate incentive compensation awards to three of its NEOs in June 2022. At that time, the Committee granted Leadership Continuity Awards to Mr. Lyons, Mr. Parsley and Mr. Reilly. The Committee did not grant a Leadership Continuity Award to Mr. Demchak, our CEO, or to Ms. Larrimer or Mr. Jordan.

The Leadership Continuity Awards were designed to address the following specific objectives:

Ensuring leadership continuity to support Mr. Demchak as he continues to execute PNC’s strategic priorities over the next several years.

Retaining senior leadership in a highly competitive environment.

Strengthening the alignment between executive compensation and long-term shareholder value creation.

To help achieve these objectives, the Leadership Continuity Awards will not pay out for five years and any payouts will be tied to how well PNC performs against its peer group. The performance period for the awards will run for five years (from June 2022 to June 2027) and the awards will pay out based on how PNC’s TSR compares to the peer group described on page 63:

Percentile Performance of Relative TSR	Payout Opportunity
≤ 25th percentile	75%
50th percentile	100%
≥ 75th percentile	125%

Based on PNC’s relative TSR, the maximum payout percentage may not exceed 125% of the target award, as described in the chart above. We will use interpolation for payout purposes if relative TSR performance falls in between the percentiles listed above.

If PNC’s absolute TSR is negative at the end of the performance period, the maximum payout percentage may not exceed 100%. The awards are also subject to the same risk performance metrics and review of risk-related performance as described above for the 2022 PSUs. At its discretion, the Committee may reduce the overall payout percentage of the Leadership Continuity Award, including reducing the payout percentage to zero, based on the executive’s individual performance. The Committee does not have discretion to increase the payout percentage.

The Committee determined the number of Leadership Continuity Awards granted to the three NEOs by dividing the dollar value of the applicable award by the closing price of a share of our common stock on the grant date ($155.53 per share). The Committee determined that it would be appropriate for each target grant amount to approximate one year of total compensation for the NEO, with the target value for each award between 1.0x and 1.2x of the NEO’s 2022 total compensation target. The dollar value of the target award grant and number of awards (at target) for each NEO was:

	Dollar Value of Grant (At Target)	Number of Leadership Continuity Awards (At Target)
Michael P. Lyons	$10.8 million	69,440
E William Parsley, III	$10.2 million	65,583
Robert Q. Reilly	$5.5 million	35,363

Any amounts earned under the Leadership Continuity Award will be settled in shares of our common stock, along with any dividend equivalent rights that have accrued during the performance period (payable in cash). These shares will be subject to the forfeiture and clawback provisions applicable to equity-based awards as set forth in our clawback policy, which is described in further detail on page 64.

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COMPENSATION DISCUSSION AND ANALYSIS

Prior long-term incentive awards

At meetings held on January 30 and February 16, 2023, the Committee also approved payouts from awards that had previously been granted to each of our NEOs. The Committee evaluated performance and risk-based metrics for the outstanding long-term incentive awards that vested based on performance for the period ended December 31, 2022. The Committee approved a payout for each award in accordance with the terms and conditions of the applicable award agreement.

Grant Year	Type of Award	Grantees	Performance Period	Payout	Form of Payment
2020	Restricted Share Units	All NEOs	2020–2022	100% vested (2022 Tranche)	Paid in stock
2021			2021–2023
2022			2022–2024
2020	Performance Share Units	All NEOs	2020–2022	111.91%	Paid in stock
2021			2021–2023	Not applicable (three-year performance period not completed)	Not applicable
2022			2022–2024

RSUs. The RSUs vest in annual installments over three years. At a meeting held on January 30, 2023, the Committee determined that the risk-based performance criteria had been satisfied for the 2022 tranche of each of the outstanding RSU grants awarded to the NEOs in 2020, 2021 and 2022, and those tranches vested 100%.

PSUs. The PSUs vest based on performance over a three-year period. At a meeting held on February 16, 2023, the Committee determined that the PSU grants awarded to each NEO in 2020 had vested and that the risk performance criteria had been satisfied. The Committee approved a payout of 111.91% for the 2020 award.

Under the terms of the award, the Committee reviews PNC’s ROE and EPS growth for each year of the three-year performance period. We adjust these two metrics, as appropriate, for certain items, including discontinued operations (under GAAP), acquisition costs and merger integration costs, the net impact to PNC of significant gains or losses related to BlackRock transactions, and changes in U.S. federal tax law.

Once the performance period ends, we take the average of each metric over the three-year period to determine an overall corporate performance factor. We compare our average annual ROE to previously disclosed performance targets and compare our average year-over-year EPS growth to our peer group, consistent with the grid below:

	2020 PSU Award (2020-2022 Performance Period)	Three-year average EPS growth, as adjusted (relative)
		PNC percentile rank (25th percentile or below)	PNC percentile rank (50th percentile)	PNC percentile rank (75th percentile or above)

Three-year average ROE, as adjusted (absolute)	13.00%	100.0%	125.0%	150.0%
	12.25%	87.5%	112.5%	137.5%
	11.25%	75.0%	100.0%	125.0%
	10.25%	62.5%	87.5%	100.0%
	8.00%	50.0%	75.0%	87.5%
	Below	0.0%	25.0%	50.0%

The Committee may also consider other unusual or nonrecurring adjustments in determining the corporate performance factor and final payout percentage. In addition, the Committee may reduce or increase the payout under the award to maintain the intended economics of the award in light of changed circumstances — meaning external events affecting PNC, its financial statements or members of its peer group that are substantially outside of PNC’s control and could not reasonably be planned for as of the grant date.

When considering the payout for the 2020 PSU awards, the Committee noted PNC’s strong performance and management’s success in creating long-term shareholder value over the three-year PSU performance period. The Committee highlighted PNC’s outstanding total shareholder returns, which ranked 4th in our peer group for both the three-year and five-year periods. The Committee took into consideration how two significant accomplishments during the

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COMPENSATION DISCUSSION AND ANALYSIS

performance period — the sale of PNC’s equity investment in BlackRock in 2020 followed by the acquisition of BBVA USA in 2021 and the related successful expansion into new markets throughout 2022 — greatly contributed to PNC’s excellent performance and shareholder value creation.

The strategic sale of PNC’s 22.4% equity investment in BlackRock in May 2020 resulted in sizable net proceeds to PNC of $14.2 billion and an after-tax gain of $4.3 billion. The acquisition of BBVA USA, which we announced in November 2020 and closed in 2021, successfully redeployed the excess BlackRock capital. From a strategic and operational perspective, the Committee recognized that selling our outstanding equity investment in BlackRock and then closing and converting an institution the size of BBVA USA in 11 months — while continuing to navigate a global pandemic and retaining key executive talent — represented a remarkable accomplishment.

The Committee also discussed how the financial accounting treatment of these transactions both positively and negatively affected average ROE and average EPS growth, the two PSU performance metrics. The BlackRock sale generated a significant amount of surplus capital that could not be immediately redeployed, and also eliminated any recurring income we would otherwise have received from our equity investment. In addition, the PSU agreement required us to adjust the metrics for discontinued operations (under GAAP), which eliminated the $4.3 billion gain on sale of the BlackRock equity. As a result, the sale of our BlackRock investment significantly reduced both of our PSU performance metrics in 2020 and 2021.

In light of this, the Committee further evaluated the two performance metrics. The Committee adjusted average ROE and average EPS growth over the performance period to remove the financial accounting impact of the BlackRock transaction. These adjustments eliminated the net book value of the BlackRock equity investment, which removed the excess, undeployed capital, but also eliminated the large gain on the sale of the equity and the income derived from BlackRock during the performance period. These adjustments resulted in a payout percentage of 128.88%. Without these adjustments, the formulaic payout percentage for the PSUs was 94.94%.

The Committee considered PNC’s overall performance over the three-year period, the benefits of divesting our passive BlackRock investment and strategically and quickly redeploying the capital by acquiring BBVA USA and expanding into new markets, successfully creating a coast-to-coast franchise. In evaluating the overall accounting impact of the BlackRock transaction, the Committee considered the competing financial effects of excess capital that could not be immediately redeployed, a significant gain on the sale of equity, and the loss of a recurring income stream. The Committee concluded that the long-term strategic benefits from the BlackRock equity sale and successful and rapid acquisition and conversion of BBVA USA outweighed any temporary (and expected) accounting impact on ROE and EPS growth.

In the Committee’s view, the payout percentage should be above target to reward management for achieving three-year and five-year total shareholder returns that ranked 4th in our peer group, and executing on strategic plans to realize PNC’s longer-term objectives, while also building up temporary capital during an uncertain economic environment. The Committee believed that looking at the two performance metrics on both a formulaic and fully adjusted basis provided helpful context and boundaries for the payout decision.

Based on this analysis, the Committee reduced the fully adjusted payout percentage for the 2020 PSU award to 111.91%, which averaged the unadjusted and fully adjusted payout percentages, recognizing only a portion of the fully adjusted results. The Committee believed that this payout appropriately valued PNC’s three-year performance during a complex and unprecedented period of time, and rewarded management for the successful execution of strategic objectives, and significant growth in new markets from 2020 through 2022.

Compensation policies and practices

The Committee adopts policies and procedures to assist in the fulfillment of its duties, and we describe some of the significant policies and procedures in this section. In addition to formal policies and procedures, the Committee has several practices that it follows in the fulfillment of its duties and responsibilities. Some of those practices are described below.

Compensation and risk

The Committee evaluates the risks inherent in the incentive compensation program. For a detailed discussion of how the Committee evaluates risk, see Compensation and Risk beginning on page 69.

Independent compensation consultant

The Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a discussion of this relationship and the considerations the Committee takes into account when determining independence, see the discussion under the heading Corporate Governance—Board committees—Human Resources Committee—Role of compensation consultants on page 29.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer group

The Committee selects a peer group each year. We use this group to help measure relative performance and to determine payouts under our long-term incentive awards. We also use this group for general compensation comparisons. In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, market capitalization, asset size and changes resulting from mergers or shifts in strategic direction. We also look at the companies with whom we generally compete for talent.

Each year, the Committee reviews the composition of the peer group with management and its independent compensation consultant. For 2022, the Committee believed that the existing peer group generally provided a balanced mix of institutions considering our size, mix and scope of businesses, products and services, and sources of executive talent.

The peer group currently includes the following 11 companies, with assets and market capitalization for PNC and our peer group measured as of December 31, 2022 and revenue for PNC and our peer group measured for the full year:

Peer Group Company	Ticker Symbol	Peer	Assets (in billions)	Peer	Revenue (in billions)	Peer	Market Capitalization (in billions)
Bank of America Corporation	BAC	JPM	$3,665.7	JPM	$128.7	JPM	$393.5
Capital One Financial Corporation	COF	BAC	$3,051.4	BAC	$95.0	BAC	$264.9
Citizens Financial Group, Inc.	CFG	WFC	$1,881.0	WFC	$73.8	WFC	$158.3
Fifth Third Bancorp	FITB	USB	$674.8	COF	$34.3	USB	$66.8
JPMorgan Chase & Co.	JPM	PNC	$557.3	USB	$24.2	PNC	$63.3
KeyCorp	KEY	TFC	$555.3	TFC	$23.0	TFC	57.1
M&T Bank Corporation	MTB	COF	$455.2	PNC	$21.1	COF	35.4
Regions Financial Corporation	RF	CFG	$226.7	FITB	8.4	MTB	24.6
Truist Financial Corporation	TFC	FITB	$207.5	MTB	$8.2	FITB	22.4
U.S. Bancorp	USB	MTB	$200.7	CFG	8.0	RF	$20.1
Wells Fargo & Company	WFC	KEY	$189.8	KEY	7.2	CFG	$19.4
		RF	$155.2	RF	7.2	KEY	$16.3

After a review by the Committee, the peer group for 2023 remained unchanged from 2022.

Executive stock ownership and retention requirements

Our executive officers historically have held a significant portion of their assets in the form of our common stock (or other equity-based instruments that reflect the performance of our common stock). The Committee believes it is important to require our executive officers to meet minimum stock ownership guidelines, denominated in PNC shares.

Each executive officer must meet additional ownership requirements, even after meeting the original ownership target. The ownership requirements increase the number of PNC shares that an individual must own over time with an ongoing retention requirement. This retention requirement provides that as new equity awards vest, designated executives must retain a percentage of the stock, which they must generally hold until they retire or leave PNC. This ownership policy reflects compensation awards over an executive’s career and ties an executive’s personal wealth closely to the long-term performance of PNC and the interests of our shareholders.

Equity interests that count toward satisfaction of the ownership guidelines include shares owned outright by the officer, or his or her spouse and dependent children, restricted shares (subject to time-vesting requirements), certain equity awards and shares or stock units held in a benefit plan. We do not permit executives to count unvested performance-based securities (i.e., the PSUs) toward satisfaction of the guidelines. The guidelines are as follows:

Officer/Category	Base ownership requirement (in shares)	Base ownership requirement (in dollars)(1)	Ongoing retention requirement (as a % of newly vested equity)

CEO	125,000	$19,742,500	33%

All other NEOs(2)	25,000	$3,948,500	25%
(1)	Value based on PNC closing price of $157.94 per share on December 30, 2022 (the last trading day of the year)..
(2)	Certain other senior executives, including generally all executive officers, are also subject to stock ownership guidelines.

Newly hired or promoted executives who become subject to these guidelines will have up to six years to satisfy the guidelines. Under the policy, the Committee considers the circumstances of an executive’s failure to comply with the

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COMPENSATION DISCUSSION AND ANALYSIS

policy when making compensation decisions for that executive. At the time of the compensation decisions, the Committee determined that all of our NEOs complied with the policy, other than Ms. Larrimer, who retired in 2022 and was no longer subject to the policy.

Clawback and forfeiture

We have a “clawback” policy that applies to our NEOs and other executive officers, as well as other senior executives and those employees receiving equity-based compensation. A summary of our clawback and incentive compensation adjustment policy is provided below.

	Clawback		Negative Adjustments/Forfeiture
Trigger	Inaccurate Metrics Applies to incentive compensation awarded as the result of materially inaccurate performance metrics (see below for additional details)

Detrimental Conduct

Applies when an individual (1) engages in competitive activity without prior consent — either as an employee of PNC or for one year after employment; (2) commits fraud, misappropriation, or embezzlement; or (3) is convicted of a felony

Risk Metrics Performance May apply when there is less than desired performance against corporate or business unit risk metrics, as applicable

Risk-Related Actions

May apply when an individual’s actions, or the failure to act, either as an individual or supervisor, demonstrates a failure to provide appropriate consideration of risk (see below for additional details)

Applies to	All incentive compensation — vested or unvested	Unvested long-term incentive compensation	Unvested long-term incentive compensation

Employees affected	NEOs and other senior leaders	All equity recipients	NEOs and other senior leaders	All equity recipients

For purposes of the clawback for materially inaccurate performance metrics, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether or not incentive compensation is to be provided to an executive (or group of executives) or to determine the amount of any such compensation. The portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the performance metric will be subject to clawback. The Committee retains discretion, to the extent legally permissible, to determine that it would not be in PNC’s best interests to seek to enforce the clawback.

For purposes of the negative adjustment resulting from risk-related actions, the Committee may reduce or cancel unvested long-term incentive compensation granted to an employee who takes action (or fails to take action) that results in, or is reasonably expected to result in, a material adverse impact to PNC or a business unit, such as:

•	Not following applicable risk management policies or procedures;

•	Disregarding the significant risks associated with a course of action for which the employee is responsible;

•	Violating (or permitting or enabling PNC to violate) statutory or regulatory requirements; or

•	Not escalating risk concerns to appropriate individuals, committees or other governing bodies.

This applies to individual employees who took risk-related actions (or failed to act) and their supervisors. The types of adverse impacts could include matters such as impacts to the financial performance, capital or liquidity positions, reputation or business prospects of PNC or a business segment or corporate function within PNC.

The negative adjustment resulting from risk-related actions allows PNC to recoup unvested equity awards from recipients whose inappropriate risk-taking activities have resulted in, or are expected to result in, a material adverse impact to PNC in the future. By doing so, we can further balance the risks in our incentive arrangements by accounting for both forward- and backward-looking risk adjustments.

The policy provides that if PNC applies the policy to recoup or clawback incentive compensation or negatively adjust incentive compensation as a result of risk-related actions and the underlying factual circumstances are otherwise publicly reported by PNC in a filing with the SEC or in disclosure that would otherwise meet the requirements for public disclosure by PNC under the SEC’s Regulation FD, or are disclosed by a third party in a publicly available court or administrative filing, then PNC will disclose in the proxy statement for its annual shareholder meeting, a current report on Form 8-K or other public filing made by it with the SEC or a posting in a clearly identifiable location in the Investor Relations section of its corporate website:

•

a general description of the circumstances giving rise to the incentive compensation recovery or adjustment, including items such as the number of employees, seniority of employees and line of business impacted; and

•	the aggregate amount of incentive compensation recovered or adjusted.

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COMPENSATION DISCUSSION AND ANALYSIS

PNC may limit such disclosure if it would be likely to result in, or exacerbate, any existing or threatened employee, shareholder or other litigation, arbitration or proceeding against PNC.

Approval of severance agreements

We have a Board-approved policy regarding shareholder approval of future severance arrangements. Under this policy, PNC will not enter into an arrangement with an executive officer that provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive officer’s annual base salary and target bonus for the year of termination, unless the future severance arrangement is approved by the affirmative vote of a majority of votes cast by shareholders on the matter.

The Board retains the right to amend, terminate or waive the policy and will promptly disclose any such change. We have made this policy available in the Governance Documents section of www.pnc.com/corporategovernance.

None of our change of control agreements contain any excise tax “gross-up” provisions. For a more detailed discussion on change of control agreements, see Change in Control and Termination of Employment—Change of control agreements on page 83.

Limiting perquisites

The Committee believes in limiting the number and value of perquisites provided to our executives. We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business-related. We determine the value of perquisites based on their incremental cost to us.

The principal perquisites we may provide to our executive officers include financial consulting and tax preparation services and limited personal use of corporate aircraft. The perquisites we provide to our executive officers under the program do not include any tax “gross ups.” Some of our executive officers participate in benefit programs or receive perquisites that we no longer offer to current executives, including two NEOs who remain eligible to receive executive physicals. In 2022, Mr. Demchak also received a one-time reimbursement for expenses associated with regulatory fees and related legal and accounting expenses in connection with required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We include the amount of this reimbursement in the “All Other Compensation” column of the Summary compensation table on page 71.

Certain executives, including all currently employed NEOs (other than our CEO), receive a $10,000 allowance for personal aircraft usage. As the Committee has previously recommended that our CEO take all flights (personal or business) on the corporate aircraft, the Committee has approved an allowance not to exceed $100,000 for personal flights taken on the corporate aircraft by our CEO. The cost of any personal flights taken on the corporate aircraft that exceed the applicable allowance are reimbursed by the executive pursuant to the terms of a time sharing agreement between the executive and PNC.

Due to certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under Federal Aviation Administration rules and regulations that limit our ability to accept reimbursement for personal aircraft usage unless an individual has a time sharing agreement. The time sharing agreement provides a mechanism to obtain reimbursement from the executive. The costs paid by an executive under the terms of the agreement include incremental costs, as well as a federal excise tax and other fees. For flights subject to a time sharing agreement, the executive is required to pay us for the following costs:

•	fuel, oil, lubricants and other additives;
•	travel expenses of crew, including food, lodging and ground transportation;
•	hangar and tie-down costs away from the aircraft’s base of operation;
•	insurance obtained for the specific flight;
•	landing fees, airport taxes and similar assessments;
•	custom, foreign permit and similar fees directly related to the flight;
•	in-flight food and beverages; and
•	passenger ground transportation.

The Committee has adopted an aviation policy and written procedures to document the principles to be applied in determining the classification of a flight as business or personal and the calculation of aggregate incremental costs for perquisite purposes, including definitions of personal use, enhanced methods for allocating costs between business and personal use in complex situations and an approach for capturing deadhead flights, where appropriate, in the calculation of incremental costs for personal use of the corporate aircraft.

Guidelines on the use of discretion

The Committee has adopted guidelines on using discretion in incentive compensation plans. Under these guidelines, the use of discretion will be exercised, when permitted under a plan, so that incentive compensation awards are reasonably aligned with risk-adjusted performance. Certain plans have discretionary and formulaic components, while other plans

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COMPENSATION DISCUSSION AND ANALYSIS

are fully discretionary. For plans with both discretionary and formulaic components, the guidance provides, among other things, that a discretionary increase in otherwise formulaically-determined incentive compensation should be based on behaviors, actions or results that are deemed to be extraordinary, exceed expectations or provide significant direct or indirect benefits to PNC or our businesses. At the same time, a discretionary reduction in compensation should be based on behaviors, actions or results that fail to meet expectations or negatively impact our performance, reputation or work environment. The guidelines specifically address the need to evaluate both risk-taking behaviors during the performance year, as well as the outcome of prior risk-taking behaviors, when making discretionary incentive compensation decisions. In addition, managers are generally required to document how discretion was applied considering risk-taking behaviors and outcomes in employees’ performance evaluations or incentive compensation recommendations, particularly for our most senior executives.

Restrictions on trading, hedging and pledging

Our Code of Business Conduct and Ethics and related policies, which apply to our employees and directors, include anti-hedging provisions that prohibit all employees and directors from day trading or short selling PNC securities and from engaging in transactions in any derivative of PNC securities (other than securities issued under a PNC compensation plan), including buying and writing options.

We prohibit certain employees, including all executive officers, and our directors from purchasing or selling our securities beginning the 16th day of the last month of each calendar quarter until the second business day after we release our earnings for that quarter. We may also impose additional trading restrictions on certain employees, including our executive officers, and our directors due to the availability of material non-public information regarding PNC or our securities. In addition, we require certain employees, including all executive officers, to pre-clear personal investments (other than in specified types of securities) made by them or any of their immediate family members.

Additionally, we do not allow directors, executive officers and certain other senior employees to pledge PNC securities. These restrictions also generally apply to immediate family members of the covered employees and directors.

Consideration of tax deductibility

Section 162(m) of the Internal Revenue Code does not generally allow a company to deduct compensation over $1 million paid to certain executive officers. Although the Committee considers the deductibility of expenses when it makes compensation decisions, the Committee believes in maintaining the flexibility and competitive effectiveness of the executive compensation program. The Committee retains the discretion to establish the compensation paid to the NEOs as the Committee determines to be in the best interests of PNC and its shareholders, and without regard to any limitation provided in Section 162(m). Tax deductibility, while an important consideration, is analyzed as one component of the overall program.

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COMPENSATION DISCUSSION AND ANALYSIS

Glossary of performance metrics

This glossary describes some of the performance metrics that the Committee may use to evaluate performance and make compensation decisions.

Capital and risk metrics
Capital ratios

Bank regulators have established risk-based and leverage capital ratios to evaluate our capital adequacy and financial strength. The regulatory capital rules establish certain minimum requirements for these ratios, as well as a capital conservation buffer requirement, in order to avoid limitations on capital distributions and certain discretionary incentive compensation payments. As of January 1, 2023, banking organizations (including PNC) were required to maintain a risk-based common equity Tier 1 capital ratio of at least 7.4%, in addition to other capital ratios. PNC currently exceeds all required regulatory capital ratios.

Expense metrics
Efficiency ratio

The efficiency ratio helps us evaluate how efficiently we operate our business. The ratio divides our noninterest expense (such as compensation and benefits, occupancy costs, equipment and marketing) by our revenue. In general, a smaller ratio is preferable as it means higher revenues or lower expenses. A bank’s efficiency ratio will be affected by its particular business model. We calculate risk-adjusted efficiency ratio by adding our net charge-offs to our noninterest expense, which helps to show the quality of our overall credit decisions, as net charge-offs represent the actual credit losses that we incur.

Profitability metrics
Earnings per share (EPS) and EPS growth

EPS is a common metric used by investors to evaluate the profitability of a company. It shows the earnings (net income) we make on each outstanding share of common stock. While EPS represents a specific dollar amount, EPS growth represents the percentage growth of EPS over the previous year. EPS growth helps us to compare our annual earnings strength to our peer group.

Return on assets (ROA)

Investors often evaluate banks by their asset size, with loans and investment securities making up the largest components of assets. ROA is our annualized net income divided by our average assets and represents how efficiently we use assets to generate profit.

Return on equity (ROE)

Return on equity (including return on common equity) measures profitability by showing how much profit we generate (net income) with the money our shareholders have invested (equity). It shows how efficiently we deploy our investors’ funds. Return on equity measures total annual net income divided by average total shareholders’ equity. Return on common equity is our annual net income attributable to our common shareholders, divided by average common shareholders’ equity.

Revenue metrics
Net interest income

Net interest income measures the revenue generated from lending and other activities less all interest expenses (such as interest paid on deposits and borrowings). It is a good bank performance indicator given the importance of interest-earning assets and interest-bearing sources of funds.

Noninterest income

Noninterest income measures the fees and other revenue we derive from our businesses (other than interest income). A healthy mix of net interest income and noninterest income provides diverse earnings streams and lessens a bank’s reliance on the interest rate environment.

Valuation metrics
Tangible book value per share

This financial measure takes our total tangible common shareholders’ equity (it excludes intangible assets such as goodwill) and divides that by the number of shares outstanding. This provides investors with an objective valuation method and allows them to compare relative values of similar companies.

Total shareholder return (TSR)

TSR is a common metric used to show the total returns to an investor in our common stock. One-year TSR considers the change in stock price from the beginning to the end of the year, as well as the reinvestment of any dividends paid throughout the year.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with PNC’s management, and based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources Committee of the Board of Directors of The PNC Financial Services Group, Inc.

Debra A. Cafaro, Chair

Andrew T. Feldstein

Richard J. Harshman

Robert A. Niblock

Michael J. Ward

Toni Townes-Whitley

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COMPENSATION AND RISK

This section explains how we consider risk at PNC, how the Board administers its risk management function related to compensation and risk, and the relationship between risk management, performance and compensation. We also discuss the risk reviews presented to the Human Resources Committee and the methodology we use to assess the potential risks in our incentive compensation plans.

Risk management at PNC

We encounter risk as part of the normal course of operating our business. The successful execution of our strategy requires effective management of the risks we decide to take to maintain the trust of our customers and provide the best overall customer experience.

We want our decisions to reflect our desired risk appetite. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our customers and shareholders.

Enterprise risk appetite statement
We dynamically manage our risk appetite to optimize long-term shareholder value while supporting our employees, customers, and communities. In doing so, we:

Achieve our business objectives and protect our brand by accepting risks that are understood, quantifiable, and analyzed through all phases of the economic cycle.

Earn trust and loyalty from all stakeholders, including employees, customers, communities, and shareholders.

Reward individual and team performance by taking into account risk discipline and performance measurement.

Practice disciplined capital and liquidity management so that we can operate effectively through all economic cycles.

At the highest level, our risk appetite is set to maintain capital levels above our policy limits through a range of economic scenarios.

We strive to embed a culture of risk management throughout PNC. With each of our employees, we reinforce the importance of managing risks in executing on our strategic objectives and in support of our desired risk appetite.

We approve our Enterprise Risk Management Framework and key risk policies at the Board level. We discuss our risk management approach in the Risk Management section of Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2022.

We reflect our desired enterprise risk appetite by helping to ensure that our performance management and compensation arrangements for all employees are balanced in ways that do not create incentives for imprudent or excessive risk-taking, are designed to provide a superior customer experience and are reflective of our business model, management structure and risk appetite.

Our compensation philosophy supports and reflects PNC’s risk appetite and risk management culture. Our risk policies and procedures guide our management decisions, including how we pay employees. By setting and communicating our risk appetite in advance, we seek to manage and control the risks that employees can take or influence, consistent with their roles and responsibilities.

All employees have performance goals tied to business and individual performance, but each employee, no matter their role at PNC, also has customer focus and risk management goals. We evaluate employee performance against these goals, in addition to considering risk outcomes from actions taken in prior years. We incorporate this comprehensive evaluation of employee risk management into our performance and incentive compensation decisions. In addition, all employees are encouraged to collaborate across groups to identify and mitigate risks and elevate and address identified issues or concerns.

Our compensation program is designed to encourage management of risk within our appetite and discourage inappropriate risk-taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that is expected to reward desired behavior over time. Specifically, we balance our portfolio of awards between fixed and variable compensation; cash and equity-based compensation; and annual and long-term compensation. We base awards on the Committee’s assessment of a variety of quantitative and qualitative performance measurements, both on an absolute and a relative basis. Compensation decisions also rely on discretion to consider

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COMPENSATION AND RISK

other factors, such as effective risk management, delivering a superior customer experience, compliance with controls and ethical duties, commitment to diversity and inclusion, competition for top talent, market-based pay levels and the need to attract and engage our leaders.

As discussed in the CD&A, the long-term incentive program includes grants to NEOs and certain other executives that include a risk-based performance metric. Payouts under these grants could be forfeited if we do not meet the CET1 Ratio described on page 51. We also have a broad-based clawback and incentive compensation adjustment policy as described beginning on page 64.

We maintain an equity program for approximately 145 senior leaders below the executive levels that is designed to help ensure that their incentive compensation awards reflect risk-adjusted performance outcomes that would pay out, if at all, over a three-year period. These senior leaders receive a portion of their incentive compensation in an equity-based award that is subject to the same risk-related performance metric that will be applied to the PSU and RSU grants made to NEOs and certain other executives. Additionally, the equity award agreements for these senior leaders all contain an enterprise-wide risk-based review trigger, while the agreements for senior leaders in business segments (as opposed to those in administrative or control functions) contain an additional, business-specific risk-based review trigger. If a risk-based review is triggered, the applicable review committee will determine whether a downward adjustment is warranted, up to a complete cancellation of the share units in that year’s tranche.

Risk review of compensation plans

Our Chief Risk Officer reports at least quarterly to the Human Resources Committee to discuss risk management and review the connection between effective risk management and incentive compensation. The Chief Risk Officer also presents the Committee with a risk assessment for each of our principal business units and a collective assessment of staff functions, including finance, human resources, legal, operations and technology. In addition, we maintain at least one director who is a member of both the Human Resources and Risk Committees. At present, PNC’s lead director, who is a member of the Risk Committee, also serves on the Human Resources Committee.

We also have systematically identified individuals who could potentially expose us to material amounts of risk or financial loss. As with our incentive compensation risk assessment described below, we have established a cross-functional team that continues to identify and monitor these individuals. These individuals are subject to a supplemental risk management review as part of the performance management process by the Chief Risk Officer and his designees; we take this review into account when determining incentive compensation awards for our most senior executives.

We have developed a standardized governance framework for our incentive compensation plans to help monitor and validate that our plans balance risk and reward, comply with applicable laws and regulations, demonstrate fiscal responsibility and maintain an appropriate customer focus. This framework helps to ensure that we have the appropriate procedures, controls and independent challenges in place to do so. We continue to assess and, where appropriate, modify our incentive compensation plans in accordance with this framework to help ensure our plans appropriately reflect risk considerations, including the management of identified issues, the duration of the risks and alignment with our desired risk appetite. Examples of incentive plan modifications include:

•	Adding or increasing the visibility of risk and customer focus metrics to plans based on the structure of the plan and the nature of the business and the roles of participants
•	Adding or formalizing language around delaying award payments or recapture or reduction of payments where subsequent risk metrics indicate excessive risk-taking
•	Enhancing documentation of the plan design and use of discretion in non-formulaic plans at the pool funding, business allocation or individual award level

Based on our approach to risk management, our comprehensive incentive plan governance framework, our risk assessments for significant businesses and staff functions, and the inclusion of risk-based metrics in our long-term incentive compensation programs, we believe that the risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on PNC.

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COMPENSATION TABLES

Summary compensation table

			Stock Awards ($)(b)
Name & Principal Position	Year	Salary ($)(a)	Annual Stock Award ($)	Leadership Continuity Award ($)	Total Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)

William S. Demchak	2022	1,200,000	15,000,015	—	15,000,015	3,050,000	—	223,475	19,473,490

Chairman, President	2021	1,200,000	12,000,025	—	12,000,025	3,800,000	338,606	167,639	17,506,270

& Chief Executive Officer	2020	1,192,692	10,320,237	—	10,320,237	2,800,000	1,399,380	166,744	15,879,053

Robert Q. Reilly	2022	700,000	3,250,021	5,571,087	8,821,108	2,050,000	—	43,992	11,615,100

EVP &	2021	700,000	2,805,130	—	2,805,130	2,550,000	192,456	43,292	6,290,878

Chief Financial Officer	2020	700,000	2,500,186	—	2,500,186	1,595,000	641,955	42,907	5,480,048

Michael P. Lyons	2022	700,000	6,600,091	10,939,578	17,539,669	2,940,000	28,408	17,292	21,225,369

EVP, Head of Corporate &	2021	700,000	5,525,190	—	5,525,190	3,700,000	24,112	23,603	9,972,905

Institutional Banking	2020	700,000	5,400,166	—	5,400,166	2,275,000	31,302	21,113	8,427,581

E William Parsley, III	2022	700,000	6,300,365	10,331,946	16,632,311	2,700,000	—	21,600	20,053,911

EVP & Chief	2021	700,000	5,525,190	—	5,525,190	3,500,000	67,139	21,400	9,813,729

Operating Officer	2020	700,000	5,310,080	—	5,310,080	2,275,000	334,504	23,661	8,643,245

Karen L. Larrimer*	2022	700,000	2,750,195	—	2,750,195	1,000,000	20,248	24,165	4,494,608

Former EVP, Head of Retail	2021	700,000	2,805,130	—	2,805,130	2,050,000	98,920	29,753	5,683,803

Banking & Chief Customer Officer	2020	700,000	2,500,186	—	2,500,186	1,595,000	191,427	23,080	5,009,693

Gregory B. Jordan**	2022	600,000	2,250,160	—	2,250,160	1,250,000	27,591	33,080	4,160,831

EVP, General Counsel &	2021

Chief Administrative Officer	2020
*Ms.	Larrimer’s last day as an executive officer was June 30, 2022.

**Mr.	Jordan was not an NEO in 2020 or 2021.

(a)

This column includes any salary amounts deferred by an NEO under qualified (ISP) or non-qualified (DCIP) benefit plans. We describe these plans on page 80. See the Non-qualified deferred compensation in fiscal 2022 table on page 81 for the aggregate deferrals during 2022.

(b)

For 2022, this column includes (i) for each NEO, the grant date fair value of annual equity awards (whole shares only) calculated in accordance with FASB ASC Topic 718 and (ii) for each of Mr. Reilly, Mr. Lyons and Mr. Parsley only, the grant date fair value of a Leadership Continuity Award (whole shares only) calculated in accordance with FASB ASC Topic 718. The annual equity awards were granted on February 10, 2022 consisting of PSUs and RSUs. The grant date fair value of each PSU and RSU award is calculated using the target number of units underlying the award and a per share value based on the NYSE closing price of our common stock on the date of grant of $210.63. The Leadership Continuity Awards were granted on June 13, 2022, consisting of PRSUs. The grant date fair value of each PRSU award is calculated using the target number of units underlying the award and a Monte Carlo per share value of $157.54. The NYSE closing price of our common stock on the date of grant was $155.53. The Monte Carlo simulation “probability weights” potential outcomes of the relative TSR metrics of the Leadership Continuity Awards as of the grant date based on, among other things, assumptions related to volatility, correlation, dividend yields and interest rates, which can significantly fluctuate year-over-year.

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COMPENSATION TABLES

If PNC’s performance during the applicable measurement period results in the maximum number of units vesting, our NEOs would be entitled to receive a maximum award with a grant date fair value as follows:

	Grant Date Fair Value of Maximum Award

NEO	Performance Share Units	Restricted Share Units	Leadership Continuity Awards

William S. Demchak	$13,499,909	$6,000,006	—

Robert Q. Reilly	$2,925,019	$1,300,008	$6,963,741

Michael P. Lyons	$5,939,977	$2,640,036	$13,674,472

E William Parsley, III	$5,670,160	$2,520,188	$12,914,814

Karen L. Larrimer	$2,475,113	$1,100,120	—

Gregory B. Jordan	$2,025,207	$900,022	—

See Grants of plan-based awards in fiscal 2022 on page 67 for additional information regarding the grants we made in 2022, Outstanding equity awards at 2022 fiscal year-end beginning on page 68 for additional information regarding equity awards outstanding at December 31, 2022, and Option exercises and stock vested in fiscal 2022 on page 70 for additional information regarding option exercise and stock vesting activity during 2022.

(c)	Our NEOs received an annual incentive award paid in cash early in 2023, which is reflected in this column for the 2022 performance year.

(d)

The dollar amounts in this column include the increase in the actuarial value of our Qualified Pension Plan, ERISA Excess Pension Plan and Supplemental Executive Retirement Plan. We describe these plans on page 78. The amounts include both (i) the change in value due to an additional year of service, compensation changes and plan amendments (if any), and (ii) the change in value attributable to other assumptions, most significantly the discount rate.

We do not pay above-market or preferential earnings on any compensation that is deferred on a basis that is not tax-qualified, including such earnings on non-qualified defined contribution plans. For additional information regarding how we calculate the earnings on our deferred compensation plans, see Non-qualified deferred compensation in fiscal 2022 beginning on page 80.

(e)

The amounts in this column include, for all NEOs, net of any reimbursements to PNC: (i) perquisites and other personal benefits; (ii) the dollar value of matching contributions made by us to the ISP; (iii) the insurance premiums paid by us in connection with our Key Executive Equity Program; (iv) the executive long-term disability premiums paid by us; and (v) matching gifts made by us to charitable organizations under our employee charitable matching gift program.

All Other Compensation for 2022 consisted of the following:

NEO	Perquisites and Other Personal Benefits*	Registrant ISP Contributions	Insurance Premiums**	Other***	Total to Summary Compensation Table
William S. Demchak	$165,865	$12,200	$45,410	—	$223,475
Robert Q. Reilly	$10,865	$12,200	$20,927	—	$43,992
Michael P. Lyons	$10,000	$7,292	—	—	$17,292
E William Parsley, III	$10,000	$11,600	—	—	$21,600
Karen L. Larrimer	$10,865	$12,200	—	$1,100	$24,165
Gregory B. Jordan	$20,865	$12,215	—	—	$33,080
*

The dollar amount of the perquisite represents the incremental cost to PNC of providing the benefit. This column includes the cost of financial consulting and tax preparation services for Mr. Demchak, Mr. Reilly, Mr. Parsley, Ms. Larrimer and Mr. Jordan, reimbursement to Mr. Demchak of $55,000 in filing fees and related costs in connection with a filing required in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the cost of personal use of corporate aircraft by Mr. Demchak, Mr. Lyons and Mr. Jordan during 2022. The incremental cost of Mr. Demchak’s use of the aircraft in 2022 was $100,000. Mr. Demchak used his time sharing agreement for flights in excess of this amount during 2022. The incremental cost to PNC of personal aircraft use is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (including costs related to fuel, maintenance expenses related to operation of the plane during the year, and landing and parking fees) per flight hour for the particular aircraft for the year, plus crew expenses attributable to the personal use. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries and other maintenance and inspection and capital improvement costs intended to cover a multiple-year period. The NEOs each have a corporate travel credit card not generally available to all employees, for which there is no incremental cost to PNC.

**

We pay premiums for certain of the NEOs in connection with our Key Executive Equity Program, which is a split-dollar insurance arrangement. In addition, we pay long-term disability premiums on behalf of certain of our NEOs. New participants have not been permitted in either program since 2007. The dollar amounts under the “Insurance Premiums” column include the 2022 premiums we paid in connection with our Key Executive Equity Program on behalf of Mr. Demchak ($40,534) and Mr. Reilly ($16,732). These premiums represent the full dollar amounts we paid for both the term and non-term portions of this plan. The amounts under this column also include the long-term disability premiums we paid on behalf of Mr. Demchak ($4,876) and Mr. Reilly ($4,195).

***	This column reflects the dollar amount of matching gifts made by us to charitable organizations under our employee charitable matching gift program for Ms. Larrimer.

72	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

COMPENSATION TABLES

Grants of plan-based awards in fiscal 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock and Option Awards ($)(c)
Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Demchak
Annual Incentive Award	February 10, 2022	—	$3,900,000	—
PSUs	February 10, 2022				—	42,729	64,093	$9,000,009
RSUs	February 10, 2022				—	28,486	28,486	$6,000,006
Robert Q. Reilly
Annual Incentive Award	February 10, 2022	—	$2,050,000	—
PSUs	February 10, 2022				—	9,258	13,887	$1,950,013
RSUs	February 10, 2022					6,172	6,172	$1,300,008
PRSUs	June 13, 2022				—	35,362	44,203	$5,571,087
Michael P. Lyons
Annual Incentive Award	February 10, 2022	—	$2,900,000	—
PSUs	February 10, 2022				—	18,801	28,201	$3,960,055
RSUs	February 10, 2022					12,534	12,534	$2,640,036
PRSUs	June 13, 2022				—	69,440	86,800	$10,939,578
E William Parsley, III
Annual Incentive Award	February 10, 2022	—	$2,700,000	—
PSUs	February 10, 2022				—	17,947	26,920	$3,780,177
RSUs	February 10, 2022					11,965	11,965	$2,520,188
PRSUs	June 13, 2022				—	65,583	81,978	$10,331,946
Karen L. Larrimer
Annual Incentive Award	February 10, 2022	—	$1,700,000	—
PSUs	February 10, 2022				—	7,834	11,751	$1,650,075
RSUs	February 10, 2022				—	5,223	5,223	$1,100,120
Gregory B. Jordan
Annual Incentive Award	February 10, 2022	—	$1,250,000	—
PSUs	February 10, 2022				—	6,410	9,615	$1,350,138
RSUs	February 10, 2022				—	4,273	4,273	$900,022
(a)

The amounts listed in the “Target” column relate to the target annual cash incentive award for the 2022 performance year. Annual cash incentive awards for 2022 were paid in 2023. All incentive compensation — cash and equity-based — is payable based on performance, and total compensation targets are established to help the Human Resources Committee determine the appropriate amount of incentive compensation payable upon achievement of target performance. The amount listed in the “Target” column shows the target annual cash incentive amount included in the total compensation target approved by the Committee for each NEO on February 10, 2022.

(b)

The amounts listed in these columns include the grants of PSUs, RSUs and PRSUs as further described on pages 49 to 52. As there is no guaranteed minimum payout for these awards, and in the case of the PSUs and PRSUs, the Human Resources Committee has discretion to decrease any award otherwise payable, we have not included a “Threshold” amount. The “Target” amount represents 100% of the grant for the PSUs and the RSUs. The “Maximum” amount represents 150% of the grant (rounded down to whole shares) for the PSUs, 100% of the grant for the RSUs and 125% of the grant (rounded down to whole shares) for the PRSUs. For the PSUs, the performance period began on January 1, 2022 and will end on December 31, 2024. For the RSUs, the performance period began on January 1, 2022 and will end on December 31, 2024, with a vesting opportunity for one-third of the grant on each of the three anniversaries of the grant date. For the PRSUs, the performance period began on June 13, 2022 and will end on June 13, 2027.

(c)

The grant date fair value of each PSU and RSU award is calculated in accordance with FASB ASC Topic 718 based on the NYSE closing price of our common stock on February 10, 2022, the date of grant, of $210.63 per share. The grant date fair value of each PRSU award is calculated in accordance with FASB ASC Topic 718 based on the Monte Carlo price of our common stock on June 13, 2022, the date of grant, of $157.54 per share. The amounts listed in this column represent the grant date fair value of each award based upon achievement at the target level.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	73

COMPENSATION TABLES

Outstanding equity awards at 2022 fiscal year-end

The following tables show, for each NEO, the outstanding equity awards as of December 31, 2022. These awards include the following:

Name of Award	Vesting Schedule	Metrics	Payout Range (% of target)	Stock or Cash Payout
Performance Share Units (PSUs)	After three-year performance period ends	PNC’s return on equity (ROE) compared to performance targets EPS growth rank against our peer group	0–150%	Stock

Restricted Share Units (RSUs)	Annual installments over three years	Time-based	0–100%	Stock

Performance- Based Restricted Share Units (PRSUs)	After five-year performance period ends	Total shareholder return rank against our peer group	0–125%	Stock.

74	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

    COMPENSATION TABLES

With respect to the performance-based equity awards that vested based on performance for the period ended December 31, 2022, the Human Resources Committee made performance-based and risk-based determinations in the first quarter of 2023, as described in Compensation Discussion and Analysis—2022 compensation decisions beginning on page 53.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(a)
William S. Demchak
	44,615	(b)	$7,046,493
	8,860	(c)	$1,399,348
				45,195	(d)	$7,138,098
	20,087	(e)	$3,172,541
				42,729	(f)	$6,748,618
	28,486	(g)	$4,499,079
Robert Q. Reilly
	10,808	(b)	$1,707,016
	2,147	(c)	$339,097
				10,565	(d)	$1,668,636
	4,696	(e)	$741,686
				9,258	(f)	$1,462,209
	6,172	(g)	$974,806
				35,363	(h)	$5,585,232
Michael P. Lyons
	23,345	(b)	$3,687,109
	4,636	(c)	$732,210
				20,809	(d)	$3,286,573
	9,249	(e)	$1,460,787
				18,801	(f)	$2,969,430
	12,534	(g)	$1,979,620
				69,440	(h)	$10,967,354
E William Parsley, III
	22,956	(b)	$3,625,671
	4,559	(c)	$720,048
				20,809	(d)	$3,286,573
	9,249	(e)	$1,460,787
				17,947	(f)	$2,834,549
	11,965	(g)	$1,889,752
				65,583	(h)	$10,358,179
Karen L. Larrimer
	10,808	(b)	$1,707,016
	2,147	(c)	$339,097
				10,565	(d)	$1,668,636
	4,696	(e)	$741,686
				7,834	(f)	$1,237,302
	5,223	(g)	$824,921

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	75

COMPENSATION TABLES

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(a)
Gregory B. Jordan
	7,998	(b)	$1,263,204
	1,589	(c)	$250,967
				7,533	(d)	$1,189,762
	3,348	(e)	$528,783
				6,410	(f)	$1,012,395
	4,273	(g)	$674,878
(a)	The market value is calculated based on the NYSE closing price of our common stock on December 30, 2022 (the last trading day of the year) of $157.94 per share.
(b)	2020 PSUs. The performance conditions applicable to the award were satisfied as of December 31, 2022, and the 2020 PSUs vested on February 16, 2023 based on achievement at 111.91% of the target level.
(c)	2020 RSUs. The third and final tranche of the award vested on February 13, 2023.
(d)

2021 PSUs (Performance Not Yet Achieved). The award is scheduled to vest in early 2024 based on achievement of the applicable performance conditions over a three-year performance period ending December 31, 2023. The number of PSUs included in the table above is based on achievement at the target level. See the description of the 2021 PSUs in the Compensation Discussion and Analysis section of our 2021 proxy statement.

(e)	2021 RSUs. The second tranche of the award vested on February 10, 2023, and the remaining tranche is scheduled to vest on February 10, 2024.
(f)

2022 PSUs (Performance Not Yet Achieved). The award is scheduled to vest in early 2025 based on achievement of the applicable performance conditions over a three-year performance period ending December 31, 2024. The number of PSUs included in the table above is based on achievement at the target level. See the description of the 2022 PSUs in the Compensation Discussion and Analysis section of our 2022 proxy statement.

(g)

2022 RSUs. The first tranche of the award vested on February 10, 2023, and the remaining two tranches are scheduled to vest in approximately equal annual installments on February 10, 2024 and February 10, 2025.

(h)

PRSUs (Performance Not Yet Achieved). The award is scheduled to vest in mid-2027 based on achievement of the applicable performance conditions over a five-year period ending June 12, 2027. The number of PRSUs included in the table above is based of achievement at the target level. See the description of the PRSUs in the CD&A on page 60.

76	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

COMPENSATION TABLES

Option exercises and stock vested in fiscal 2022

	Option Awards(a)		Stock Awards(b)

NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

William S. Demchak	—	—	76,425	$16,005,978

Robert Q. Reilly	—	—	20,877	$4,374,197

Michael P. Lyons	—	—	45,865	$9,611,423

E William Parsley, III	—	—	45,787	$9,595,249

Karen L. Larrimer	—	—	18,786	$3,934,846

Gregory B. Jordan	—	—	15,812	$3,313,353
(a)	No NEO exercised options during 2022.
(b)	These columns include the total units approved for payout in connection with previously granted PSUs and RSUs. These columns also include shares that vested but were withheld for tax purposes.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	77

COMPENSATION TABLES

Pension benefits at 2022 fiscal year-end

The principal elements of our post-employment compensation are a qualified defined benefit cash balance pension plan, a non-qualified excess cash balance pension plan and a non-qualified supplemental executive retirement plan, each described in this section, as well as a qualified defined contribution savings plan and a non-qualified deferred compensation and incentive plan as described in Non-qualified deferred compensation in fiscal 2022 on page 80.

Cash balance pension plan. We maintain a pension plan for most of our full-time employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to be qualified under Section 401(a) of the Internal Revenue Code. Each calendar quarter, eligible participants receive “earnings credits” based on a percentage of eligible compensation. Earnings credit percentages for employees who were plan participants on December 31, 2009 are based on a schedule using the participant’s age and years of credited service at that date and are frozen at that level. Earnings credits for all employees who become participants on or after January 1, 2010 are a flat 3% of eligible compensation.

The plan defines eligible “compensation” as regular earnings plus eligible variable compensation, such as paid annual incentives. Eligible “compensation” does not include deferrals under the terms of the non-qualified deferred compensation and incentive plan; these are instead taken into account under our excess pension plan described below. We generally limit eligible variable compensation for a plan year to a total of 100% of the first $25,000 plus 50% of the next $225,000.

For participants who had accrued benefits prior to 1999 under the pension plan formula then in effect, an initial cash balance “account” was established based on the present value of the accrued benefits at the time of the conversion to the current program.

Plan participants generally receive quarterly “interest credits” at a rate of one-fourth of the annual interest rate on 30-year Treasury securities. Employees who were already plan participants as of December 31, 2009 receive a minimum interest credit.

At the end of 2008, the cash balance pension plan previously sponsored by National City Corporation was merged into this plan. Earnings and interest credits for National City participants are generally as noted above.

We contribute to the plan an actuarially determined amount necessary to fund the total benefits payable to participants. Actuaries calculate total contributions instead of contributions for each individual participant.

Excess pension plan. We maintain an ERISA excess pension plan, which is a supplemental non-qualified pension plan. The excess benefits under this plan equal the difference, if any, between a participant’s benefit under the qualified pension plan computed without regard to applicable Internal Revenue Code limits and taking into account amounts deferred under the non-qualified deferred compensation and incentive plan, and the participant’s actual benefit under the qualified pension plan.

Supplemental executive retirement plan. We maintain a supplemental executive retirement plan for certain executive officers. As part of its ongoing review of compensation practices, the Human Resources Committee decided in 2007 to eliminate future plan participation for new executive officers. This plan provides earnings credits based on a percentage of annual incentives awarded under eligible executive bonus plans in accordance with a schedule based on the participant’s age and years of credited service. This plan also provides quarterly interest credits that mirror the interest credits under the qualified pension plan.

Executive officers who participated in the supplemental executive retirement plan on December 31, 1998 and who were at least age 50 with five or more years of credited service receive grandfathered benefits based on the pension formula in effect prior to 1999. For executive officers at or above a certain organizational level who participated on December 31, 1998 but who did not meet the requirements for legacy benefits, we doubled the earnings credit percentages in order to mitigate the effect of the transition to the cash balance pension formula.

78	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

COMPENSATION TABLES

NEO	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year
William S. Demchak	Qualified Pension Plan	20	$361,791	—
	ERISA Excess Pension Plan	20	$2,722,636	—
	Supplemental Executive Retirement Plan	20	$4,761,525	—

	Total		$7,845,952	—
Robert Q. Reilly	Qualified Pension Plan	35	$563,391	—
	ERISA Excess Pension Plan	35	$1,118,037	—
	Supplemental Executive Retirement Plan	35	$1,881,876	—

	Total		$3,563,304	—
Michael P. Lyons	Qualified Pension Plan	11	$89,134	—
	ERISA Excess Pension Plan	11	$174,519	—
	Supplemental Executive Retirement Plan	N/A	—	—

	Total		$263,653	—
E William Parsley, III	Qualified Pension Plan	19	$319,645	—
	ERISA Excess Pension Plan	19	$1,494,619	—
	Supplemental Executive Retirement Plan	N/A	—	—

	Total		$1,814,264	—
Karen L. Larrimer	Qualified Pension Plan	27	$492,659	—
	ERISA Excess Pension Plan	27	$619,528	—
	Supplemental Executive Retirement Plan	N/A	—	—

	Total		$1,112,187	—
Gregory B. Jordan	Qualified Pension Plan	8	$82,242	—
	ERISA Excess Pension Plan	8	$101,904	—
	Supplemental Executive Retirement Plan	N/A	—	—

	Total		$184,146	—
(a)

To compute the number of years of service, we use the same plan measurement date that we use for our 2022 audited consolidated financial statements. Credited service, where applicable, is generally equal to actual full years of service; however, for purposes of determining the level of benefits earned in the Qualified Pension Plan and ERISA Excess Pension Plan, credited service has been frozen as of December 31, 2009. As of that date, the NEOs had the following years of credited service: Mr. Demchak, 7; Mr. Reilly, 22; Mr. Parsley, 6; and Ms. Larrimer, 14. Mr. Lyons and Mr. Jordan were hired after service accruals ceased to be applicable for purposes of calculating the amount of Qualified Pension Plan and ERISA Excess Pension Plan benefits.

(b)

We compute the present values shown here as of December 31, 2022 in accordance with FASB ASC Topic 715, Compensation—Retirement Benefits, as specified in applicable SEC regulations. The amounts do not necessarily reflect the amounts to which the NEOs would be entitled under the terms of these plans as of December 31, 2022.

We calculate the present values for the plans by projecting the December 31, 2022 account balances to an assumed retirement age of 65, using an interest crediting rate of (i) 4.90% for Mr. Demchak, Mr. Reilly, Mr. Parsley and Ms. Larrimer, and (ii) 4.30% for Mr. Lyons and Mr. Jordan, who are not eligible for the guaranteed minimum annual interest crediting rate since they became plan participants after January 1, 2010. We then apply a discount rate of 5.55% for the Qualified Pension Plan and 5.45% for other plans to discount the balances back to December 31, 2022.

See Note 17 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information regarding the discount rates and other material assumptions.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	79

COMPENSATION TABLES

Non-qualified deferred compensation in fiscal 2022

We offer an incentive savings plan (“ISP”) in which most of our employees can participate after they meet any applicable service requirements, and for designated employees who exceed a compensation threshold, we also offer a non-qualified deferred compensation and incentive plan (“DCIP”). Prior to establishing the DCIP in 2012, we offered a non-qualified supplemental incentive savings plan (“SISP”), which was a supplement to the ISP, and a non-qualified deferred compensation plan (“DCP”), in each case for certain designated employees who exceeded applicable compensation thresholds.

Incentive savings plan (ISP). The ISP is a defined contribution 401(k) plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. During 2022, participants could elect to contribute between 1% and 75% of eligible compensation to the plan each year as pre-tax or Roth after-tax elective deferrals (or a combination of pre-tax and Roth after-tax elective deferrals), subject to Internal Revenue Code limits. Participants who are age 50 or older may contribute additional pre-tax amounts called “catch-up contributions” each year. For 2022, we made employer matching contributions on behalf of eligible participants equal to 100% of elective deferrals up to 4% of eligible compensation. Matching contributions were made in cash. Participants direct the investment of their accounts among the investment options offered under the plan, and their account balances are adjusted for gains or losses resulting from those investment directions.

Deferred compensation and incentive plan (DCIP). We maintain a DCIP for designated employees who exceed a compensation threshold. Participants can elect to defer up to 20% of base salary and/or up to 75% of eligible short-term incentive pay earned with respect to a plan year. The DCIP’s plan year is the calendar year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan, and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

Supplemental incentive savings plan (SISP) and deferred compensation plan (DCP). Effective January 1, 2012, the SISP and DCP were frozen to new participants and to the deferral of amounts earned on and after January 1, 2012. Distributions from these plans are paid in cash in accordance with the participant’s election. Participants with existing account balances can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan, and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

Investment options. ISP, DCIP, SISP and DCP participants have the investment options listed on page 82. The employee directs investment of contributions under each plan. Investment options include several collective funds and mutual funds (including BlackRock mutual funds). ISP, SISP and DCP participants may also hold investments in a PNC common stock fund; however, we no longer permit new funds to be contributed or transferred into the PNC common stock fund. DCIP, SISP and DCP investments are invested on a phantom basis and are considered “deemed” investments.

80	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

COMPENSATION TABLES

		Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
NEO	Name of Plan	(a)	(b)		(c)
William S. Demchak	Supplemental Incentive Savings Plan	—	$532,525	—	$2,234,637
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	$532,525	—	$2,234,637
Robert Q. Reilly	Supplemental Incentive Savings Plan	—	$—	—	$1,218,855
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	$—	—	$3,874,216
	Total	—	$—	—	$5,093,071
Michael P. Lyons	Supplemental Incentive Savings Plan	—	—	—	—
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	—	—	—
E William Parsley, III	Supplemental Incentive Savings Plan	—	$809,831	—	$3,166,623
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	$809,831	—	$3,166,623
Karen L. Larrimer	Supplemental Incentive Savings Plan	—	$22,596	—	$126,124
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	$22,596	—	$126,124
Gregory B. Jordan	Supplemental Incentive Savings Plan	—	—	—	—
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	—	—	—
(a)	Amounts in this column are included in the compensation reported in the Summary compensation table on page 71. PNC made no contributions to these plans in 2022.

(b)	No amounts in this column have been reported in the Summary compensation table on page 71 as none of our NEOs received above-market or preferential earnings.

(c)

We calculate the dollar amounts in this column by taking the aggregate balance at the end of fiscal year 2021 and adding the totals in the other columns to that balance. The aggregate balance at the end of fiscal year 2022 includes any unrealized gains and losses on investments. All contributions comprising a portion of the aggregate balance at the end of fiscal year 2022 were included in the compensation reported in the Summary compensation table on page 71 and prior years’ summary compensation tables, as applicable.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	81

COMPENSATION TABLES

The following table shows the 2022 investment options for the DCP, DCIP, ISP and SISP, along with annual rates of return. See page 80 for an explanation of the DCP, DCIP, ISP and SISP. Ticker symbols are listed for investment options available to the general public.

Benchmark Performance	Ticker Symbol	DCP	DCIP	ISP/SISP	2022 Annual Rate of Return
BlackRock High Yield BR	BYHRX	X	X	X	(10.31)%
BlackRock Government Short Term Inv. Fund		X	X	X	1.45%
BlackRock LifePath 2025 Fund		X	X	X	(15.21)%
BlackRock LifePath 2030 Fund		X	X	X	(15.95)%
BlackRock LifePath 2035 Fund		X	X	X	(16.65)%
BlackRock LifePath 2040 Fund		X	X	X	(17.33)%
BlackRock LifePath 2045 Fund		X	X	X	(17.88)%
BlackRock LifePath 2050 Fund		X	X	X	(18.18)%
BlackRock LifePath 2055 Fund		X	X	X	(18.25)%
BlackRock LifePath 2060 Fund		X	X	X	(18.27)%
BlackRock LifePath 2065 Fund		X	X	X	(18.29)%
BlackRock LifePath Retirement Fund		X	X	X	(14.61)%
BlackRock TIPS		X	X	X	(11.93)%
Brandywine Intern’l Opp Fixed Inc Fund	LMOTX	X	X		(20.82)%
PNC Common Stock Fund	PNC	X		X	(20.76)%
T. Rowe Price Stable Value Fund			X	X	1.85%
State Street S&P 500 Index Fund		X	X	X	(18.13)%
State Street Russell Small/Mid Cap Index Fund		X	X	X	(25.23)%
State Street Global All Cap Equity Ex-U.S. Index Fund		X	X	X	(16.41)%
State Street Real Return ex Nat. Res. Index Fund				X	(11.44)%
State Street U.S. Bond Index Fund		X	X	X	(13.16)%
State Street International Equity Index Fund		X	X	X	(14.23)%
State Street Emerging Markets Equity Index Fund		X	X	X	(20.34)%
Vanguard Real Estate Index Fund			X	X	(26.20)%
FPA Crescent Fund	FPACX	X	X		(9.20)%
Aberdeen Emerging Markets Fund	ABEMX	X	X		(26.23)%
BlackRock Global Allocation I Fund	MALOX	X	X		(15.83)%
First Eagle Overseas I Fund	SGOIX	X	X		(7.89)%
Vulcan Large Cap Value Fund	VVPLX	X	X		(38.06)%
Fiduciary Mgmt Small Cap Fund	FMIMX	X	X		(5.91)%

82	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Benefits upon termination of employment

Our NEOs may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result from:

•	change of control agreements,

•	the terms of our equity-based grants, and

•	other existing plans and arrangements in which our NEOs participate.

We do not have a separate severance plan or program for the NEOs. The Human Resources Committee has discretion to provide severance benefits subject to the parameters of our Board-approved policy, as described in the CD&A on page 65.

The benefits an executive may receive will depend on whether PNC or the executive terminated employment and, if PNC terminated employment, whether the termination was for cause, resulted from death or disability, or followed a change in control, and whether the executive is retirement-eligible. If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement. For these purposes, a “retirement-eligible” employee is someone who is at least 55 years old and has at least five years of service with PNC. As of December 31, 2022, five of our six NEOs are retirement-eligible.

Change of control agreements

As of December 31, 2022, we have entered into separate change of control agreements with each of our NEOs and similar agreements with a limited group of other senior officers. These agreements have been a valuable component of our executive compensation program for several years. We believe these arrangements mitigate concerns arising from a change of control, and help to ensure the continued dedicated service of our key employees. Cash payments contemplated by these agreements require a “double trigger” — that is, the occurrence of both a change of control and a qualifying termination of employment. A qualifying termination would occur if the executive resigned for “Good Reason” or the surviving company terminated the executive other than for “Cause,” “Disability” or death (each as defined in the change of control agreement). The treatment of equity awards upon a change of control is addressed in the equity award agreements themselves, as described below, rather than the change of control agreements.

The change of control agreements provide for cash payments to our NEOs calculated based on various compensation components, including annual base salary and an annual incentive award (bonus). For purposes of the change of control agreements, annual base salary is equal to 12 times the highest monthly base salary rate payable to the executive in the 12-month period preceding the month of the change of control. The cash payment related to base salary is equal to two times the annual base salary, and the cash payment related to bonus is equal to two times the applicable bonus percentage multiplied by annual base salary. The agreements also provide for continued benefits under (or compute cash payments by reference to) certain of our retirement and health and welfare benefit plans.

None of our change of control agreements contain any excise tax “gross-up” provisions. Our current change of control agreements provide that in the event the benefits payable to an executive trigger excise taxes under Section 4999 of the Internal Revenue Code, the executive will be entitled to a reduction in benefits so that no excise tax is imposed if such a reduction would result in a greater net (after-tax) benefit to the executive than payment of the full amount of his or her benefits. We have a Board-approved policy that requires shareholder approval of certain future severance arrangements if the arrangement provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive’s annual base salary and target bonus.

The change of control agreements prohibit the executives from employing or soliciting any of our officers during the one-year period following termination, and from using or disclosing any of our confidential business or technical information or trade secrets.

While the benefits to be received under a change of control agreement may be significant to an individual, they first require the occurrence of a significant transaction. As a result, the benefits are highly speculative and are contingent on a variety of facts and circumstances. In recognition of this, the Human Resources Committee of the Board does not consider the amount of potential change in control payments when it makes annual compensation decisions for our NEOs. Change in control protections, although meaningful, also become relatively less significant to PNC as we increase in size.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	83

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Equity-based grants

If an NEO resigns or the NEO’s employment is terminated with or without cause, any unvested equity-based compensation is generally forfeited (other than the PRSUs granted pursuant to the Leadership Continuity Awards, as described in more detail below). However, if an NEO retires (i.e., a retirement-eligible NEO resigns or is terminated without cause), equity-based compensation is not forfeited and continues in effect until its originally scheduled payment date (other than the Leadership Continuity Awards, as described in more detail below). Equity-based compensation is also not forfeited under certain circumstances following a change in control. Grants to our executive officers contain a “double trigger” feature, meaning such grants require the occurrence of both a change in control and a qualifying termination (which includes a termination without cause or a resignation for good reason) in order to vest prior to the original vesting date in connection with a change in control.

A change in control of PNC, retirement of an NEO or termination of an NEO’s employment by PNC by reason of disability or without cause has the following impact on unvested equity-based compensation:

RESTRICTED SHARE UNITS

Change in Control	Retirement	Disability

Following a change in control, outstanding RSUs will vest upon a qualifying termination or continued employment through the original vesting date, and will be paid as soon as practicable following the original vesting date. All outstanding RSUs pay out in shares if the CET1 Ratio is met or exceeded as of the last-completed quarter-end. If the CET1 Ratio is not met, the remaining tranches will be forfeited and expire. Dividend equivalents cease to accrue at the change in control date.

Outstanding RSUs continue in effect in accordance with their terms as if the grantee had remained employed through each vesting date.

PERFORMANCE SHARE UNITS

Change in Control	Retirement	Disability

Following a change in control, outstanding PSUs vest upon a qualifying termination or continued employment through the original vesting year, and will be paid out as soon as practicable following the end of the original performance period. Outstanding PSUs pay out in shares at 100% performance if the CET1 Ratio is met or exceeded for all completed performance years. For any remaining performance years, if the CET1 Ratio is not met or exceeded as of the last-completed quarter-end, one-third of the target number of outstanding PSUs are forfeited and expire. Dividend equivalents cease to accrue at the change in control date.

Outstanding PSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

PERFORMANCE-BASED RESTRICTED SHARE UNITS

Termination without Cause	Change in Control	Retirement	Disability

Subject to approval by the Human Resources Committee, all or a portion of the outstanding PRSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

	Following a change in control, outstanding PRSUs vest upon a qualifying termination or continued employment through the original vesting year, and will be paid out as soon as practicable following the end of the original performance period. Outstanding PRSUs pay out in shares at 100% performance for (i) each full calendar year during the performance period that the CET1 Ratio is met or exceeded, and (ii) any partial calendar year, if the CET1 Ratio is met or exceeded as of the last-completed quarter-end. For any remaining portion of the performance period, if the CET1 Ratio is not met as of the last-completed quarter-end, a pro rata portion of the target number of outstanding PRSUs are forfeited and expire. Dividend equivalents cease to accrue at the change in control date.	On or after the 3rd anniversary of the grant date, and subject to approval by the Human Resources Committee, all or a portion of the outstanding PRSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period. In the event of a retirement prior to the 3rd anniversary of the grant date, all outstanding PRSUs are forfeited and expire.	Outstanding PRSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

Acceleration upon death. Upon death, generally (i) outstanding RSUs immediately vest and pay out at 100% and (ii) outstanding PSUs will vest and pay out based on target corporate performance and actual risk performance through the calendar year of the NEO’s death (or in the case of the Leadership Continuity Awards, the last completed calendar quarter of the year of the NEO’s death), subject to the Human Resources Committee’s exercise of discretion. Vested awards are paid out no later than December 31 of the year following the year of death.

84	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Other material conditions. The retirement, termination without cause and disability awards summarized above are generally subject to forfeiture if it is determined that a grantee has engaged in certain competitive activities during employment or the one-year period following termination of employment, or if the grantee has engaged in other detrimental conduct. In addition, the award is subject to grantee’s agreement not to solicit certain customers or employees of PNC during employment and the one-year period following termination of employment, to at all times maintain the confidentiality of business and technical information, and to disclose and assign certain inventions.

Awards are generally subject to PNC’s clawback, adjustment, or similar policies and to any clawback or recoupment that may be required by applicable law or regulations.

Existing plans and arrangements

As of December 31, 2022, our NEOs could participate in our qualified cash balance pension plan, ERISA excess pension plan, ISP and DCIP. In addition, Mr. Demchak, Mr. Reilly, Mr. Parsley and Ms. Larrimer participate in our SISP, and Mr. Demchak and Mr. Reilly participate in our DCP (although they may no longer make contributions to these plans). The NEOs earn these benefits for services provided to us while employed, and many of these plans are also available on a broader basis to other employees. For the most part, an NEO’s entitlement to these benefits does not depend on how employment is terminated.

Mr. Demchak and Mr. Reilly also participate in our supplemental executive retirement plan, a company-paid executive long-term disability (“LTD”) program, and the Key Executive Equity Program (“KEEP”), a split-dollar life insurance program. Participants in the executive LTD program are generally eligible for additional LTD benefits of $10,000 per month until they are no longer disabled or have reached age 65. KEEP provides benefits in the event of a participating executive’s death while actively employed (equal to 1.5 times then-current annual base salary) or following an eligible retirement (retirement after reaching age 55 and five years of service with PNC, generally equal to annual base salary prior to retirement). Following a change in control, the life insurance policy would transfer to the participating executive. The supplemental executive retirement plan, executive LTD program and KEEP were frozen to new participants as of December 31, 2007.

Certain NEOs are also eligible to receive two years of company-paid financial planning and tax preparation services upon retirement.

Estimated benefits upon termination

The following table shows the estimated incremental benefits payable to our NEOs as of December 31, 2022 as a result of termination of employment in a variety of situations. These estimated amounts have been calculated as if employment was terminated on December 31, 2022. For change in control benefits, we assumed a change in control of PNC and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason) on that date. To the extent relevant, the amounts assume a PNC stock price of $157.94, the closing price of our common stock on December 30, 2022 (the last trading day of the year). If we calculated these amounts using a different price, the amounts could be significantly different. The benefits below do not include the balances under our qualified cash balance pension plan, ERISA excess pension plan, supplemental executive retirement plan, SISP, ISP, DCIP or DCP unless the NEO receives an enhanced benefit under the termination scenario. In addition, stock options are not included as there were no stock options outstanding for the NEOs as of December 31, 2022.

William S. Demchak	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$11,005,577	—	—
Base Salary	—	—	—	$2,400,000	—	—
Bonus	—	—	—	$8,605,577	—	—
Enhanced Benefits	—	—	$21,730	$394,701	$560,000	$1,800,000
Defined Benefit Plans	—	—	—	$335,140	—	—
Defined Contribution Plans	—	—	—	$24,400	—	—
General Benefits & Perquisites	—	—	$21,730	$35,161	$560,000	$1,800,000
Value of Unvested Equity	—	—	$31,686,948	$30,870,575	$31,686,948	$30,870,575
RSUs	—	—	$9,512,013	$9,512,013	$9,512,013	$9,512,013
PSUs	—	—	$22,174,935	$21,358,562	$22,174,935	$21,358,562
TOTAL	—	—	$31,708,678	$42,270,853	$32,246,948	$32,670,575

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	85

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Robert Q. Reilly	Termination for Cause	Voluntary Termination(a)	Termination without Cause(a)(b)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	—	$5,348,703	—	—
Base Salary	—	—	—	—	$1,400,000	—	—
Bonus	—	—	—	—	$3,948,703	—	—
Enhanced Benefits	—	—	—	$21,730	$262,023	$840,000	$1,050,000
Defined Benefit Plans	—	—	—	—	$202,462	—	—
Defined Contribution Plans	—	—	—	—	$24,400		—
General Benefits & Perquisites	—	—	—	$21,730	$35,161	$840,000	$1,050,000
Value of Unvested Equity	—	—	$5,691,321	$7,287,712	$12,781,298	$12,979,033	$12,781,298
RSUs	—	—		$2,157,564	$2,157,564	$2,157,564	$2,157,564
PSUs	—	—	—	$5,130,148	$4,932,413	$5,130,148	$4,932,413
PRSUs	—	—	$5,691,321	—	$5,691,321	$5,691,321	$5,691,321
TOTAL	—	—	$5,691,321	$7,309,442	$18,392,024	$13,819,033	$13,831,298

Michael P. Lyons	Termination for Cause	Voluntary Termination(a)	Termination without Cause(a)(b)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	—	$7,295,638	—	—
Base Salary	—	—	—	—	$1,400,000	—	—
Bonus	—	—	—	—	$5,895,638	—	—
Enhanced Benefits	—	—	—	—	$111,407	—	—
Defined Benefit Plans	—	—	—	—	$50,250	—	—
Defined Contribution Plans	—	—	—	—	$24,400	—	—
General Benefits & Perquisites	—	—	—	—	$36,757	—	—
Value of Unvested Equity	—	—	$11,175,674	—	$25,679,592	$26,106,698	$25,679,592
RSUs	—	—	—	—	$4,380,865	$4,380,865	$4,380,865
PSUs	—	—	—	—	$10,123,053	$10,550,159	$10,123,053
PRSUs	—	—	$11,175,674	—	$11,175,674	$11,175,674	$11,175,674
TOTAL	—	—	$11,175,674	—	$33,086,637	$26,106,698	$25,679,592

E William Parsley, III	Termination for Cause	Voluntary Termination(a)	Termination without Cause(a)(b)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	—	$7,122,815	—	—
Base Salary	—	—	—	—	$1,400,000	—	—
Bonus	—	—	—	—	$5,722,815	—	—
Enhanced Benefits	—	—	—	$20,000	$274,227	—	—
Defined Benefit Plans	—	—	—	—	$213,070	—	—
Defined Contribution Plans	—	—	—	—	$24,400	—	—
General Benefits & Perquisites	—	—	—	$20,000	$36,757	—	—
Value of Unvested Equity	—	—	$10,554,928	$14,619,742	$24,754,619	$25,174,670	$24,754,619
RSUs	—	—	—	$4,275,197	$4,275,197	$4,275,197	$4,275,197
PSUs	—	—	—	$10,344,545	$9,924,494	$10,344,545	$9,924,494
PRSUs	—	—	$10,554,928	—	$10,554,928	$10,554,928	$10,554,928
TOTAL	—	—	$10,554,928	$14,639,742	$32,151,661	$25,174,670	$24,754,619

86	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Karen L. Larrimer	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$5,016,646	—	—
Base Salary	—	—	—	$1,400,000	—	—
Bonus	—	—	—	$3,616,646	—	—
Enhanced Benefits	—	—	$21,730	$253,657	—	—
Defined Benefit Plans	—	—	—	$192,500	—	—
Defined Contribution Plans	—	—	—	$24,400	—	—
General Benefits & Perquisites	—	—	$21,730	$36,757	—	—
Value of Unvested Equity	—	—	$6,902,241	$6,704,507	$6,902,241	$6,704,507
RSUs	—	—	$2,003,408	$2,003,408	$2,003,408	$2,003,408
PSUs	—	—	$4,898,833	$4,701,099	$4,898,833	$4,701,099
TOTAL	—	—	$6,923,971	$11,974,810	$6,902,241	$6,704,507

Gregory B. Jordan	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$4,566,625	—	—
Base Salary	—	—	—	$1,200,000	—	—
Bonus	—	—	—	$3,366,625	—	—
Enhanced Benefits	—	—	$21,730	$93,462	—	—
Defined Benefit Plans	—	—	—	$44,250	—	—
Defined Contribution Plans	—	—	—	$24,400	—	—
General Benefits & Perquisites	—	—	$21,730	$24,812	—	—
Value of Unvested Equity	—	—	$5,204,565	$5,058,241	$5,204,565	$5,058,241
RSUs	—	—	$1,527,573	$1,527,573	$1,527,573	$1,527,573
PSUs	—	—	$3,676,992	$3,530,668	$3,676,992	$3,530,668
TOTAL	—	—	$5,226,295	$9,718,328	$5,204,565	$5,058,241

(a)	If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement.
(b)

The “Value of Unvested Equity” is received upon a change in control and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason), which this table assumes takes place on December 31, 2022.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	87

CEO PAY RATIO

We are providing the following information about the relationship between the annual total compensation of William S. Demchak, our Chairman, President and CEO, and the annual total compensation of our median employee (other than Mr. Demchak).

For the year ended December 31, 2022:

•	The annual total compensation of Mr. Demchak was $19,495,699

•	The annual total compensation of our median employee was $70,695 (see below for an explanation of how we calculate this amount)

•	The resulting ratio of Mr. Demchak’s annual total compensation to the annual total compensation of our median employee is 276 to 1

We believe our ratio represents a reasonable estimate, calculated in a manner consistent with SEC rules, based on the following methodology:

•

To identify the median employee, we used the Form W-2 (Box 5) issued by the IRS for federal tax purposes as the compensation measure and evaluated the compensation for 61,331 active U.S. employees as of December 31, 2022 (this population excluded Mr. Demchak and all of our 163 non-U.S. employees.[1] We did not annualize the compensation of any employee who was employed by us for part of the year

•	We determined that because the median employee has over 40 years of service with PNC, the employee’s compensation has anomalous characteristics[2]

•	We identified the first employee with a lower W-2 compensation amount than the original median employee whose annual total compensation did not include anomalous pay characteristics

•	We calculated the 2022 annual total compensation for the selected median employee[3]

[1]	As of December 31, 2022, we had 95 employees in the UK, 52 employees in Canada and 16 employees in Germany, representing less than 1% of our total employee population.
[2]

Anomalous pay characteristics may include the following: the absence of PNC contributions to the employee’s health care premiums or 401(k) plan, or factors that could unfairly distort the change in the employee’s pension value, such as years of service (either too few or too many).

[3]

We calculated the annual total compensation for the median employee in accordance with SEC rules, using the same methodology used to calculate Mr. Demchak’s total compensation in the Summary compensation table, and we also included PNC’s health care premium contributions for both the median employee and Mr. Demchak. As a result, Mr. Demchak’s annual total compensation for pay ratio purposes is slightly higher than the amount reported for him in the Summary compensation table on page 71.

88	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosures regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
named executive officers
(“Non-PEO
NEOs”) and company performance for the fiscal years listed below.
We have identified
one-year
adjusted ROE (“Adjusted ROE”) as our Company-Selected Measure (“CSM”). In our view, Adjusted ROE represents the most important financial performance measure (not otherwise required to be disclosed in the table) used to link compensation actually paid (“CAP”) to our NEOs for the 2022 fiscal year to company performance. We chose Adjusted ROE as our CSM for evaluating pay versus performance because it is a key metric in our PSU awards under our long-term incentive program. See
Compensation Discussion and Analysis—Our compensation program—Evaluating performance on page 49 for a discussion of the metrics used by the Human Resources Committee to evaluate performance. Our long-term incentive program and Adjusted ROE are described in more detail in
Compensation Discussion and Analysis—Our compensation program—Incentive compensation program beginning on page 49.
Pay versus performance table

										Value of Initial Fixed $100 Investment based on: (4)
Year		Summary Compensation Table Total for PEO (1) ($)		Compensation Actually Paid to PEO (1)(2)(3) ($)		Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)		Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)		TSR ($)		Peer Group TSR* ($)		Net Income (in millions) ($)		Adjusted ROE (5)
(a	)	(b	)	(c	)	(d	)	(e	)	(f	)	(g	)	(h	)	(i)
2022		19,473,490		18,419,052		12,309,964		12,394,784		109.49		94.38		6,113		12.59%
2021		17,506,270		26,625,622		7,940,191		11,637,177		134.44		116.82		5,725		9.59%
2020		15,879,053		13,080,702		6,890,142		5,608,478		97.27		86.25		7,558		9.39%

*
The Peer Group TSR utilizes the S&P 500 Banks Index (“S&P 500 Banks”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(1)	William S. Demchak was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are:

2020: Robert Q. Reilly, Michael P. Lyons, E William Parsley, III and Karen L. Larrimer

2021: Robert Q. Reilly, Michael P. Lyons, E William Parsley, III and Karen L. Larrimer

2022: Robert Q. Reilly, Michael P. Lyons, E William Parsley, III, Karen L. Larrimer and Gregory B. Jordan

(2)	CAP amounts shown have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the NEOs.
(3)
CAP reflects the Summary compensation table totals for our NEOs, as adjusted for certain amounts as set forth below. Amounts in the “Exclusion of Stock Awards” columns below are based on the totals from the “Stock Awards” column of the Summary compensation table. Amounts in the “Exclusion of Change in Pension Value” columns below reflect the amounts attributable to the change in pension value reported in the Summary compensation table. Amounts in the “Inclusion of Pension Service Cost” columns below are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2022	19,473,490	—	(15,000,015)	370,608	13,574,969	18,419,052
2021	17,506,270	(338,606)	(12,000,025)	478,826	20,979,157	26,625,622
2020	15,879,053	(1,399,380)	(10,320,237)	393,939	8,527,327	13,080,702

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	12,309,964	(15,249)	(9,598,689)	65,950	9,632,808	12,394,784
2021	7,940,191	(95,656)	(4,165,160)	83,017	7,874,785	11,637,177
2020	6,890,142	(299,797)	(3,927,655)	73,084	2,872,704	5,608,478

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	89

PAY VERSUS PERFORMANCE

The amounts in the “Inclusion of Equity Values” columns above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2022	12,123,506	(944,686)	—	2,396,149	—	—	13,574,969
2021	13,081,706	6,461,296	—	1,436,155	—	—	20,979,157
2020	8,584,874	70,776	—	(128,323)	—	—	8,527,327

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	9,201,403	(504,672)	—	936,077	—	—	9,632,808
2021	4,773,399	2,545,225	—	556,161	—	—	7,874,785
2020	3,439,287	(322,598)	—	(243,985)	—	—	2,872,704

(4)	The comparison assumes $100 was invested for the period starting December 31, 2019 through the last business day of the listed year, for each of PNC and the S&P 500 Banks.
(5)	Adjusted ROE is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to GAAP, and for additional information about the adjustments to GAAP measures.
The description and graphs below address, for the past three fiscal years, the relationship between PEO and Non-PEO NEO CAP as disclosed in the Pay vs performance table and (i) PNC’s cumulative TSR and the S&P 500 Banks’ cumulative TSR, (ii) PNC’s net income and (iii) PNC’s Adjusted ROE.
Note that for 2021, the graphs will reflect, consistent with the equity award adjustments in the tables above, the impact of our stock price appreciation during 2021 on CAP for our PEO and average CAP for Non-PEO NEOs. Furthermore, since our PEO received a larger proportion of his total annual compensation in the form of long-term equity-based incentive awards in 2020 than the Non-PEO NEOs, the impact of the increase in stock price in 2021 on our PEO’s CAP is more significant than the impact on the average Non-PEO NEO CAP for that year.
For a discussion of how our Human Resources Committee assessed our performance and our NEO pay each year, see the
CD&A
beginning on page 44 and the Compensation Discussion and Analysis section in our annual proxy statements for the 2021 and 2020 performance years.

90	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Non-PEO NEO CAP and PNC TSR and Relationship Between PNC TSR and Peer Group TSR
The following graph sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and PNC cumulative TSR over the three most recently completed fiscal years. As reflected in the graph CAP for all NEOs is generally aligned with PNC’s cumulative TSR over the period presented.

*	Note the TSR above is indexed to an initial $100 investment for the period starting December 31, 2019 through the last business day of the listed year.
The graph below compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P 500 Banks over the same period. As the graph reflects, our cumulative TSR over each of the three most recently completed fiscal years is above that of the S&P 500 Banks for each year during the same period. Taken together with the graph above, this reflects alignment between our NEOs’ CAP as disclosed in the Pay v performance table with both (i) PNC’s cumulative TSR and (ii) PNC’s performance with respect to cumulative TSR relative to the S&P 500 Banks over the same period.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	91

PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Non-PEO NEO CAP and Net Income
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years. CAP for all NEOs is generally aligned with PNC’s net income for 2021 and 2022, but CAP for all NEOs in 2020 appears much lower relative to our net income during 2020, which was significantly impacted by PNC’s strategic sale of its 22.4% equity investment in BlackRock. This sale resulted in an after-tax gain on sale of $4.3 billion. In 2020, net income from continuing operations, which excluded the impact of the BlackRock sale, was $3.0 billion, reflecting closer alignment for the full period presented.

92	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and Non-PEO NEO CAP and Adjusted ROE
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and our Adjusted ROE (our CSM) during the three most recently completed fiscal years.
Similar to the graph above, CAP for all NEOs is generally aligned with PNC’s Adjusted ROE for 2021 and 2022, but CAP for all NEOs in 2020 appears lower relative to our Adjusted ROE during 2020. For a discussion of how our Human Resources Committee assessed our performance and our NEO pay for 2020, including the impact of the sale of our 22.4% equity investment in BlackRock during 2020, see the Compensation Discussion and Analysis section in our annual proxy statement for the 2021 performance year.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the company considers to have been the most important in linking CAP to our PEO and Non-PEO NEOs for 2022 to company performance. The measures in this table are not ranked.

Measure

Adjusted ROE

Adjusted EPS

Annualized Three-Year TSR Rank vs. Peers

Annualized Five-Year TSR Rank vs Peers

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	93

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security ownership of directors and executive officers

The table below sets forth information regarding ownership of our common stock by our directors and executive officers. We include beneficial ownership of common stock as of February 3, 2023, the record date for the annual meeting, for each director (including all nominees for director), each NEO and all directors and executive officers as a group. Unless otherwise noted, each person listed in the table below exercises sole voting and investment power over the shares of common stock they beneficially own.

We determine the beneficial ownership of each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose.

Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power, and also includes any shares of common stock the individual has the right to acquire within 60 days of February 3, 2023 through the exercise of any option, warrant or right or the vesting or payout of any restricted share units or other units payable in common stock. Although not considered beneficially owned under SEC rules, the table also shows the number of cash-payable common stock units credited to the accounts of our directors and executive officers under various benefit plans as of February 3, 2023. Each of the nominees for director owns shares of our common stock.

Name	Common Stock Ownership		Common Stock Units*	Total Number of Shares Beneficially Owned	Cash- Payable Common Stock Unit Ownership**	Total Shares Beneficially Owned Plus Cash-Payable Common Stock Units***

Non-Employee Directors:

Joseph Alvarado	120	(1)	4,428	4,548	—	4,548

Debra A. Cafaro	20		5,570	5,590	5,186	10,776

Marjorie Rodgers Cheshire	218		6,968	7,186	8,173	15,359

Andrew T. Feldstein	158,508	(1)(2)	6,968	165,476	19,769	185,245

Richard J. Harshman	1,150	(3)	4,428	5,578	1,110	6,688

Daniel R. Hesse	1,100		6,968	8,068	4,530	12,598

Renu Khator	100	(3)	—	100	581	681

Linda R. Medler	64		5,570	5,634	982	6,616

Robert A. Niblock	6,063	(2)	896	6,959	413	7,372

Martin Pfinsgraff	1,550		5,570	7,120	—	7,120

Bryan S. Salesky	10		896	906	405	1,311

Toni Townes-Whitley	1,000		4,428	5,428	—	5,428

Michael J. Ward	1,000		6,968	7,968	8,439	16,407

NEOs:

William S. Demchak	485,392	(2)(4)	41,425	526,817	3,469	530,286

Robert Q. Reilly	140,307	(2)(3)(4)	10,710	151,017	2,629	153,646

Michael P. Lyons	174,668		20,966	195,634	—	195,634

E William Parsley, III	148,910		18,933	167,843	—	167,843

Karen L. Larrimer	41,505		—	41,505	—	41,505

Gregory B. Jordan	73,816		8,159	81,975	—	81,975

10 remaining executive officers	136,359	(2)(3)(4)	22,879	159,238	—	159,238

Directors and executive officers as a group (29 persons):	1,371,860		182,730	1,554,590	55,686	1,610,276

*	Includes common stock units that may vest or pay out within 60 days of February 3, 2023. There were no options outstanding as of February 3, 2023.

**

For non-employee directors, includes cash-payable common stock units credited to their accounts pursuant to deferrals made under the Directors Deferred Compensation Plan and predecessor plans and cash-payable common stock units granted under the Outside Directors Deferred Stock Unit Plan used for non-employee director equity-based grants prior to 2017. For executive officers, includes cash-payable common stock units credited under our DCP and SISP. These units are not considered beneficially owned under SEC rules.

94	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

***

As of February 3, 2023, there were 399,753,124 shares of PNC common stock issued and outstanding. The number of shares of common stock beneficially owned by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock beneficially owned by the group is approximately 0.4% of the class. If units payable in common stock vest or pay out within 60 days of February 3, 2023, those shares were added to the total number of shares issued and outstanding for purposes of determining these ownership percentages. As of February 3, 2023, the total number of shares of common stock beneficially owned plus cash-payable common stock units held by the group was approximately 0.4% of the class. No director or executive officer beneficially owns shares of PNC preferred stock.

(1)	Includes shares owned by spouse.
(2)	Includes shares held in a trust.
(3)	Includes shares held jointly with spouse.
(4)	Includes shares held in our incentive savings plan.

Security ownership of certain beneficial owners

The table below sets forth information regarding the entities that beneficially own more than five percent of our common stock, based on a review of Schedules 13D and 13G filed with the SEC as of February 14, 2023. The numbers included in the table below represent each entity’s holdings as of December 31, 2022 as disclosed in the applicable Schedule 13G filed with the SEC and should be interpreted in light of the accompanying footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	37,402,648(1)	9.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	29,621,892(2)	7.3%

(1)

According to the Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023, The Vanguard Group has beneficial ownership of 37,402,648 shares of our common stock in its capacity as an investment advisor. The Vanguard Group and the affiliated entities included in the Schedule 13G/A have reported (1) sole dispositive power with respect to 35,680,276 shares, (2) shared dispositive power with respect to 1,722,372 shares, (3) sole voting power with respect to 0 shares and (4) shared voting power with respect to 572,315 shares.

(2)

According to the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2023, BlackRock, Inc. and its subsidiaries have beneficial ownership of 29,621,892 shares of our common stock. BlackRock, Inc. reported (1) sole dispositive power with respect to 29,621,892 shares, (2) shared dispositive power with respect to 0 shares, (3) sole voting power with respect to 26,342,757 shares and (4) shared voting power with respect to 0 shares. BlackRock, Inc. is the beneficial owner of our common stock as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of our common stock: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock (Singapore) Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, National Association; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Investment Management, LLC; BlackRock Japan Co., Ltd.; BlackRock Life Limited; BlackRock International Limited; and Aperio Group, LLC.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	95

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

Under the Audit Committee’s charter, the Committee is responsible for the selection, appointment, compensation, retention and oversight of our independent auditors. In connection with this responsibility, the Committee evaluates, monitors and reports to the Board regarding the independence, qualifications and performance of the independent auditors, including an evaluation of the lead audit partner. The Committee approves all audit engagement fees and terms associated with the retention of the independent auditors. The Audit Committee charter requires the Committee to consider, not less frequently than when the lead audit partner is rotated, whether PNC should adopt a policy of regular rotation of the independent audit firm. In addition to assuring the required rotation of the lead audit partner, the Committee oversees the selection of the new lead audit partner and the chair of the Committee participates directly in the selection of the new lead audit partner.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2023. PwC has been our independent auditors since 2007. In making this selection, the Committee considered whether there should be a rotation of the independent audit firm. It also carefully considered, among other things, PwC’s qualifications and performance, the quality and candor of its communications with the Committee and PNC, and its independence, objectivity and professional skepticism. On February 16, 2023, the Committee presented its conclusions regarding the selection and appointment of PwC as our independent auditors to the Board, including a determination that the selection of PwC as our independent auditors is in the best interest of PNC. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Committee’s selection of PwC as our independent registered public accounting firm for 2023. The Committee and the Board believe that the continued retention of PwC as our independent auditors is in the best interest of PNC.

The Audit Committee and the Board have adopted a policy that if the ratification of the independent auditors does not receive a majority of the votes cast at the annual meeting, the Committee will reconsider its selection of independent auditors. However, the Committee will be under no obligation to select new independent auditors. If the Committee does select new independent auditors for 2023, we will not seek shareholder ratification of the new selection.

We expect representatives of PwC to be available during the annual meeting. They will have an opportunity to make a statement and respond to appropriate questions. You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the Committee’s charter, which is posted in the corporate governance section of our website at www.pnc.com/corporategovernance.

Audit, audit-related and permitted non-audit fees

In considering the nature of the services provided by our independent auditors, the Audit Committee determined that the services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditors and our management to determine that they are permitted under SEC rules and regulations concerning auditor independence.

The following table summarizes the total fees for professional services rendered by PwC to PNC for 2022 and 2021:

Category	2022 (in millions)	2021 (in millions)

Audit fees	$21.4	$22.6

Audit-related fees*	$2.8	$2.9

Tax fees	$0.1	$0.4

TOTAL FEES BILLED	$24.3	$25.9
*

Excludes fees of $2.0 million in 2022 and $1.6 million in 2021 for financial due diligence services related to potential private equity investments. In those instances, the fees were paid by the company issuing the equity.

Audit fees. These fees consisted primarily of the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements included in Form 10-Q filings, comfort letter procedures, other services related to SEC matters and required attestation services.

Audit-related fees. These fees consisted primarily of SSAE 18, compliance and internal control reviews.

Tax fees. These fees were primarily attributable to tax compliance services, including tax return preparation and review, and assistance with tax examinations.

96	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

Procedures for pre-approving audit services, audit-related services and permitted non-audit services

The Audit Committee is responsible for pre-approving audit services, audit-related services and permitted non-audit services (such as tax) to be provided to us by our independent auditors. The Committee is given this responsibility to confirm that providing services will not impair our auditors’ independence. The Committee performs this function for us and our subsidiaries.

The Audit Committee’s responsibility also includes pre-approval of the fees for such services (although SEC regulations do not require the pre-approval of fees) and the other terms of the engagement. The Committee may either pre-approve specific fees or a methodology for determining fees. Any proposed increase in fees that exceeds the pre-approved amounts requires the Committee’s approval.

Pre-approval may be general (categories of services) or specific (individual services). If the Audit Committee pre-approves a general category of services, it will review the scope of services related to such general pre-approval at least annually. The Committee is responsible for approving any fee or other compensation arrangements for services covered by a pre-approval of a general category of services.

The full Audit Committee may exercise pre-approval authority, or the chair of the Committee may exercise the authority as required between meetings. The Committee may also delegate this authority, in whole or in part, to one or more Committee members. Any person exercising delegated authority reports on the pre-approvals at the next scheduled meeting of the Committee, which will be reflected in the meeting minutes.

The Committee may not delegate its pre-approval authority to any other person, including any member of management or other PNC employee or agent.

The written request for pre-approval includes, at a minimum, a description of the nature of the engagement, the proposed fee for the services and a statement that the services to be performed by the independent auditor are consistent with SEC and other applicable rules on auditor independence. In addition, each pre-approval request is reviewed by the independent auditor to confirm the provision of services is consistent with SEC and other applicable auditor independence rules. All requests for pre-approval of services are reviewed by management to ensure the services are permitted under SEC regulations and the Audit Committee charter and include a recommendation of the proposal by the Chief Financial Officer or the Controller and the General Auditor. In reviewing a pre-approval request, the Committee or the chair of the Committee may request that members of management provide their views on auditor independence questions.

The Controller or a designee of the Controller reports to the Audit Committee at least quarterly as to the status of services that have been pre-approved and the related fees.

The Committee may amend these procedures from time to time.

All audit services, audit-related services and permitted non-audit services and related fees disclosed above were pre-approved by the Audit Committee.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	97

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting.

The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), PNC’s independent registered public accounting firm for 2022. The Audit Committee has selected PwC as PNC’s independent auditors for 2023, subject to shareholder ratification. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with PwC occurred in private sessions, without PNC management present.

The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission (the “SEC”).

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

The Audit Committee of the Board of Directors of The PNC Financial Services Group, Inc.

Richard J. Harshman, Chair

Joseph Alvarado

Debra A. Cafaro

Renu Khator

Robert A. Niblock

Martin Pfinsgraff

In accordance with SEC regulations, the Report of the Audit Committee is not incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2023.

98	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

“SAY-ON-PAY”: ADVISORY VOTE

ON EXECUTIVE COMPENSATION (ITEM 3)

What is the purpose of this item?

We describe this item as an advisory vote on executive compensation, but it is more commonly known as “say-on-pay.” We provide this vote under the federal securities laws (Section 14A of the Securities Exchange Act of 1934) and in recognition of our shareholders’ vote in 2017 recommending that we hold an advisory vote on executive compensation each year. After our shareholders voted in 2017, the Board affirmed that recommendation and elected to hold future say-on-pay votes on an annual basis, until the next shareholder vote on the frequency of future say-on-pay votes. As described in the next item, we are conducting an advisory shareholder vote on the frequency of future say-on-pay votes at this year’s annual meeting of shareholders.

With this item, shareholders may submit an advisory vote on the compensation of our CEO and the other five executive officers named in the Summary compensation table on page 71. The Summary compensation table provides an annual snapshot of the compensation paid or granted to our NEOs.

What does it mean to have a “say-on-pay” advisory vote?

As an advisory vote, the outcome of the say-on-pay vote will not bind PNC or the Board. We will disclose how many shareholders voted “For” and “Against” the resolution and how many shareholders abstained from voting.

We believe in soliciting input from our shareholders throughout the year on a variety of issues, and this advisory vote fits within our broader shareholder engagement efforts. Last year, approximately 96% of the votes cast by our shareholders approved the compensation of our named executive officers, and we have averaged approximately 96% support in say-on-pay votes over the past five years.

While this vote is non-binding, the Board values the opinions of shareholders and will carefully consider the results when making future compensation decisions. In considering an overall executive compensation program, say-on-pay cannot convey a shareholder’s view on a discrete element of our compensation program or a specific decision made by the Human Resources Committee. Each year, the Committee receives reports on the outcome of the say-on-pay vote, how our say-on-pay vote compared to our peers and other large public companies, and whether any changes to the compensation program were being recommended for the Committee’s consideration in light of the results. The Committee expects to undertake a similar evaluation this year.

Where can I find more information on executive compensation?

We describe our executive compensation program and the compensation awarded under that program in the CD&A, the compensation tables and the related disclosure contained in this proxy statement. See pages 44 to 87 for additional information.

What are some of the performance and compensation program highlights for 2022?

Please review the CD&A, which begins on page 44, as well as the accompanying compensation tables and related disclosure beginning on page 71. Performance and compensation program highlights for 2022, which are included in the CD&A, should be read in conjunction with the full CD&A, the compensation tables and the related disclosure contained in this proxy statement.

The Board of Directors recommends a vote FOR the following advisory resolution:

“RESOLVED, that the holders of the common stock and the voting preferred stock of The PNC Financial Services Group, Inc. (PNC), voting together as a single class, approve the compensation of PNC’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related disclosure contained in PNC’s proxy statement for the 2023 Annual Meeting of Shareholders.”

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	99

FREQUENCY OF “SAY-ON-PAY” VOTE (ITEM 4)

As described in Item 3, we are asking our shareholders to approve an advisory vote on the compensation of our named executive officers, otherwise known as “say-on-pay.” This Item 4 solicits input from our shareholders on how frequently we should hold such an advisory vote in the future. You may vote for a say-on-pay vote to be held every one, two or three years, or you may abstain from voting.

As with say-on-pay, we provide this vote pursuant to Section 14A of the Securities Exchange Act of 1934 and this item is also an advisory vote, which means that the outcome of the vote will not bind PNC or the Board. We will disclose how many votes were received for each of the three frequency options (every one, two or three years), as well as the number of abstentions from voting. We last held a vote regarding the frequency of future say-on-pay votes in 2017. Since then, consistent with the recommendation of our shareholders reflected by that vote, we have held say-on-pay votes on an annual basis.

After careful consideration, the Board recommends that we should continue to seek shareholder feedback regarding the compensation of our NEOs through an annual say-on-pay vote. The Board considers regular input on executive compensation from our shareholders an important part of a comprehensive corporate governance program. As discussed in the CD&A, our executive compensation program consists of a variety of objectives that include linking compensation to performance over time and aligning the interests of our executive leadership and our long-term shareholders. Despite the importance of performance over time periods beyond one year, the Human Resources Committee reviews the elements of our executive compensation program periodically and adjusts executive compensation every year as appropriate. Therefore, the Board believes that it may be beneficial to receive feedback from our shareholders on an annual basis.

While the advisory nature of this vote will not bind the Board, it gives our shareholders an opportunity to vote and inform us of their preferred frequency for an advisory vote on the compensation of our NEOs. The Board will carefully consider the results of this recommendation in determining how frequently to ask our shareholders to provide future advisory votes on the compensation of our NEOs.

We expect to conduct our next shareholder vote on the frequency of future say-on-pay votes at our 2029 annual meeting of shareholders.

The Board of Directors recommends a vote FOR a frequency of “ONE YEAR” for future advisory votes on the compensation of our named executive officers.

100	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

GENERAL INFORMATION

We will hold our annual meeting of shareholders on Wednesday, April 26, 2023. This proxy statement includes information about PNC, describes the proposals to be considered at the meeting and explains the voting process. We encourage you to read it carefully.

This section of the proxy statement reviews important topics such as how to participate in the meeting, how to access our proxy materials, how to vote and how a proposal gets approved. As permitted by our Bylaws and applicable law, we will hold a virtual-only annual meeting of shareholders.

In this section, we sometimes discuss differences between “registered” and “street name” shareholders. We refer to those who own PNC shares in their own name as “registered” holders or “shareholders of record.” We refer to those who own PNC shares through an account at an intermediary — such as a brokerage firm or bank — as holding shares in “street name” or as “beneficial owners.” For purposes of reviewing the proxy materials and voting your shares, this distinction is important.

Participating in the annual meeting

The 2023 Annual Meeting of Shareholders will be a virtual-only meeting held via webcast on Wednesday, April 26, 2023 at 11:00 a.m. Eastern Time. The annual meeting will be accessible at www.virtualshareholdermeeting.com/PNC2023. We want to ensure that all shareholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting, including the ability to vote shares electronically and submit questions during the meeting, as well as having access to the Board and our management. All members of the Board and all executive officers are expected to join the annual meeting and be available for questions.

To participate in the annual meeting, you must be a PNC shareholder on the record date of February 3, 2023. You may vote your shares and will have the opportunity to submit questions during the meeting. Shareholders should refer to the Regulations for Conduct included as Annex B to this proxy statement and available on the annual meeting website at www.virtualshareholdermeeting.com/PNC2023. We are committed to acknowledging each relevant question we receive, subject to the guidelines described in this section and in the Regulations for Conduct. Questions submitted in accordance with the Regulations for Conduct will be generally addressed as time permits. We limit each shareholder to one question in order to allow us to answer questions from as many shareholders as possible. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. Questions regarding personal matters and questions regarding general economic, political or product matters that are not directly related to the business of PNC will not be answered. If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, shareholders may contact Investor Relations separately after the annual meeting. Contact details, as well as other helpful information, can be found in the shareholder services section of our website at www.pnc.com/shareholderservices.

Questions may be submitted prior to the annual meeting at www.proxyvote.com or you may submit questions in real time during the meeting using the annual meeting website at www.virtualshareholdermeeting.com/PNC2023. Please note that in order to access these sites, shareholders will need their unique control number that appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials, as applicable. For beneficial owners, instructions should be included on the voting instruction form provided by their broker or bank. If you do not have your control number, you will be able to join the meeting as a guest; however, you will not be able to vote or submit questions during the meeting.

If you encounter any technical difficulties when accessing or using the annual meeting website, please call the technical support number that will be posted on the annual meeting website login page. The annual meeting website is supported on browsers and devices running the most updated version of applicable software and plugins.

Reviewing proxy materials

Accessing proxy materials. We began providing access to the proxy materials on March 15, 2023. The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies. Shareholders may access the proxy statement and our 2022 Annual Report online. Upon request, we will continue to provide email or paper copies of proxy materials to shareholders for the current annual meeting or for future meetings.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	101

GENERAL INFORMATION

If you hold PNC shares in street name, we generally cannot mail our materials to you directly. Your broker, bank or other nominee must provide you with the Notice of Internet Availability of Proxy Materials or the proxy statement and a voting instruction form, and your broker, bank or other nominee must also explain the voting process to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2023: This Notice of Annual Meeting and Proxy Statement and the 2022 Annual Report are available at:

www.proxyvote.com

Have you received more than one set of proxy materials? If two or more PNC shareholders live in your household, or you maintain more than one shareholder account on the books of our transfer agent, you may have received more than one set of our proxy materials.

In order to reduce duplicate packages and lower expenses, we rely on SEC rules that allow delivery of one set of proxy materials to multiple shareholders sharing the same address and the same last name, if this type of delivery has been consented to as provided by these rules. This is referred to as “householding” of the proxy materials. Even if you consent to householding, we will deliver a separate proxy card or Notice of Internet Availability of Proxy Materials for each account. Householding will not affect your right or ability to vote.

If you would like to opt out of or into householding in the future, or would like to receive a separate copy of the proxy materials, please write or call Broadridge Financial Solutions, Inc. at the address or phone number below:

Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

(866) 540-7095

You may also receive more than one set of our proxy materials if you have more than one brokerage account. Our householding process does not include accounts that you maintain at a brokerage firm or bank. Some brokerage firms and banks offer householding; please contact your broker or bank directly if you are interested.

Voting your shares

We want our shareholders, as the owners of PNC, to consider the important matters before them and exercise their right to vote. The Board is asking for, or soliciting, a proxy from our shareholders. This section describes the different aspects of the voting process and how proxy voting works.

Who can vote? You are entitled to vote if you were a PNC shareholder as of the record date of February 3, 2023.

What is a proxy? If you are unable to participate and vote electronically during the virtual annual meeting, you can tell us exactly how you want to vote your shares and allow an officer to vote on your behalf. This is referred to as giving us a “proxy.” By instructing a proxy to carry out your wishes, you can ensure that your vote is counted.

Soliciting your proxy. The Board is soliciting your proxy to make sure that your vote is properly submitted and received on time, and to improve the efficiency of the annual meeting. We may solicit proxies using several methods, including by mail, personal interviews, telephone or fax. We may also use the Internet to solicit proxies.

PNC officers or employees may solicit proxies, but will not receive any special compensation for doing so. We will ask brokerage houses, banks and other custodians of PNC stock to forward proxy materials to their clients who hold PNC stock, and we will pay for the expenses they incur to do so. In addition, we have retained Morrow Sodali, LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, a proxy soliciting firm, to assist us with the solicitation of proxies for the annual meeting for a fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses.

Revoking your proxy. What if you change your mind after you give us your proxy to vote? You can amend your voting decisions in several ways. We refer to this as “revoking” your proxy.

To revoke your current proxy and replace it with a new proxy, we must receive the newly executed proxy before the applicable deadline. If you revoke by mail, we must receive the new proxy card before the annual meeting begins. Please make sure you have provided enough time for the new proxy card to reach us. If you revoke using the phone or Internet voting options, we must receive your revocation by the deadline for voting set forth in the Notice of Internet Availability of Proxy Materials or proxy card you received.

You can also revoke your proxy by voting electronically during the virtual annual meeting. Once the polls close at the annual meeting, the right to revoke your proxy ends. If you have not properly revoked your proxy by that time, we will vote your shares in accordance with your most recent valid proxy.

102	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

GENERAL INFORMATION

If you hold PNC shares in street name, follow the instructions provided by your broker or bank to revoke your voting instructions or otherwise change your vote.

How to vote. You may vote electronically during the virtual annual meeting by accessing the annual meeting website at www.virtualshareholdermeeting.com/PNC2023. We also offer the following methods to vote your shares and give us your proxy in advance of the meeting:

Internet	Go to www.proxyvote.com and follow the instructions. This voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately.
Phone	Vote by phone using the applicable number — for registered holders - (800) 690-6903 or for beneficial holders - (800) 454-8683
Mail	If you received a printed version of the proxy materials, complete, sign and date the proxy card and return it in the envelope provided. The envelope requires no postage if mailed in the United States.

Voting instructions are included in the Notice of Internet Availability of Proxy Materials and the proxy card. If you hold PNC shares in street name, you will receive information from your broker or bank on how to provide your voting instructions.

PNC is incorporated under the laws of Pennsylvania. Pennsylvania law allows proxies to be submitted by electronic transmission, including by telephone or over the Internet, and permits a shareholder of record, such as a brokerage firm or bank, to communicate a vote by telephone or Internet on behalf of a beneficial owner.

Brokers voting your shares. If you hold PNC shares in street name, you must give instructions to your broker or bank regarding how you would like your shares to be voted. If you do not provide any instructions, your broker has discretionary authority to vote your shares only with respect to proposals that are “routine” items. NYSE rules define which items are “routine” or “non-routine.” We discuss whether the proposals to be acted upon at the annual meeting are “routine” or “non-routine” items below under How a proposal gets approved—Vote required for approval.

If a proposal is considered a non-routine item under NYSE rules and you do not provide voting instructions to your broker or bank, no vote will be cast on your behalf with respect to that proposal. This is referred to as a “broker non-vote” and it will not be counted as a vote cast on the proposal. In some cases, street name holders may need to take additional actions to ensure that their shares are voted.

Our voting recommendations. If your shares are registered in your name and you sign, date and return your proxy card but do not provide voting instructions, or you use Internet or telephone voting and do not provide voting instructions for each proposal, your shares will be voted as follows:

•	FOR each of the Board’s 13 nominees for director

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023

•	FOR the approval of the advisory resolution on the compensation of our named executive officers

•	FOR a frequency of “ONE YEAR” for future advisory votes on executive compensation

Confidential voting. The Board has adopted a “confidential voting” policy. With the exceptions described below, this policy states that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the vote of a particular shareholder or benefit plan participant be kept permanently confidential and not be disclosed. We keep votes confidential and do not disclose them to our directors, officers or employees, except:

•	As necessary to meet legal requirements or to pursue or defend legal actions;

•	To allow the Judge of Election to certify the voting results;

•	When expressly requested by a shareholder or benefit plan participant; or

•	If there is a contested proxy solicitation.

Broadridge Financial Services, Inc., our independent vote tabulator and Judge of Election for the annual meeting, confirmed that its procedures will be consistent with this policy.

How a proposal gets approved

Quorum. Under Pennsylvania law, we must have a quorum before we can consider proposals at an annual meeting. A “quorum” refers to the minimum number of shares that must be present at the meeting. To have a quorum for the annual meeting, we need the presence of PNC shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	103

GENERAL INFORMATION

In determining if a quorum exists, we count the number of shares represented by shareholders who attend the annual meeting and the number of shares represented by proxies. If you return a proxy, whether you vote for or against a proposal, abstain from voting or only sign and date your proxy card, your shares will be counted as present for purposes of determining if a quorum exists.

Issued and outstanding shares. On February 3, 2023, the record date for the annual meeting, we had approximately 400 million shares of common stock outstanding, as well as additional shares of preferred stock. The table below shows the number of issued and outstanding shares of our common and preferred stock entitled to vote on the record date. We have additional issued and outstanding series of preferred stock that are not entitled to vote at the meeting. The table also shows the number of votes for each share for the matters brought before this meeting. The number of votes shown for each share of voting preferred stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock. At the meeting, holders of common and preferred stock entitled to vote will vote together as a single class. There is no cumulative voting.

Class	Issued and Outstanding Shares Entitled to Vote	Votes Per Share	Effective Voting Power

Common	399,753,124	1	399,753,124

Preferred — Series B	503	8	4,024

Vote required for approval. Different proposals may have different voting requirements for approval. This section provides information regarding the vote required for approval of each proposal presented in the proxy statement and additional details regarding the mechanics of proposal approval.

Under Pennsylvania law, if you abstain from voting or fail to vote, your shares will not be counted as votes cast on the proposal. To abstain, you must check the “Abstain” box on your proxy card, or select the appropriate option when voting by Internet or telephone. A broker non-vote is treated as a failure to vote. Therefore, if you do not provide instructions to your broker or bank regarding how to vote on a proposal that is a non-routine item, your shares will not be counted as votes cast on that proposal. If you are a shareholder of record and you sign, date and return your proxy card but do not provide voting instructions, or you submit your proxy by Internet or telephone and do not provide voting instructions, we will vote your shares represented by that proxy as recommended by the Board and those shares will be counted as votes cast.

Election of directors (Item 1). Under Pennsylvania law, unless a company’s articles of incorporation or bylaws provide otherwise, directors are elected by a plurality of the votes cast. Our Bylaws include an eligibility requirement for director nominees in uncontested elections, whereby an incumbent director will offer to resign from the Board if he or she does not receive a majority of the votes cast. To receive a majority of the votes cast, the shares voted “for” a director’s election must exceed 50% of the total number of shares voted with respect to that director’s election. Our Bylaws and corporate governance guidelines describe this majority voting requirement and the related procedure in the event that a director must tender his or her resignation to the Board. This is considered a non-routine item, so there may be broker non-votes with respect to this proposal. Broker non-votes and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.

Ratification of independent registered public accounting firm (Item 2). A majority of the votes cast will be required to approve the ratification of the Audit Committee’s selection of PwC as our independent registered public accounting firm for 2023. This is considered a routine item, so brokers will have the discretion to vote uninstructed shares on behalf of beneficial owners with respect to this proposal. Therefore, broker non-votes are not expected to exist for this proposal, although a broker may otherwise fail to submit a vote. Failures by brokers to vote and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.

“Say-on-pay”: Advisory vote on executive compensation (Item 3). A majority of the votes cast will be required to approve this item, an advisory vote on the compensation of our named executive officers. Because your vote is advisory, it will not be binding on the Board or PNC. This is considered a non-routine item, so there may be broker non-votes with respect to this proposal. Broker non-votes and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.

Frequency of “say-on-pay” vote (Item 4). The frequency of future advisory votes on the compensation of our named executive officers—every one year, every two years or every three years—receiving the highest number of votes cast will be the frequency that shareholders approve on an advisory basis. Because it is an advisory vote, it will not be binding on PNC or the Board. This is considered a non-routine item, so there may be broker non-votes with respect to this proposal. Broker non-votes and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.

104	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in the notice of our 2024 annual meeting of shareholders and related proxy materials, you must comply with SEC Rule 14a-8, including with respect to submission of your proposal by the applicable deadline. Our Corporate Secretary must receive your proposal in writing at our principal executive offices no later than November 16, 2023. If your proposal is not received by the deadline or you do not otherwise comply with Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy materials.

Advance notice procedures. Under our Bylaws, shareholders may nominate an individual for election to the Board or propose other business to be brought directly at an annual meeting of shareholders by giving advance notice to PNC. To be eligible to do so, a shareholder must be a shareholder of record as of the date the notice is delivered to PNC and at the time of the annual meeting, must be entitled to vote at the annual meeting and must comply with the notice and other applicable procedures set forth in our Bylaws.

A shareholder’s notice of a nomination or other business must be in writing and contain the information specified in our Bylaws, and must be delivered on a timely basis. To be timely, a shareholder’s written notice related to our 2024 annual meeting of shareholders must be delivered to the Corporate Secretary at our principal executive offices not earlier than December 28, 2023 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 27, 2024 (the 90th day prior to the first anniversary of this year’s annual meeting). Shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees under SEC Rule 14a-19 must comply with the applicable provisions of our Bylaws, including by providing the notice required under SEC Rule 14a-19 by January 27, 2024, as well as complying with the additional requirements of SEC Rule 14a-19, including SEC Rule 14a-19(b).

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8 referred to above, and from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under Corporate Governance—Board committees—Nominating and Governance Committee—How we identify new directors on page 26.

Proxy access procedures. Our Bylaws permit a shareholder, or a group of up to 20 shareholders, who has continuously for at least three years owned at least 3% of the outstanding shares entitled to vote in the election of directors to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or 20% of the number of directors serving on the Board on the last day on which notice of a nomination may be delivered (known generally as “proxy access”).

The proxy access notice must be in writing and contain the information specified in our Bylaws for a proxy access nomination, and must be delivered on a timely basis. To be timely, a proxy access notice regarding a nomination for our 2024 annual meeting of shareholders must be delivered to the Corporate Secretary at our principal executive offices not earlier than October 17, 2023 (the 150th day prior to the first anniversary of the filing date of the definitive proxy statement for this year’s annual meeting) and not later than November 16, 2023 (the 120th day prior to the first anniversary of the filing date of the definitive proxy statement for this year’s annual meeting).

These proxy access procedures are separate from the advance notice procedures referred to above, from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8 referred to above, and from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under Corporate Governance—Board committees—Nominating and Governance Committee—How we identify new directors on page 26.

General. The proxies we appoint for the 2024 annual meeting of shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement for the 2024 annual meeting must advise shareholders of any such proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders and satisfy certain other requirements to remove discretionary voting authority from our proxies.

The Chairperson or other officer presiding at the annual meeting has the sole authority to determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our Bylaws, and to declare that a defective proposal or nomination be disregarded.

Please direct any notices or questions about the requirements discussed in this section to our Corporate Secretary at the address provided on page 18.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	105

OTHER MATTERS

The Board does not know of any other business to be presented at the annual meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

March 15, 2023	By Order of the Board of Directors,

Laura Gleason

Corporate Secretary

106	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

ANNEX A (NON-GAAP TO GAAP RECONCILIATIONS)

We provide information below to reconcile to GAAP those financial metrics used by the Human Resources Committee that are either non-GAAP financial metrics or reflect adjustments approved by the Human Resources Committee.

Noninterest Income

	Year ended December 31,
Dollars in millions	2022	2021	% change
Noninterest income	$8,106	$8,564	(5.3)%
Human Resources Committee approved earnings adjustments (a)	27	65
Noninterest income, as adjusted (Non-GAAP)	$8,133	$8,629	(5.7)%
(a)

2022 reflects a noninterest income adjustment in the amount of $27 million due to integration costs associated with our BBVA USA acquisition. 2021 reflects a noninterest income adjustment in the amount of $65 million due to integration costs associated with our BBVA USA acquisition.

Diluted Earnings per Common Share

	Year ended December 31,
	2022	2021	% change
Diluted earnings per common share	$13.85	$12.70	9.1%
Human Resources Committee approved provision adjustments (a)	(0.16)	(2.66)
Human Resources Committee approved earnings adjustments (b)	0.11	1.48
Diluted earnings per common share, as adjusted (Non-GAAP)	$13.80	$11.52	19.8%
(a)

2022 reflects an after-tax adjustment in the amount of ($68) million, or ($0.16) per common share, due to the addition of provision for credit losses and subtraction of net charge-offs. 2021 reflects an after-tax adjustment in the amount of ($1,134) million, or ($2.66) per common share, due to the addition of provision for credit losses and subtraction of net charge-offs.

(b)

2022 reflects an after-tax adjustment in the amount of $44 million, or $0.11 per common share, due to integration costs associated with our BBVA USA acquisition. 2021 reflects an after-tax adjustment in the amount of $630 million, or $1.48 per common share, due to integration costs associated with our BBVA USA acquisition.

Return on Equity

	Year ended December 31,
Dollars in millions	2022	2021	2020	% change (2022 vs. 2021)
Net income	$6,113	$5,725	$7,558
Human Resources Committee approved provision adjustments (a)	(68)	(1,134)	1,851
Human Resources Committee approved earnings adjustments (b)	44	630	(4,549)
Net income, as adjusted (Non-GAAP)	$6,089	$5,221	$4,860
Average total shareholders’ equity	$48,364	$54,448	$51,757
Return on equity (c)	12.64%	10.51%	14.60%	20.3%
Return on equity, as adjusted (Non-GAAP) (d)	12.59%	9.59%	9.39%	31.3%
(a)

2022 reflects an after-tax adjustment in the amount of ($68) million due to the addition of provision for credit losses and subtraction of net charge-offs. 2021 reflects an after-tax adjustment in the amount of ($1,134) million due to the addition of provision for credit losses and subtraction of net charge-offs. 2020 reflects an after-tax adjustment in the amount of $1,851 million due to the addition of provision for credit losses and subtraction of net charge-offs.

(b)

2022 reflects an after-tax adjustment in the amount of $44 million due to integration costs associated with our BBVA USA acquisition. 2021 reflects an after-tax adjustment in the amount of $630 million due to integration costs associated with our BBVA USA acquisition. 2020 reflects an after-tax adjustment in the amount of ($4,549) million. This adjustment reflects an after-tax adjustment for discontinued operations in the amount of ($4,555) million. In May 2020, we divested our entire 22.4% equity investment in BlackRock. In the first and second quarter of 2020, discontinued operations were recast and are reflected as an adjustment of approximately $4.6 billion. There were no adjustments in the third or fourth quarter of 2020. Adjustments for discontinued operations in 2022 and 2021 were zero. 2020 also reflects an after-tax adjustment in the amount of $6 million due to integration costs associated with our BBVA USA acquisition.

(c)	This metric was calculated by dividing net income by average total shareholders’ equity.
(d)	This metric was calculated by dividing adjusted net income by average total shareholders’ equity.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	A-1

ANNEX A (NON-GAAP TO GAAP RECONCILIATIONS)

Return on Assets

	Year ended December 31,
Dollars in millions	2022	2021	% change
Net income	$6,113	$5,725
Human Resources Committee approved provision adjustments (a)	(68)	(1,134)
Human Resources Committee approved earnings adjustments (b)	44	630
Net Income, as adjusted (Non-GAAP)	$6,089	$5,221
Average Assets	$550,652	$523,166
Return on Assets (c)	1.11%	1.09%	1.8%
Return on Assets, as adjusted (Non-GAAP) (d)	1.11%	1.00%	11.0%
(a)

2022 reflects an after-tax adjustment in the amount of ($68) million due to the addition of provision for credit losses and subtraction of net charge-offs. 2021 reflects an after-tax adjustment in the amount of ($1,134) million due to the addition of provision for credit losses and subtraction of net charge-offs.

(b)

2022 reflects an after-tax adjustment in the amount of ($44) million due to integration costs associated with our BBVA USA acquisition. 2021 reflects an after-tax adjustment in the amount of $630 million due to integration costs associated with our BBVA USA acquisition.

(c)	This metric was calculated by dividing net income by average assets.
(d)	This metric was calculated by dividing adjusted net income by average assets.

Risk-adjusted Efficiency Ratio

	Year ended December 31,
Dollars in millions	2022	2021	% change
Revenue	$21,120	$19,211
Human Resources Committee approved earnings adjustments (a)	27	65
Revenue, as adjusted (Non-GAAP)	$21,147	$19,276
Noninterest Expense	$13,170	$13,002
Human Resources Committee approved earnings adjustments (b)	(28)	(733)
Human Resources Committee approved risk adjustments (c)	563	657
Noninterest Expense, as adjusted (Non-GAAP)	$13,705	$12,926
Efficiency Ratio (d)	62.36%	67.68%	(7.9)%
Risk-Adjusted Efficiency Ratio (Non-GAAP) (e)	64.81%	67.06%	(3.4)%
(a)

2022 reflects a noninterest income adjustment in the amount of $27 million due to integration costs associated with our BBVA USA acquisition. 2021 reflects a noninterest income adjustment in the amount of $65 million due to integration costs associated with our BBVA USA acquisition.

(b)

2022 reflects a noninterest expense adjustment in the amount of ($28) million due to integration costs associated with our BBVA USA acquisition. 2021 reflects a noninterest expense adjustment in the amount of ($733) million due to integration costs associated with our BBVA USA acquisition.

(c)	2022 and 2021 adjustment due to the addition of net charge-offs.
(d)	This metric was calculated by dividing noninterest expense by revenue.
(e)	This metric was calculated by dividing adjusted noninterest expense plus net charge-offs by adjusted revenue.

Tangible Book Value per Common Share

	Year ended December 31,
Dollars in millions, except per share data	2022	2021
Book value per common share	$99.93	$120.61
Tangible book value per common share
Common shareholders’ equity	$40,028	$50,685
Goodwill and other intangible assets	(11,400)	(11,406)
Deferred tax liabilities on goodwill and other intangible assets	261	270
Tangible common shareholders’ equity	$28,889	$39,549
Period-end common shares outstanding (in millions)	401	420
Tangible book value per common share (Non-GAAP)	$72.12	$94.11

A-2	THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement

ANNEX B (REGULATIONS FOR CONDUCT AT ANNUAL MEETING)

In the interest of a fair and orderly meeting, and to accommodate as many shareholders as possible who may wish to ask questions, we have established the following rules:

1.	Calling the Meeting to Order

Our CEO will preside as the Chair of the meeting. The Chair will call the meeting to order promptly at 11:00 a.m. The Chair will conduct the meeting in accordance with the meeting agenda and these Regulations for Conduct. The Chair retains sole authority to make any and all determinations with respect to the conduct of the meeting.

2.	How to Vote

You may vote online during the virtual annual meeting by logging in as a shareholder using the control number you received with your proxy materials. The Chair will announce the opening and closing of the polls. No votes will be accepted after the polls have closed. If you have already voted your shares prior to the annual meeting, you do not need to vote those shares during the annual meeting unless you want to revoke or change your vote.

3.	Submission of Questions

We welcome questions from our shareholders. You may submit questions on the virtual meeting website by logging in as a shareholder using the control number you received with your proxy materials. Questions may also be submitted prior to the annual meeting. We have scheduled a general question and answer session at the conclusion of the meeting to discuss matters not on the meeting agenda, but appropriate for discussion. Each shareholder will be limited to one question.

4.	Responses to Questions; Time Limit

Questions from shareholders will be taken on a rotating basis. If multiple questions are submitted on the same topic, we will summarize and respond collectively. We have allocated one hour for the meeting, including to address questions. Please keep questions brief in order to give us the opportunity to address as many questions as possible. We will make every effort to address questions that are consistent with these Regulations for Conduct.

5.	Other Limitations

The Chair may refuse to permit a nomination or proposal to be made by a shareholder who has not complied with applicable laws or rules, or the procedures set forth in PNC’s Bylaws. The Chair may choose not to address questions if it appears they have already been adequately addressed or are not appropriate, or for other reasons. Personal matters are not appropriate for discussion. The Chair will not address questions that include rudeness or personal attacks or that are otherwise in bad taste, and the injection of irrelevant controversy is not permitted at any time.

The Annual Meeting of Shareholders is recorded.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2023 Proxy Statement	B-1

MIX
Paper from responsible sources
FSC® C132107

THE PNC FINANCIAL SERVICES GROUP

PNC

THE PNC FINANCIAL SERVICES GROUP, INC.

THE TOWER AT PNC PLAZA

300 FIFTH AVENUE

PITTSBURGH, PA 15222

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 25, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PNC2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 25, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D96179-P80829-Z83572	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

 THE PNC FINANCIAL SERVICES GROUP, INC.

The Board recommends a vote FOR all nominees in Item 1, FOR Items 2 and 3, and for a frequency of 1 YEAR on Item 4.

1. Election of Directors	For	Against	Abstain

Nominees:

1a. Joseph Alvarado	☐	☐	☐

1b. Debra A. Cafaro	☐	☐	☐

1c. Marjorie Rodgers Cheshire	☐	☐	☐

1d. William S. Demchak	☐	☐	☐

1e. Andrew T. Feldstein	☐	☐	☐

1f. Richard J. Harshman	☐	☐	☐

1g. Daniel R. Hesse	☐	☐	☐

1h. Renu Khator	☐	☐	☐

1i. Linda R. Medler	☐	☐	☐

1j. Robert A. Niblock	☐	☐	☐

1k. Martin Pfinsgraff	☐	☐	☐

		For	Against	Abstain

	1l. Bryan S. Salesky	☐	☐	☐

	1m. Toni Townes-Whitley	☐	☐	☐

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2023.	☐	☐	☐

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐

NOTE: Authority also is given to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney-in-fact, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer(s) and specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D96180-P80829-Z83572

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders on April 26, 2023.

William S. Demchak, Robert Q. Reilly and Laura Gleason, and each of them, with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 26, 2023, and at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, and any adjournment thereof, in accordance with their best judgment.

If you are a participant in the PNC Financial Services Group, Inc. Incentive Savings Plan (the ISP or 401(k) plan) with units in the PNC Stock Fund, this proxy also serves as voting instructions to the Trustee of the plan for voting at the Annual Meeting of Shareholders to be held on April 26, 2023, and at any adjournment thereof. You have the right to provide the Trustee with voting instructions for the equivalent shares you hold in your PNC Stock Fund account. Your vote must be received by 11:59 p.m. Eastern Time on April 20, 2023 to ensure that the Trustee has adequate time to tabulate voting instructions.

Continued and to be signed on the reverse side